As filed with the Securities and Exchange Commission on December 17, 2007
Registration No. 333-140212

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GVI Security Solutions, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	3669 (Primary Standard Industrial Classification Code Number)	77-0436410 (I.R.S. Employer Identification Number)

2801 Trade Center Drive, Suite 120
Carrollton, Texas 75007
(972) 245-7353
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Steven E. Walin
Chief Executive Officer
GVI Security Solutions, Inc.
2801 Trade Center Drive, Suite 120
Carrollton, Texas 75007
(972) 245-7353
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

Alison Newman, Esq. Cooley Godward Kronish LLP 1114 Avenue of the Americas New York, New York 10036 (212) 479-6000

Approximate Date of Commencement of Proposed Sale to the Public:  From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ______________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐ ______________

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐ ______________

 Explanatory Paragraph

This post-effective amendment is being filed for the purpose of bringing current the information (including audited financial statements) which appeared in the registrant's registration statement on Form S-1 declared effective by the Securities and Exchange Commission on February 8, 2007. This post-effective amendment also reflects the disposition of 1,218,378 shares of Common Stock under the registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND THE SELLING STOCKHOLDERS ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS
DATED DECEMBER 17, 2007

GVI SECURITY SOLUTIONS, INC.
6,932,411 Shares of Common Stock

This prospectus relates to the sale of up to 6,932,411 shares of our Common Stock by some of our stockholders. For a list of the selling stockholders, please see “Selling Stockholders.” We are not selling any shares of Common Stock in this offering and therefore will not receive any proceeds from this offering. All costs associated with this registration will be borne by us.

These shares may be sold by the selling stockholders from time to time in the over-the-counter market or other national securities exchange or automated interdealer quotation system on which our Common Stock is then listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices.

Our Common Stock currently trades in the over-the-counter market and is quoted on the OTC Bulletin Board under the symbol “GVSS.” On December 14, 2007, the last reported sale price of our Common Stock was $0.95 per share.

Investing in our Common Stock involves a high degree of risks. Please refer to the “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 17, 2007.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1

THE OFFERING	2

RISK FACTORS	3

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS	8

USE OF PROCEEDS	8

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	9

SELECTED FINANCIAL DATA	10

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	12

BUSINESS	25

MANAGEMENT	29

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	39

PRINCIPAL STOCKHOLDERS	40

SELLING STOCKHOLDERS	41

PLAN OF DISTRIBUTION	43

DESCRIPTION OF SECURITIES	44

TRANSFER AGENT	45

COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	45

LEGAL MATTERS	46

EXPERTS	46

WHERE YOU CAN FIND MORE INFORMATION	46

FINANCIAL STATEMENTS	F-1

i

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and may not contain all of the information that is important to an investor. We encourage you to read this entire prospectus, including our consolidated financial statements and the notes to our consolidated financial statements completely and carefully before deciding whether to invest in our Common Stock. You should also review the other available information referred to in the section entitled “Where You Can Find More Information” on page 48.

Summary of our Business

We provide video surveillance products and systems for a variety of applications and for use in numerous markets including educational institutions, retail stores and warehouses, gaming establishments, theme parks, public works projects, bank branches and offices, and many other homeland security applications.

Our product line includes cameras designed for specific applications, recording systems, displays, management software and other necessary ancillary products. These products can be configured as a system that is scalable as customer needs expand or become more complex in nature.

We primarily target the middle market where a typical customer’s need is for a system that incorporates from four cameras to sixty-four cameras in any one location. We offer a premium brand and a wide product range with an attractive product feature set that is backed by a strong service and support platform. Our customers include distributors and system integrators that specialize in the supply and/or installation of video surveillance and other physical security products, such as access control and intrusion detection.

We represent Samsung Electronics as the primary distributor of their branded security and surveillance products in the Americas. We also sell a line of complementary products under the GVI brand in those territories. Samsung Electronics has been and continues to be our primary supplier of the video security products that we distribute. In October 2006, we entered into a new agreement with Samsung under which we have been granted the right to distribute Samsung’s complete line of professional video surveillance and security products in North, Central and South America through December 31, 2010. Samsung has agreed to a limited non-compete in these territories.

In order to serve our customers with timely delivery and after sales service, we operate sales and distribution centers in Dallas, Texas, Mexico City, Mexico, Sao Paulo, Brazil and Bogotá, Colombia. We also operate a customer call center in Dallas Texas.

The Company

We were incorporated in August 1996 as Thinking Tools, Inc. and were originally engaged in the software development business. From December 18, 2000 until February 20, 2004, we had no active business. On February 20, 2004, pursuant to an Agreement and Plan of Merger, we acquired all of the stock of GVI Security, Inc. in a merger, and the business of GVI Security, Inc. became our business. On April 12, 2004, we changed our name to GVI Security Solutions, Inc.

Our executive offices are located at 2801 Trade Center Drive, Suite 120, Carrollton, Texas 75007. Our telephone number is (972) 245-7353.

THE OFFERING

Securities Offered by Selling Stockholders	6,932,411 shares of Common Stock.

Offering Price	Determined at the time of sale by the selling stockholders.

Use of Proceeds	We will not receive any proceeds from the sale of the shares of Common Stock by the selling stockholders.

Shares of Common Stock Outstanding Before the Offering	28,147,107 shares.

Risk Factors	An investment in the Company involves significant risks and uncertainties. See “Risk Factors,” beginning on page 3.

RISK FACTORS

An investment in our Common Stock involves a high degree of risk. You should carefully consider the risks described below before deciding to purchase shares of our Common Stock. If any of the events, contingencies, circumstances or conditions described in the risks below actually occur, our business, financial condition or results of operations could be seriously harmed. The trading price of our Common Stock could, in turn, decline and you could lose all or part of your investment.

RISKS RELATED TO OUR INDUSTRY AND OUR BUSINESS

A SUBSTANTIAL PORTION OF OUR BUSINESS IS ATTRIBUTABLE TO A SINGLE SUPPLIER.

Historically, Samsung Electronics has been our primary supplier for the security products that we distribute. For the years ended December 31, 2006, 2005 and 2004, 67%, 50% and 68%, respectively, of our revenues (excluding revenues from discontinued operations) were attributable to products manufactured by Samsung, whose products we sold under an exclusive distribution agreement. Our exclusive agreement to distribute Samsung products in the Retail Channel to a major national retailer expired on December 31, 2005, and Samsung terminated the remaining portion of its agreement with us in January 2006. Samsung was entitled to terminate the distribution agreement because we did not purchase the minimum amounts required to be purchased thereunder during the 2005 calendar year. Following the termination of our agreement with Samsung, our Board of Directors approved the discontinuation of sales to the Retail Channel.

On October 2, 2006, we entered into a new Distributorship Agreement with Samsung under which we have been granted the right to distribute Samsung’s complete line of professional video surveillance and security products in the “territory” comprising North, Central and South America through December 31, 2010. Pursuant to the Distributorship Agreement, Samsung has agreed to a limited non-compete in the territory. Although we consider our relationship with Samsung to be good, in the event we fail to purchase the minimum amount of products required under the Distribution Agreement or breach any other provision of the agreement, Samsung can again terminate its agreement with us and sell products to our competitors. Further, if Samsung fails to perform its obligations under the Distribution Agreement or we are unable to renew our agreement with Samsung, our business, financial condition and results of operations will be materially adversely affected.

WE HAVE EXPERIENCED RECENT OPERATING LOSSES AND MAY INCUR ADDITIONAL OPERATING LOSSES IN THE FUTURE.

We incurred a net loss of approximately $16.5 million for the year ended December 31, 2006, as well as net losses of approximately $13.0 million and $7.2 million for the years ended December 31, 2005 and 2004, respectively. These net losses primarily resulted from increased administrative, accounting, finance and legal costs following our February 2004 merger, write-downs of both retail and professional channel inventory, returns of retail products previously sold by us, and write downs of goodwill and other assets associated with our Rapor products. Our 2006 loss included a $4.5 million non-cash charge from a beneficial conversion feature from a convertible note. We have taken steps to reduce our costs and increase sales of our products. As a result, we have been profitable in each fiscal quarter during 2007, generating net income of approximately $942,000 in the nine months ended September 30, 2007. However, there can be no assurance that we will continue to be profitable in the future.

SAMSUNG SUBJECTS US TO CREDIT LIMITS, WHICH CAN LIMIT OUR ABILITY TO PURCHASE THEIR PRODUCTS AND SELL THOSE PRODUCTS TO OUR CUSTOMERS.

Samsung sets credit limits with respect to amounts owed by us to Samsung for products purchased by us from Samsung. To the extent the amount we owe Samsung at a given time exceeds these limits, Samsung will not ship to us additional products unless we pay for those products in cash or provide Samsung with a letter of credit. During the third quarter of 2006, Samsung suspended shipment of products to us as a result of a reduction in our credit limit, causing us to maintain lower levels of inventory during the remainder of the year, negatively impacting our sales during the third and fourth quarter of 2006. In conjunction with our new agreement with Samsung that we entered into on October 2, 2006, and our payment of $3 million for past-due amounts, Samsung resumed shipments to us. However, in the future, if we exceed Samsung’s credit limits and have insufficient cash to purchase products from Samsung, we may be unable to meet the demands of our customers and our business and relationships with our customers may be materially adversely affected.

IF WE ARE UNABLE TO RESPOND TO THE RAPID TECHNOLOGICAL CHANGES IN OUR INDUSTRY AND CHANGES IN OUR CUSTOMERS' REQUIREMENTS AND PREFERENCES, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED.

If we are unable, for technological, legal, financial or other reasons, to adapt in a timely manner to changing market conditions or customer requirements, we could lose customers and market share. The electronic security systems industry is characterized by rapid technological change. Sudden changes in customer requirements and preferences, the frequent introduction of new products and services embodying new technologies and the emergence of new industry standards and practices could render our existing products, services and systems obsolete. The emerging nature of products and services in the electronic security systems industry and their rapid evolution will require that we continually improve the performance, features and reliability of our products and services. Our success will depend, in part, on our ability:

•	to enhance our existing products and services;

•
to anticipate changing customer requirements by designing, developing, and launching new products and services that address the increasingly sophisticated and varied needs of our current and prospective customers; and

•	to respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

The development of additional products and services involves significant technological and business risks and requires substantial expenditures and lead time. If we fail to introduce products with new technologies in a timely manner, or adapt our products to these new technologies, our business, financial condition and results of operations will be adversely affected. We cannot assure you that even if we are able to introduce new products or adapt our products to new technologies that our products will gain acceptance among our customers. In addition, from time to time, we or our competitors may announce new products, product enhancements or technological innovations that have the potential to replace or shorten the life cycles of our products and that may cause customers to defer purchasing our existing products, resulting in inventory obsolescence.

WE MAY NOT BE ABLE TO MAINTAIN OR IMPROVE OUR COMPETITIVE POSITION BECAUSE OF STRONG COMPETITION IN THE ELECTRONIC SECURITY SYSTEMS INDUSTRY, AND WE EXPECT THIS COMPETITION TO CONTINUE TO INTENSIFY.

The electronic security systems industry is highly competitive and has become more so over the last several years as security issues and concerns have become a primary consideration at both government and private facilities worldwide. Competition is intense among a wide range and fragmented group of product and service providers, including electronic security equipment manufacturers, distributors, providers of integrated security systems, systems integrators, consulting firms and engineering and design firms and others that provide competitive systems or individual elements of a system. Some of our competitors are larger than us and possess significantly greater name recognition, assets, personnel, sales and financial resources. These entities may be able to respond more quickly to changing market conditions by developing new products and services that meet customer requirements or are otherwise superior to our products and services and may be able to more effectively market their products than we can because they have significantly greater financial, technical and marketing resources than we do. They may also be able to devote greater resources to the development, promotion and sale of their products than we can. Increased competition could require us to reduce our prices, result in our receiving fewer customers orders, and result in our loss of market share. We cannot assure you that we will be able to distinguish ourselves in a competitive market. To the extent that we are unable to successfully compete against existing and future competitors, our business, operating results and financial condition would be materially adversely affected.

WE DEPEND ON OUR MANUFACTURERS, SOME OF WHICH ARE OUR SOLE SOURCE FOR SPECIFIC PRODUCTS. OUR BUSINESS AND REPUTATION WOULD BE SERIOUSLY HARMED IF THESE MANUFACTURERS FAIL TO SUPPLY US WITH THE PRODUCTS WE REQUIRE AND ALTERNATIVE SOURCES ARE NOT AVAILABLE.

We have relationships with a number of manufacturers for the supply of our products. Our success depends in part on whether our manufacturers are able to fill the orders we place with them and in a timely manner. If any of our manufacturers fail to satisfactorily perform their contractual obligations or fill purchase orders we place with them, we may be required to pursue replacement manufacturer relationships. If we are unable to find replacements on a timely basis, or at all, we may be forced to either temporarily or permanently discontinue the sale of certain products and associated services, which could expose us to legal liability, loss of reputation and risk of loss or reduced profit. Although we continually evaluate our relationships with our manufacturers and plan for contingencies if a problem should arise with a manufacturer, finding new manufacturers that offer a similar type of product would be a complicated and time consuming process and we cannot assure you that if we ever need to find a new manufacturer for certain of our products we would be able to do so on a completely seamless basis, or at all. Our business, results of operation and reputation would be adversely impacted if we are unable to provide our products to our customers in a timely manner.

OUR FUTURE SUCCESS DEPENDS IN PART ON ATTRACTING AND RETAINING KEY SENIOR MANAGEMENT AND QUALIFIED TECHNICAL AND SALES PERSONNEL. WE ALSO FACE CERTAIN RISKS AS A RESULT OF THE RECENT CHANGES TO OUR MANAGEMENT TEAM.

Our future success depends in part on the contributions of our management team and key technical and sales personnel and our ability to attract and retain qualified personnel. In particular, our success depends on our senior management team, consisting of Steven Walin, our Chief Executive Officer, and Joseph Restivo, our Chief Financial Officer and Chief Operating Officer. Mr. Walin and Mr. Restivo are each a party to an employment agreement with us that expires in March 2009. There is significant competition in our industry for qualified managerial, technical and sales personnel and we cannot assure you that we will be able to retain our key senior managerial, technical and sales personnel or that we will be able to attract, integrate and retain other such personnel that we may require in the future. We also cannot assure you that our employees will not leave and subsequently compete against us. If we cannot work together effectively to overcome any operational challenges that arise during the integration process, if our new management team cannot master the details of our business and our market or if we are unable to attract and retain key personnel in the future, our business, financial condition and results of operations could be adversely affected.

WE HAVE SUBSTANTIAL INDEBTEDNESS TO WELLS FARGO SECURED BY SUBSTANTIALLY ALL OF OUR ASSETS. IF AN EVENT OF DEFAULT OCCURS UNDER OUR CREDIT AGREEMENT WITH WELLS FARGO, WELLS FARGO MAY FORECLOSE ON OUR ASSETS.

On November 20, 2007, we entered into a Credit and Security Agreement with Wells Fargo Bank, National Association under which we were provided with a $15 million revolving credit facility. On November 21, 2007, we borrowed approximately $10.3 million under the credit facility, using approximately $8.6 million of the proceeds to repay in full all of our outstanding indebtedness to our prior secured lender. The Credit and Security Agreement with Wells Fargo provides for the following events of default (among others):

•	failure to pay interest and principal when due,

•	an uncured breach by us of any covenant (including financial covenants), term or condition in the Credit and Security Agreement or any of the related loan documents,

•	a breach by us, in any material respect, of any representation or warranty made in the Credit and Security Agreement or any of the related loan documents,

•	any money judgment or similar final process is filed against us for more than $50,000,

•	the occurrence of a “Change in Control” as defined in the Credit and Security Agreement;

•	the occurrence of a material adverse change in our business or financial condition, and

•	any form of bankruptcy or insolvency proceeding is instituted by or against us.

Upon the occurrence of an event of default under our agreements with Wells Fargo, Wells Fargo may enforce its rights as a secured party and we may lose all or a portion of our assets, be forced to materially reduce our business activities or cease operations.

WE RELY ON INDEPENDENT DEALERS AND DISTRIBUTORS TO SELL OUR PRODUCTS. DISRUPTION TO THIS DISTRIBUTION CHANNEL WOULD HARM OUR BUSINESS.

Because we sell a significant portion of our products to independent dealers and distributors, we are subject to many risks, including risks related to their inventory levels and support for our products. In particular, if dealers and distributors do not maintain sufficient levels of inventory to meet customer demand, our sales could be negatively impacted.

Our dealers and distributors also sell products offered by our competitors. If our competitors offer our dealers and distributors more favorable terms, those dealers and distributors may de-emphasize or decline to carry our products. In the future, we may not be able to retain or attract a sufficient number of qualified dealers and distributors. If we are unable to maintain successful relationships with dealers and distributors or to expand our distribution channels, our business could suffer.

OUR BUSINESS AND REPUTATION AS A DISTRIBUTOR OF HIGH QUALITY VIDEO SURVEILLANCE AND SECURITY EQUIPMENT MAY BE ADVERSELY AFFECTED BY PRODUCT DEFECTS OR SUBSTANDARD PERFORMANCE.

We believe that we offer state-of-the art products that are reliable and competitively priced. In the event that our products do not perform to specifications, we and/or the manufacturer of such products might be required to redesign or recall those products or pay substantial damages or warranty claims. Such an event could result in significant expenses, disrupt sales and affect our reputation and that of our products. In addition, product defects could result in substantial product liability. Although we currently maintain product liability insurance, we cannot assure you that it is adequate or that it will remain available on acceptable terms. If we face liability claims that exceed our insurance or that are not covered by our insurance, our business, financial condition and results of operation would be adversely affected.

OUR GROWTH STRATEGY INCLUDES MAKING ACQUISITIONS IN THE FUTURE, WHICH COULD SUBJECT US TO SIGNIFICANT RISKS, ANY OF WHICH COULD HARM OUR BUSINESS.

Our growth strategy includes identifying and acquiring or investing in suitable candidates on acceptable terms. Over time, we may acquire or make investments in other providers of product offerings that complement our business and other companies in the security industry.

Acquisitions involve a number of risks and present financial, managerial and operational challenges, including:

•	diversion of management's attention from running our existing business;

•	increased expenses, including travel, legal, administrative and compensation expenses resulting from newly hired employees;

•	increased costs to integrate personnel, customer base and business practices of the acquired company with our own;

•	adverse effects on our reported operating results due to possible write-down of goodwill associated with acquisitions;

•	potential disputes with sellers of acquired businesses, technologies, services or products; and

•	dilution to stockholders if we issue securities in any acquisition.

Moreover, performance problems with an acquired business, technology, product or service could also have a material adverse impact on our reputation as a whole. In addition, any acquired business, technology, product or service could significantly under-perform relative to our expectations, and we may not achieve the benefits we expect from our acquisitions. For all these reasons, our pursuit of an acquisition and investment strategy or any individual acquisition or investment, could have a material adverse effect on our business, financial condition and results of operations.

In December 2004 we completed the acquisition of Rapor, Inc. During the third quarter of 2006, we recorded impairment costs of approximately $977,000 related to Rapor. These costs resulted from the write-off of goodwill of approximately $544,000, as well as the write-off of the remaining net book values of trademark and technology associated with the Rapor products of approximately $433,000. Management concluded that the Rapor product line no longer fit our existing distribution channels and market strategy and, accordingly wrote-off goodwill, trademarks and technology associated with this product line. In 2007, we disposed of our remaining Rapor assets for nominal consideration.

WE FACE LABOR, POLITICAL AND CURRENCY RISKS BECAUSE SAMSUNG ELECTRONICS' FACTORIES ARE LOCATED IN KOREA AND CHINA, AND WE MAY FACE OTHER RISKS IF WE CONTINUE TO EXPAND OUR BUSINESS INTERNATIONALLY.

Since our primary suppliers are located in Korea, we may face a number of additional risks, including those arising from the current political tension between North and South Korea. While we have not faced any problems to date, in the future, as we continue to expand our business internationally, we may face:

•	regulatory limitations imposed by foreign governments,

•	price increases due to fluctuations in currency exchange rates,

•	political, military and terrorist risks,

•	disruptions or delays in shipments caused by customs brokers or government agencies,

•	unexpected changes in regulatory requirements, tariffs, customs, duties and other trade barriers, and

•	potentially adverse tax consequences resulting from changes in tax laws.

We cannot assure you that one or more of the factors described above will not have a material adverse effect on our business, financial condition and results of operation.

INVESTMENT RISKS

OUR COMMON STOCK IS THINLY TRADED ON THE OTC BULLETIN BOARD, AND WE MAY BE UNABLE TO OBTAIN LISTING OF OUR COMMON STOCK ON A MORE LIQUID MARKET.

Our Common Stock is quoted on the OTC Bulletin Board, which provides significantly less liquidity than a securities exchange (such as the American or New York Stock Exchange) or an automated quotation system (such as the NASDAQ National Market or NASDAQ Capital Market). There is uncertainty that we will ever be accepted for a listing on an automated quotation system or securities exchange.

PENNY STOCK REGULATIONS MAY AFFECT YOUR ABILITY TO SELL OUR COMMON STOCK.

To the extent the price of our Common Stock remains below $5.00 per share, our Common Stock will be subject to Rule 15g-9 under the Exchange Act, which imposes additional sales practice requirements on broker dealers which sell these securities to persons other than established customers and accredited investors. Under these rules, broker-dealers who recommend penny stocks to persons other than established customers and "accredited investors" must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. The additional burdens imposed upon broker-dealers by these requirements could discourage broker-dealers from effecting transactions in our Common Stock and may make it more difficult for holders of our Common Stock to sell shares to third parties or to otherwise dispose of them.

SUBSTANTIALLY ALL OF OUR SHARES OF COMMON STOCK ARE OWNED BY THE INVESTORS IN OUR OCTOBER 2006 PRIVATE PLACEMENT, WHICH LIMITS THE ABILITY OF OUR OTHER STOCKHOLDERS TO INFLUENCE CORPORATE MATTERS.

As a result of our October 2006 private placement and conversion of the Convertible Notes issued in that private placement, the investors in the private placement as a group were the beneficial owners of approximately 96% of our outstanding shares of Common Stock, and currently beneficially own approximately 90% of our outstanding shares of Common Stock. Accordingly, these stockholders can decide the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, and also could prevent or cause a change in control. The interests of these stockholders may differ from the interests of our other stockholders. Third parties may be discouraged from making a tender offer or bid to acquire us because of this concentration of ownership.

CAUTIONARY STATEMENT CONCERNING
FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements that are subject to risks and uncertainties and are based on the beliefs and assumptions of management and information currently available to management. The use of words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “should,” “likely” or similar expressions, indicates a forward-looking statement.

Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Future results may differ materially from those expressed in the forward-looking statements. Many of the factors that will determine these results are beyond the ability of GVI Security Solutions to control or predict. Stockholders are cautioned not to put undue reliance on any forward-looking statements, which speak only to the date made.

For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under “Risk Factors” beginning on page 3.

The identification in this document of factors that may affect future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty.

You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of Common Stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.

USE OF PROCEEDS

There will be no proceeds to the Company from the sale of shares of Common Stock in this offering.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our Common Stock trades in the over-the-counter-market under the symbol “GVSS.” From April 14, 2004 until November 28, 2006, our Common Stock was quoted under the symbol “GVIS.” Prior to April 14, 2004, our Common Stock was quoted under the symbol “TSIM.” Trades in our Common Stock were reported by the OTC Bulletin Board from January 1, 2002 until June 9, 2002, and by Pink Sheets LLC from June 9, 2002 until December 13, 2004. Since December 13, 2004, trades of our Common Stock have been quoted on the OTC Bulletin Board. The following table sets forth the quarterly high and low bid prices of a share of our Common Stock as reported by the OTC Bulletin Board and Pink Sheets LLC, respectively. The quotations listed below reflect inter-dealer prices, without retail mark-ups, mark-downs or commissions and may not necessarily represent actual transactions. The prices below have not been adjusted for the one-for-50 reverse split of our Common Stock effected on November 27, 2006 or the one-for-65 reverse split of our Common Stock effected April 12, 2004.

	Price
	High	Low

2005
First quarter	$5.70	$1.80
Second quarter	$2.45	$0.70
Third quarter	$1.09	$0.27
Fourth quarter	$0.39	$0.10

2006
First quarter	$0.37	$0.15
Second quarter	$0.36	$0.15
Third quarter	$0.17	$0.03
Fourth quarter	$1.25	$0.02
2007
First quarter	$1.19	$0.86
Second quarter	$1.10	$0.80
Third quarter	$0.95	$0.65

The number of holders of record for our Common Stock as of December 17, 2007 was approximately 148. This number excludes individual stockholders holding stock under nominee security position listings.

Dividends

We have not paid any dividends on our Common Stock since our inception and do not intend to pay any cash dividends to our stockholders in the foreseeable future. In addition, under our revolving credit facility with Wells Fargo, we are unable to pay dividends on our Common Stock. Nonetheless, the holders of our Common Stock are entitled to dividends when and if declared by our board of directors from legally available funds.

SELECTED FINANCIAL DATA

We present below our selected consolidated financial data. The selected consolidated statement of operations data for the years ended December 31, 2004, 2005 and 2006 and the selected consolidated balance sheet data as of December 31, 2005 and 2006 have been derived from our audited consolidated financial statements and related notes included elsewhere in this prospectus. The selected consolidated statement of operations data for the years ended December 31, 2002 and December 31, 2003 and the selected consolidated balance sheet data as of December 31, 2002 and 2003 have been derived from our audited consolidated financial statements not included in this prospectus. The selected quarterly financial information was also derived from our unaudited consolidated statements for the periods ended March 31, June 30 and September 30, for the years 2005, 2006 and 2007, respectively. Per share amounts have not been adjusted for the one-for-50 stock split effected November 27, 2006. You should read this information together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and related notes, each included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results to be expected in any future period.

In the first quarter of 2006, our board approved a plan to discontinue our Retail Channel business. Accordingly, this business is accounted for as discontinued operations and its operations are segregated in the statement of operations data below and in the accompanying financial statements. We completed the disposition of all related assets and liabilities during 2007. In connection with the discontinuance of the Retail Channel business, for the year ended December 31, 2005 we wrote down assets identified with the retail business by approximately $1.4 million, net of applicable tax benefit, to net realizable value. The write down to net realizable value was based on management’s best estimates of the amounts expected to be realized on the disposition of all related assets and liabilities held for disposition from the discontinued operations. The amounts we will ultimately realize, if any, could differ from the amounts assumed in arriving at the loss anticipated on disposal of the assets and liabilities of the discontinued operations.

	Fiscal Year Ended December 31,					Nine Months Ended September 30, (unaudited)
	2002 (1)	2003 (1)	2004	2005	2006	2007	2006

Statement of Operations Data	(In thousands, except per share data)

Net sales	$15,707	$25,019	$35,761	$40,782	$43,973	$34,055	$32,920
Gross profit	3,514	5,331	4,927	5,968	6,584	9,468	4,560
Operating Income (loss)	(1,444)	(1,930)	(8,831)	(9,388)	(7,887)	1,786	(6,282)
Interest Expense	244	230	691	1,266	5,916	808	966
Income (loss) from continuing operations before income (loss) from discontinued operations	(1,744)	(1,048)	(8,414)	(10,737)	(13,817)	978	(7,248)
Income (loss) from discontinued operations, net of taxes	2,880	2,305	1,236	(2,283)	(2,674)	—	(2,674)
Net income (loss)	$1,136	$1,257	$(7,178)	$(13,020)	$(16,491)	$942	$(9,990)

Basic and diluted income (loss) per share:
Continuing operations	$(0.06)	$(0.04)	$(13.96)	$(10.71)	$(3.74)	$0.03	$(7.08)
Discontinued operations	$0.10	$0.08	$2.05	$(2.28)	$(0.72)	$0.00	$(2.59)
Net income (loss) per share (basic and diluted)	$0.04	$0.04	$(11.91)	$(12.99)	$(4.46)	$0.03	$(9.66)

	As of December 31,					As of September 30,
	2002(1)	2003(1)	2004	2005	2006	2007
Balance Sheet Data: (In thousands)						(unaudited)
Working Capital	$1,209	$10,985	$21,689	$11,715	$(2,003)	482
Total assets	11,501	23,321	51,605	25,226	$16,472	18,848
Senior Debt	3,378	8,650	9,057	11,770	8,291	0
Total Liabilities	10,002	20,831	34.078	20,623	17,912	18,149
Total stockholders’ equity	1,499	2,490	51,605	4,603	(1,440)	699

(1) Results associated with predecessor business

				Net Income	Per Share
	Quarter Ended	Net Sales	Gross Profit	(Loss)	Basic	Diluted

Fiscal 2007
	March	$11,021	$2,962	$160	$0.01	$0.01
	June	12,273	3,392	308	0.01	0.01
	September	10,761	3,114	474	0.01	0.02

	Total	$34,055	$9,468	$942	$0.03	$0.03

Fiscal 2006

	March	$11,696	$2,534	$(2,509)	$(0.68)	$(0.68)
	June	11,156	2,441	(4,487)	(1.21)	(1.21)
	September	10,067	591	(2,994)	(0.81)	(0.81)
	December	11,055	1,017	(6,501)	(1.76)	(1.76)

	Total	$43,973	$6,584	$(16,491)	$(4.46)	$(4.46)

Fiscal 2005
	March	$10,308	$1,700	$510	$0.52	$0.52
	June	9,990	1,260	(2,850)	(2.85)	(2.85)
	September	10,936	1,546	(2,588)	(2.58)	(2.58)
	December	9,638	1,462	(8,092)	(8.08)	(8.08)

	Total	$40,7826	$5,968	$(13,020)	$(12.99)	$(12.99)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

From December 2000 until we acquired GVI Security, Inc. in a merger transaction on February 20, 2004, we had no active business operations. As a result of the merger, GVI Security, Inc. became our wholly-owned subsidiary, and the business of GVI Security became our business. Following the merger, on April 12, 2004, we changed our name from Thinking Tools, Inc. to GVI Security Solutions, Inc. Since the former stockholders of GVI Security, Inc. acquired a majority of our voting interests in the merger, the transaction was treated as a reverse acquisition, with GVI Security, Inc. treated as the acquirer for accounting purposes. Accordingly, the pre-merger financial statements of GVI Security, Inc. are our historical financial statements.

We provide video surveillance products and systems for a variety of applications and for use in numerous markets including educational institutions, retail stores and warehouses, gaming establishments, theme parks, public works projects, bank branches and offices, and many other homeland security applications.

Our product line includes cameras designed for specific applications, recording systems, displays, management software and other necessary ancillary products. These products can be configured as a system that is scalable as customer needs expand or become more complex in nature.

We primarily target the middle market where a typical customer’s need is for a system that incorporates from four cameras to sixty-four cameras in any one location. We offer a premium brand and a wide product range with an attractive product feature set that is backed by a strong service and support platform. Our customers include distributors and system integrators that specialize in the supply and/or installation of video surveillance and other physical security products, such as access control and intrusion detection.

We represent Samsung Electronics as the primary distributor of their branded security and surveillance products in the Americas. We also sell a line of complementary products under the GVI brand in those territories. Samsung Electronics has been and continues to be our primary supplier of the video security products that we distribute. In October 2006, we entered into a new agreement with Samsung under which we have been granted the right to distribute Samsung’s complete line of professional video surveillance and security products in North, Central and South America through December 31, 2010. Samsung has agreed to a limited non-compete in these territories.

In order to serve our customers with timely delivery and after sales service, we operate sales and distribution centers in Dallas, Texas, Mexico City, Mexico, Sao Paulo, Brazil and Bogotá, Colombia. We also operate a customer call center in Dallas Texas.

Discontinuance of Retail Sales

Historically, sales of our products in the Retail Channel have accounted for a substantial portion of our revenues. For the years ended December 31, 2005, 2004 and 2003, 25%, 46% and 56% of our revenues, including revenues from discontinued operations, were from sales in the Retail Channel. Among other reasons, the decline in sales of our retail products resulted from the replacement of our products by a major national retailer that accounted for substantially all of our Retail Channel sales with products manufactured by a competitor. In addition, our exclusive agreement to distribute Samsung products in the Retail Channel to this retailer expired on December 31, 2005. As a result, in the first quarter of 2006 our board of directors approved the discontinuance of our sales to the Retail Channel so that we can focus our efforts on sales to professionals and wholesale distributors.

 The retail business is accounted for as discontinued operations and, accordingly, its operations are segregated in the accompanying financial statements. In connection with the discontinuance of the Retail Channel business for the years ended December 31, 2006 and 2005, we wrote down assets identified with the retail business by approximately $2.4 million and $2.9 million, respectively, to net realizable value. The write down to net realizable value was based on management’s best estimates of the amounts expected to be realized on the disposition of all related assets and liabilities held for disposition from the discontinued operations. At December 31, 2006, we had divested of substantially all retail inventory and other related assets The results of the discontinued operations do not include any allocation of corporate overhead during the periods presented.

Reverse Stock Split

As discussed below, on October 6, 2006, we completed a $5 million private placement, and in connection therewith, on November 27, 2006, we effected a 50-for-1 reverse stock split of the Common Stock. After giving effect to the reverse split, we had outstanding 26,392,834 shares of Common Stock, of which 25,202,314 were issued to the purchasers of the Units. Unless otherwise indicated, all share and per share amounts in this prospectus, including the accompanying financial statements, give retroactive effect to the 1-for-50 reverse stock split.

CRITICAL ACCOUNTING POLICIES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. We believe the following critical accounting policies have significant effect in the preparation of our consolidated financial statements.

Revenue Recognition

Our primary source of revenue is from sales of our products. We recognize revenue when the sales process is deemed complete and associated revenue has been earned. Our policy is to recognize revenue when risk of loss and title to the product transfers to the customer. Net sales is comprised of gross revenue less expected returns, trade discounts and customer allowances, which include costs associated with off-invoice mark downs and other price reductions, as well as trade promotions. These incentive costs are recognized at the later of the date on which we recognize the related revenue or the date on which we offer the incentive. For those incentives that require the estimate of sales volume or redemption rates, such as for volume rebates, we use historical experience and internal and customer data to estimate the sales incentives at the time revenue is recognized.

We allow customers to return defective products when they meet certain established criteria as outlined in our trade terms. We regularly review and revise, when deemed necessary, our estimates of sales returns which are primarily based on actual historical return rates. We record estimated sales returns as reductions to sales, cost of sales, and accounts receivable and an increase to inventory. Returned products which are recorded as inventory are valued based upon the amount we expect to realize upon their subsequent disposition. The physical condition and marketability of the returned products are the major factors considered by us in estimating realizable value. Actual returns, as well as realized values on returned products, may differ significantly, either favorably or unfavorably, from our estimates if factors such as customer inventory levels or competitive conditions differ from our estimates and expectations and, in the case of actual returns, if economic conditions differ significantly from our estimates and expectations.

Allowance for Doubtful Accounts

We maintain allowances for doubtful accounts for estimated losses from customers' inability to make payments. We assess each account that is more than 90 days delinquent and other accounts when information known to us indicates amounts may be uncollectible. In order to estimate the appropriate level of the allowance, we consider such factors as historical bad debts, current customer credit worthiness, changes in customer payment patterns and any correspondence with the customer. In 2006, 2005 and 2004 we experienced losses, or recorded provisions for potential losses, from customers' inability to make payments, totaling approximately $817,000, $166,000 and $254,000, which were equal to 1.8%, 0.4% and 0.7% of revenues, respectively. If the financial condition of our customers were to deteriorate and impair their ability to make payments, additional allowances might be required in future periods.

Inventory

Inventory is stated at the lower of cost (first-in, first-out method) or market and consists of goods held for resale and parts used for repair work. Reserves are recorded for slow-moving, obsolete, nonsaleable or unusable items based upon a product-level review, in order to reflect inventory balances at their net realizable value. Inventory reserve balances at December 31, 2006 and 2005 were approximately $2,541,000 and $1,300,000, respectively.

Long-Lived Assets

We adopted the provisions of FASB Statement No. 144, “Accounting for the Impairment or Disposal of Long Lived Assets “ effective January 1, 2005.  When impairment indicators are present, we typically review the carrying value of its assets in determining the ultimate recoverability of their unamortized values using analyses of future undiscounted cash flows expected to be generated by the assets.  If such assets are considered impaired, the impairment recognized is measured by the amount by which the carrying amount of the asset exceeded its fair value.  Assets to be disposed of are reported at the lower of the carrying amount or fair value, less cost to sell.

Goodwill and Intangible Assets

We adopted the provisions of FASB Statement No. 142, “Goodwill and Other Intangible Assets,” effective January 1, 2005. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment using the guidance for measuring impairment set forth in this statement.

During the year ended December 31, 2006, we concluded that the Rapor product line no longer fit the Company’s existing distribution channels and market strategy and, accordingly, recorded impairment costs of approximately $977,000 resulting from the write-off of goodwill of approximately $544,000, and the write-off of the remaining net book value of the trademark and technology associated with Rapor products totaling approximately $433,000, as prescribed under SFAS 142. No such impairment expense was recorded for the years ending December 31, 2005 and 2004.

Deferred Tax Asset Valuation Allowance

Deferred tax liabilities and assets are classified as current or noncurrent based on the classification of the related asset or liability for financial reporting, or according to the expected reversal date of temporary differences not related to an asset or liability for financial reporting. Also, a valuation allowance is used, if necessary, to reduce deferred tax assets by the amount of any tax benefits that are not expected to be realized in the future based on available evidence.

Stock-Based Compensation

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards 123R, “Share-Based Payment”. This statement requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. This statement establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair-value based measurement method in accounting for share-based payment transactions with employees except for equity instruments held by employee share ownership plans. Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS 123R, using the modified prospective method. Under this method, the provisions of SFAS 123R apply to all awards granted or modified after the date of adoption and all previously granted awards not yet vested as of the date of adoption. Prior periods have not been restated.

Prior to the January 1, 2006 adoption of SFAS 123R, the Company accounted for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations. Accordingly, no compensation expense had been recognized for stock options since all options granted had an exercise price equal to the market price on the date of grant. As permitted by SFAS 123, “Accounting for Stock-Based Compensation,” stock-based compensation was included as a pro forma disclosure in the notes to the consolidated financial statements.

RESULTS OF OPERATIONS

Three Months Ended September 30, 2007 Compared To Three Months Ended September 30, 2006

Net Revenues From Continuing Operations

Net revenues increased approximately $700,000, or 6.9% to approximately $10.8 million in the three months ended September 30, 2007 from approximately $10.1 million in the three months ended September 30, 2006. The increase in net revenues reflects increased gross sales of approximately $500,000 and a reduction of approximately $200,000 in net returns and allowances. Management believes the reduction in returns and allowances primarily resulted from a change in the Company’s customer return policies as well as improved customer satisfaction with the Company’s core products.

Cost Of Goods Sold From Continuing Operations

Total cost of goods sold decreased approximately $1.8 million or 19% to approximately $7.6 million for the three months ended September 30, 2007, from approximately $9.4 million in the three months ended September 30, 2006. This decrease was due to (i) improved product margins, (ii) reduced product returns under warranty claims, (iii) lower net freight costs, and (iv) significant inventory write downs of approximately $1.0 million in 2006.

As a result of the changes described above in revenues and cost of goods sold, gross profit for the three months ended September 30, 2007 increased to approximately $3.1 million from approximately $0.6 million for the three months ended September 30, 2006, and gross profit as a percentage of revenues increased to 28.9% for the three months ended September 30, 2007 compared with 6.2% for the three months ended September 30, 2006.

Selling, General And Administrative Expenses

Selling, general, and administrative expenses decreased 14% to approximately $2.4 million in the three months ended September 30, 2007 from approximately $2.8 million in the three months ended September 30, 2006, as follows:

Sales and Marketing. Sales and marketing expenses increased approximately 8% to approximately $1.4 million in the three months ended September 30, 2007 from approximately $1.3 million in the three months ended September 30, 2006. The increase was a result of increases in various indirect sales and marketing costs.

General and Administrative. General and administrative expenses decreased 38% to approximately $1.0 million for the three months ended September 30, 2007, from approximately $1.6 million for the three months ended September 30, 2006. Major items resulting in the decrease in general and administrative expenses included (i) a decrease in bad debt expense of approximately $187,000 in the three months ended September 30, 2007 as compared to the three months ended September 30, 2006, and (ii) a decrease in accounting and legal fees of approximately $297,000, to approximately $74,000 for the three months ended September 30, 2007 from approximately $371,000 incurred in the comparable period ended September 30, 2006.

Interest Expense

Net interest expense for the three months ended September 30, 2007 decreased 51% to approximately $196,000 from approximately $399,000 in the three months ended September 30, 2006. This decrease is primarily related to deferred debt amortization totaling $150,000 recorded in the three months ended September 30, 2006 relating to our Laurus credit facility, with no such amortization recorded in the comparable period ended September 30, 2007 due to the depletion of remaining unamortized debt costs in May 2007. The remainder of the reduction is attributable to a lower balance outstanding on our term loan with Laurus during the period.

Income Tax Expense

We recorded a provision for federal, state and local income tax of approximately $13,000 for the three months ended September 30, 2007, which was 27% lower than the tax expense of approximately $22,000 reflected for the three months ended September 30, 2006. Provisions for tax recorded in the three months ended September 30, 2007 and 2006 relate to state franchise taxes that were estimated to be due in various states in which we are licensed and transact business.

In October 2006, as a result of the completion of our private placement transaction, the investors in the private placement as a group became the beneficial owners of approximately 96% of the Company’s outstanding capital stock, triggering a change of control event. Accordingly, we estimate the future utilization of net operating loss carry-forwards and other deferred tax assets for tax purposes will be limited annually under Section 382 of the Internal Revenue Code to a percentage of the fair market value of the Company at the date of this ownership change. We do, however, believe that such carry-forwards will be sufficient to eliminate any potential federal taxable income for the year ended December 31, 2007. Accordingly, for the nine month period ending September 30, 2007, we did not record any federal income tax liability with respect to our net income in that period due to the availability of loss carry-forwards. We have not accrued a deferred tax asset for the operating loss carry-forward as continued taxable income is currently uncertain.

Discontinued Operations

No income or loss from discontinued operations was reflected during the three months ended September 30, 2007 as the Company completed its termination and exit from the retail market in the third quarter of 2006. Losses from discontinued operations, net of tax, were approximately $600,000 for the three months ended September 30, 2006. The loss in 2006 was the result of additional retail product returns and accruals for future returns. Operating results from discontinued operations for the three months ended September 30, 2006 do not include any allocation of corporate overhead.

Net Income

As a result of the items discussed above we earned net income of approximately $474,000 for the three months ended September 30, 2007 compared with a net loss of approximately $3.0 million for the three months ended September 30, 2006.

Nine Months Ended September 30, 2007 Compared to Nine Months Ended September 30, 2006

Net Revenues From Continuing Operations

Net revenues increased approximately $1.1 million, or 3% to approximately $34.1 million in the nine months ended September 30, 2007 from approximately $32.9 million in the nine months ended September 30, 2006. The increase in net revenues was primarily the result of a significant decrease in professional sales returns in the nine months ended September 30, 2007 as compared with the same period in 2006. The decrease in professional sales returns totaled approximately $1.9 million, to approximately $1.8 million during the nine months ended September 30, 2007 from $3.7 million for the same period ended September 30, 2006. Management believes the reduction in returns and allowances primarily resulted from a change in the Company’s customer return policies as well as improved customer satisfaction with the Company’s core products.

Cost Of Goods Sold From Continuing Operations

Total cost of goods sold decreased approximately $3.8 million, or 13% to approximately $24.6 million for the nine months ended September 30, 2007, from approximately $28.4 million in the nine months ended September 30, 2006. This decrease was due to (i) improved product margins, (ii) reduced product returns under warranty, (iii) lower net freight costs, and (iv) significant inventory write downs of approximately $1.0 million occurring in 2006. As a result of the changes described above in revenues and cost of goods sold, gross profit for the nine months ended September 30, 2007 increased to approximately $9.5 million from approximately $5.6 million for the nine months ended September 30, 2006, and gross profit as a percentage of revenues increased to 27.8% for the nine months ended September 30, 2007 compared with 16.9% for the nine months ended September 30, 2006.

Selling, General And Administrative Expenses

Selling, general, and administrative expenses decreased 22% to approximately $7.7 million for the nine months ended September 30, 2007 from approximately $9.9 million for the nine months ended September 30, 2006, as follows:

Sales and Marketing. Sales and marketing expenses decreased approximately 9% to approximately $4.0 million in the nine months ended September 30, 2007 from approximately $4.4 million in the nine months ended September 30, 2006. The decrease was primarily due to (i) the restructuring of our compensation arrangements with our sales force, resulting in a reduction in commissions of approximately $436,000, and (ii) decreases of approximately $282,000 in sales and marketing staff salaries and related benefits. These decreases were partially offset by increases in various other sales related and marketing expenses.

General and Administrative. General and administrative expenses decreased 33% to approximately $3.7 million for the nine months ended September 30, 2007 from approximately $5.5 million for the nine months ended September 30, 2006. Major items resulting in the decrease of general and administrative expense were (i) approximately $694,000 in personnel termination costs during the nine month period ended September 30, 2006, for which only approximately $8,000 was incurred in the same period of 2007, (ii) a decrease in bad debt expenses of approximately $491,000, to approximately $135,000 in the nine months ended September 30, 2007 as compared to approximately $626,000 for the nine months ended September 30, 2006, and (iii) a decrease in professional fees, including accounting, legal and other professional expenses, by $567,000, for the nine months ended September 30, 2007 as compared to the same period in 2006.

Interest Expense

Interest expense for the nine months ended September 30, 2007 decreased 16% to approximately $808,000 from approximately $966,000 in the nine months ended September 30, 2006. The decrease was due primarily to the effect of (i) a charge of approximately $76,000 for interest expense resulting from the reduction in the exercise price of warrants issued to Laurus during the nine months ended September 30, 2006, (ii) higher deferred debt amortization, totaling $450,000 for the nine months ended September 30, 2006, as compared with the same period ended September 30, 2007 in which we recorded only $209,000 of such costs due to the depletion of remaining unamortized debt costs in May 2007, and (iii) approximately $160,000 of lower interest expense in the nine months ended September 30, 2007 as compared with the same period ended September 30, 2006, due to lower average outstanding debt balances in 2007. These decreases were partially offset by the effect of a favorable adjustment during the nine months ended September 30, 2006 of $320,000, whereby interest expense that had been accrued in prior periods as due to our lender following the adjustment of the interest rate under provisions of our agreements was not required to be paid to Laurus.

Income Tax Expense

We recorded a provision for federal, state and local income tax of approximately $36,000 for the nine months ended September 30, 2007, which was 47% lower than the tax expense of approximately $68,000 reflected for the nine months ended September 30, 2006. Provisions for tax recorded in the nine months ended September 30, 2007 and 2006 relate to state franchise taxes that were estimated to be due in various states in which we are licensed and transact business.

In October 2006, as a result of the completion of our private placement transaction, the investors in the private placement as a group became the beneficial owners of approximately 96% of the Company’s outstanding capital stock, triggering a change of control event. Accordingly, we estimate the future utilization of net operating loss carry-forwards and other deferred tax assets for tax purposes will be limited annually under Section 382 of the Internal Revenue Code to determine to a percentage of the fair market value of the Company at the date of this ownership change. We do, however, believe that such carry-forwards will be sufficient to eliminate any potential federal taxable income for the year ended December 31, 2007. Accordingly, for the nine month period ending September 30, 2007, we did not record any federal income tax liability with respect to our net income in that period due to the availability of loss carry-forwards.

Discontinued Operations

No income or loss from discontinued operations was reflected during the nine months ended September 30, 2007 as the Company completed its termination and exit from the retail market in the third quarter of 2006. Losses from discontinued operations, net of tax, were approximately $7.3 million for the nine months ended September 30, 2006. The loss in 2006 was the result of additional retail product returns and accruals for future returns. Operating results from discontinued operations for the nine months ended September 30, 2006 do not include any allocation of corporate overhead.

Net Income

As a result of the items discussed above there was a net income of approximately $942,000 for the nine months ended September 30, 2007 compared with a net loss of approximately $9.9 million for the nine months ended September 30, 2006.

Fiscal Year Ended December 31, 2006 Compared To Fiscal Year Ended December 31, 2005

Net Revenues From Continuing Operations

Net revenues increased approximately $3.2 million, or 8% to approximately $44.0 million during the year ended December 31, 2006 from approximately $40.8 million during the year ended December 31, 2005. The increase reflects a $5.0 million, or 13%, increase in sales of professional products, offset by a decrease of approximately $1.8 million, or 93%, in enterprise solutions revenues, which have been discontinued. The increase in revenues of our professional products reflected increased sales to distributors, integrators and installers of a variety of products manufactured by Samsung Electronics as well as other manufacturers. The reduction in enterprise solutions revenues reflects sales of the Rapor portal during the year ended December 31, 2005, with no corresponding sales during the year ended December 31, 2006. As previously noted, during the third quarter of 2006, management concluded that the Rapor product line no longer fit our existing distribution channels and market strategy, and. accordingly wrote-off intangibles associated with this product line. We are currently reviewing opportunities to dispose of our Rapor products, and have discussed the licensing and/or sale of this business line with several parties. We continue to introduce new products to complement our existing lines, and will continue to focus on the professional market through various channels.

Cost Of Goods Sold From Continuing Operations

Total cost of goods sold increased approximately $2.6 million, or 7% to approximately $37.4 million for the year ended December 31, 2006, from approximately $34.8 million during the year ended December 31, 2005. This increase was due to the increased revenue volume from the sale of professional products, partially offset by improved margins on professional products, which resulted in an overall increase in cost of sales for professional products of $3.3 million for the year ended December 31, 2006 as compared to the period ended December 31, 2005. In addition, cost of sales related to enterprise sales decreased $1.3 million for the period ended December 31, 2006 as compared to the comparable period in 2005 as a result of the absence of sales of the Rapor product in 2006. Indirect costs included in cost of goods sold, related to salaries and expenses associated with our warehouse, assembly and technical support services departments, increased $600,000 during the year ended December 31, 2006 as compared to the year ended December 31, 2005. Other charges included in cost of goods sold during the year ended December 31, 2006 of approximately $1.6 million related to adjustments to reflect slow-moving inventory to their net realizable value, as compared to similar adjustments of approximately $630,000 during the year ended December 31, 2005.

As a result of the changes described above in revenues and cost of goods sold, gross profit for the year ended December 31, 2006 increased to approximately $6.6 million from approximately $6.0 million for the year ended December 31, 2005, and gross profit as a percentage of revenues increased to 15.0% for the year ended December 31, 2006 compared with 14.6% for the comparable period ended December 31, 2005. Had we not taken $1.0 million of additional charges to write-down slow-moving inventory during the year ended December 31, 2006 (as compared to the prior year), our gross margins would have been 17.2% for the year ended December 31, 2006.

Selling, General and Administrative Expenses

Selling, general, and administrative expenses decreased 12% to approximately $13.5 million for the year ended December 31, 2006 from approximately $15.2 million for the comparable period ended December 31, 2005, as follows:

Sales and Marketing. Sales and marketing expenses decreased approximately 30% to approximately $6.4 million for the year ended December 31, 2006 from approximately $9.1 million for the year ended December 31, 2005. The decrease was primarily due to (i) the elimination of approximately $800,000 of expense related to a licensing agreement entered into January 1, 2005, which was not renewed for 2006, (ii) decreases of approximately $356,000 in sales and marketing staff salaries and related benefits, (iii) a decrease of approximately $530,000 in promotional expenses, (iv) a decrease in commissions of approximately $591,000, and (v) a reduction in travel and other various general and administrative expenses of $330,000.

General and Administrative. General and administrative expenses increased 17% to approximately $7.1 million for the year ended December 31, 2006 from approximately $6.1 for the comparable period ended December 31, 2005.  Major items resulting in the increased general and administrative expense were (i) approximately $710,000 in personnel termination costs, (ii) stock based compensation expense of approximately $332,000 recorded due to the adoption of SFAS 123R effective January 1, 2006, with no comparable expense in 2005, and (iii) an increase in bad debt expenses of approximately $746,000. These increases were partially offset by decreases in (i) professional fees of $240,000, (ii) contract and temporary labor of $272,000 and (iii) various other general and administrative expenses of approximately $250,000.

Impairment Of Long-Lived Assets

During the year ended December 31, 2006, the Company recorded impairment costs of approximately $977,000. These costs resulted from the write-off of goodwill of approximately $544,000, and the write-off of the remaining net book value of the trademark and technology associated with the Rapor products of approximately $433,000. No similar impairment expenses were recorded in the year ended December 31, 2005.

Interest Expense

Interest expense for the year ended December 31, 2006 increased 367% to approximately $5.9 million, from approximately $1.3 million in the year ended December 31, 2005. The increase was the result of (i) a charge of $4.5 million to record beneficial conversion features resulting from the issuance of convertible notes with exercise terms more favorable than prevailing market conditions, (ii) a charge of approximately $47,000 to reflect the fair value of warrants issued in conjunction with the October 2006 private placement transaction, and (iii) interest associated with convertible notes issued in conjunction with the October 2006 private placement transaction of approximately $40,000.

Income Tax Expense (Benefit)

We recorded a provision for federal, state and local income tax of approximately $14,000 for the year ended December 31, 2006, as compared to an expense of approximately $83,000 for the comparable period ended December 31, 2005. The $14,000 expense relates to state franchise taxes due in various states in which we are licensed and transact business. We believe that any provision for federal and state tax benefits due to our loss for the year ended December 31, 2006 would be offset by an equal increase in a valuation allowance as a result of our history of recurring operating losses.

Discontinued Operations

Loss from discontinued operations, net of tax, was approximately $2.7 million for the year ended December 31, 2006, compared to a loss from discontinued operations of approximately $2.3 million for the year ended December 31, 2005. The loss for the period ended December 31, 2006 reflects negative revenues and reserves recorded in connection with returns of retail products sold in prior periods, and write downs of returned retail inventories. In September 2006 we entered into an agreement with our former retail distribution agent whereby the parties terminated the alliance agreement and the respective rights and obligations of the parties thereunder. In addition, we transferred to the distribution agent substantially all of our remaining retail inventory in satisfaction of any and all remaining outstanding and future return obligations. In comparison to our negative revenues for the year ended December 31, 2006, we had net revenues of approximately $13.8 million for the comparable period ended December 31, 2005. Operating results from discontinued operations do not include any allocation of corporate overhead.

Net Loss

As a result of the items discussed above there was a net loss of approximately $16.5 million for the year ended December 31, 2006 compared with a net loss of approximately $13.0 million for the year ended December 31, 2005.

Fiscal Year Ended December 31, 2005 Compared To Fiscal Year Ended December 31, 2004

Net Revenues from Continuing Operations

Net revenues increased approximately $5.0 million, or 14.0% to approximately $40.8 million for the year 2005 from approximately $35.8 million for the year 2004. Sales of professional products increased approximately $3.7 million, or 12.6%, and enterprise solutions revenues increased $1.3 million, or 196.5%. The increase in revenues of our professional products reflected increased sales to distributors, integrators and installers of a variety of products manufactured by Samsung Electronics as well as other manufacturers. Increased revenues of our enterprise solutions products reflected additional revenues from the Drug Enforcement Administration under our contract to supply it with our Rapid Access Portals.

Cost of Goods Sold from Continuing Operations

Total cost of good sold increased $4.0 million, or 12.9%, to approximately $34.8 million from approximately $30.8 million in 2004. The increase in costs is the result of approximately $3.2 million associated with increased sales of our professional and enterprise solutions products. Cost of goods sold for 2005 include increases in tech support costs and warranty costs of approximately $522,000. In addition, during 2004 we benefited from a one time reimbursement of $600,000 from a major supplier relating to costs associated with a product defect. There was no comparable reimbursement in 2005.

As a result of the changes described above in revenues and cost of goods sold, gross profit in 2005 increased to approximately $6.0 million from approximately $4.9 million in 2004, and gross profit as a percentage of revenues (i.e. gross margins) in 2005 was 14.6% compared with 13.8% for 2004. This increase was the result of a change in the product mix comprising our sales of professional products in respective periods. Gross margins on sales of our enterprise solutions products increased to 25.9% for 2005 compared to 22.8% in 2004, primarily as a result of higher margins on the sale of our Rapid Access Portal to the Drug Enforcement Administration.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased 11.4% to approximately $15.2 million in 2005 from approximately $13.6 million in 2004, as follows.

Sales and Marketing.  Sales and marketing expenses increased 41.5% to approximately $9.1 million in 2005 from approximately $6.5 million in 2004. The increase was primarily due to (i) approximately $800,000 in expenses relating to a licensing agreement with Cybasec Ltd. entered into January 1, 2005 (which was terminated in accordance with its terms effective January 1, 2006), (ii) an increase of approximately $290,000 in sample and demonstration equipment costs, (iii) an increase of approximately $309,000 in advertising costs for print media, (iv) increased commissions on sales made by our independent sales representatives of approximately $442,000, (v) increased tradeshow costs of approximately $155,000, and (vi) a decrease of approximately $114,000 in contributions from our vendors to offset our marketing costs in 2005, as compared to vendor contributions we received in 2004 to cover these costs.

General and Administrative. General and administrative expenses decreased 16.3% to approximately $6.1 million for 2005 from approximately $7.1 million in 2004. Major items resulting in the decreased general and administrative expense were (i) decreases of approximately $1,670,000 in administrative staff salaries and related benefits, (ii) reductions in bad debt provisions and other expenses of approximately $159,000, and (iii) reduced bank charges of approximately $129,000. These reductions were offset by (i) personnel termination costs during the year of approximately $335,000, (ii) an approximately $150,000 increase in office rent, (iii) approximately $149,000 of depreciation expense related to assets acquired in the Rapor acquisition in December 2004, with no comparable expense in 2004, (iv) an increase of approximately $97,000 in legal and accounting fees, and (v) payment of $115,000 in directors fees.

Interest Expense

Interest expense for 2005 increased 83.2% to approximately $1,266,000 from approximately $691,000 in 2004. The increase was due to higher outstanding borrowings and a higher average interest rate during 2005 as well as the amortization of approximately $600,000 of loan origination fees in 2005 compared to amortization of approximately $334,000 of loan origination fees in 2004. The higher average interest rates resulted from a higher prime interest rate during the period as well as the interest rate provisions applicable to borrowings under the receivable facility. As a result of the conversion price under the facility exceeding the market price of our Common Stock for periods of 2005, the interest rate for those periods was equal to the prime rate plus two percent. If the market price of our Common Stock exceeds the conversion price of $2.22, at the end of a month, the interest rate under the receivable facility will be reduced to equal the prime rate minus two percent. The amount of interest expense for 2005 reflects an offset of approximately $143,000 of interest income earned on bank balances during the period. Interest income earned in 2004 was approximately $2,000.

Discontinued Operations

Net revenues from our discontinued Retail Channel operations were approximately $13.8 million for the year ended December 31, 2005, compared with approximately $30.7 million in 2004. Loss from discontinued operations, net of tax, was approximately $2.3 million for the year ended December 31, 2005, compared to income from discontinued operations of approximately $1.2 million for the prior year ended December 31, 2004. These operating results do not include any allocation of corporate overhead. The loss for 2005 included a write down of approximately $1.4 million of assets identified with our retail business. Net realizable value of these assets reflects management’s best estimates of the amounts expected to be realized on the disposition of all related assets and liabilities from the discontinued operations.

Income Tax Expense (Benefit)

The provision for federal, state and local income tax is an expense of approximately $83,000 for 2005 compared to a benefit of approximately $413,000 for 2004 (comprised of approximately $1.1 million benefit from continuing operations and approximately $600,000 provision from discontinued operations). The $83,000 expense relates to state franchise taxes that are not determined based on net income. Any provision for federal and state tax benefits due to our loss for 2005 would be offset by an equal increase in a valuation allowance.   We established this allowance because, in light of our history, including our losses following our merger in February 2004, there is uncertainty as to whether we will have future income against which we can offset our losses to reduce our tax expense in future periods.

Net Loss

As a result of the items discussed above there was a net loss of approximately $13.0 million in 2005 compared with a net loss of approximately $7.2 million in 2004.

Liquidity and Capital Resources

At September 30, 2007, we had cash and equivalents of approximately $795,000, working capital of approximately $482,000, an outstanding balance of $600,000 under the Laurus term loan, and an outstanding balance of $7.7 million under the Laurus revolving credit facility. In comparison, at December 31, 2006, we had cash and equivalents of approximately $225,000, a working capital deficit of approximately $2.0 million, an outstanding balance of $1.9 million under the Laurus term loan, and an outstanding balance under the Laurus revolving credit facility of approximately $6.4 million. Additionally, we had borrowing availability under the Laurus credit facility of approximately $1.4 million at September 30, 2007, as compared with borrowing availability of $2.2 million at December 31, 2006.

Cash increased from $225,000 at December 31, 2006 to $795,000 at September 30, 2007 primarily as a result of (i) net income of $942,000, (ii) non-cash charges to net income of approximately $535,000, (iii) proceeds from the sale of common stock of $1.0 million, and (iv) net proceeds of approximately $1.4 million from net borrowings under our revolving credit facility. These factors were partially offset by (i) principal payments of our term loan to Laurus totaling $1.4 million, (ii) increases in working capital accounts, including accounts receivable, inventory and accounts payable, of approximately $1.7 million, and (iii) payments for retail discontinued obligations of approximately $200,000 during the nine months ended September 30, 2007.

By its terms, our prior credit facility with Laurus, which has since been repaid in full, was to mature on December 31, 2007. Accordingly, at both December 31, 2006 and September 30, 2007, we reflected the remaining obligations owed to Laurus at such dates under a senior term note and working capital revolver as current liabilities.

$15 Million Wells Fargo Revolving Credit Facility

On November 20, 2007, through our wholly-owned subsidiary GVI Security, Inc., we entered into a Credit and Security Agreement with Wells Fargo Bank, National Association under which we were provided with a $15 million revolving credit facility. On November 21, 2007, we borrowed approximately $10.3 million under the credit facility, using approximately $8.6 million of the proceeds to repay in full all of our outstanding indebtedness to Laurus Master Fund. In addition, we used $1.7 million of the initial loan proceeds to increase our working capital. Borrowings under the credit facility are secured by all of our assets. Upon closing, we paid Wells Fargo an origination fee of $37,500. We will also pay Wells Fargo an annual fee equal to .25% of the average daily unused portion of the Facility. Outstanding loans under the credit facility will become due on November 20, 2010.

Pursuant to the Credit and Security Agreement, among other things:

•
Interest accrues on outstanding loans under the credit facility, at our option, at a per annum rate equal to the prime rate from time to time in effect (currently 7.5%) plus .75% percent, or a LIBOR rate selected by us, plus 3.25%. In comparison, our Laurus borrowings bore interest at a rate per annum equal to the prime rate plus two percent.

•
In the event we achieve Net Income (as defined in the Credit Agreement), of $1,000,000 in the year ending December 31, 2008, the interest rate under the credit facility will be prospectively reduced by .50% per annum.

•
Aggregate loans (plus the face amount of letters of credit) outstanding under the credit facility at any time may not exceed the lesser of $15 million or a borrowing base equal to the sum of 85% of “Eligible Accounts” plus the lesser of (i) 60% of “Eligible Inventory” (valued at the lower of cost or market), (ii) 85% of the “Net Orderly Liquidation Value of Eligible Inventory,” and (iii) $8.5 million. In comparison, our Laurus borrowings could not exceed $10 million, with inventory based borrowings limited to $3.5 million.

•
We will be required to pay a prepayment fee to Wells Fargo if the credit facility is terminated prior to maturity. Such fee ranges from $300,000 if the credit facility is terminated prior to November 20, 2008, to $37,500 if the credit facility is terminated after November 20, 2009 but prior to the maturity date.

•
We are required to comply with a number of affirmative, negative and financial covenants. Among other things, these covenants restrict our ability to pay dividends, require us to achieve minimum quarterly Net Income as set forth in the Credit Agreement, and require us to maintain a minimum Debt Service Coverage Ratio (as defined in the Credit Agreement) as of the last day of each quarter of not less than 1.25 to 1.0.

Going Concern and Recent Liquidity Developments

Our financial statements for the year ended December 31, 2005 and 2004 have been presented in accordance with generally accepted accounting principles, which assumes our continuity as a going concern. During the years ended December 31, 2005 and 2004, we suffered net losses of approximately $13.0 million and $7.8 million, respectively. These factors raised substantial doubt about our ability to continue as a going concern.

During the year ended December 31, 2006, we utilized net cash from operations of $4,872,000, and we had a working capital deficit of $2,004,000 and we had a stockholders’ deficiency of $1,440,000 as of December 31, 2006. In October 2006, we raised $5 million in gross proceeds in a private placement of common stock and convertible notes. At December 31, 2006, we had cash and cash equivalents of approximately $225,000, a working capital deficit of approximately $2.0 million, a stockholders’ deficiency of $1.4 million, an outstanding balance of $1.9 million under the Laurus Term Loan, and an outstanding revolving credit loan balance from Laurus of approximately $6.4 million, with an additional $2.2 million available for borrowing under such facility. On January 22, 2007, we completed a private placement of 1,713,334 shares of common stock at a price of $0.60 per share, raising $1,028,000 in proceeds. In addition, during the nine months ended September 30, 2007, our operations experienced substantial improvement, resulting in net income of $942,000 for the period. Management continues to implement measures to reduce operating costs, including sales and marketing expenses, support and other general and administrative expenses, and expects to maintain profitability going forward.

Furthermore, on November 21, 2007, as described above, we repaid all of our obligations to Laurus Master Fund in connection with the new credit facility we obtained from Wells Fargo, which provides us with increased borrowing ability. The credit facility with Wells Fargo also improved our working capital, as a substantial amount of debt previously classified as current (which had been due to Laurus), has been replaced with long term debt.

Management believes that cash generated from operations, together with borrowings available under the Credit Agreement with Wells Fargo, will provide the Company with adequate financing to fund operations that will be sufficient to meet our cash requirements through the end of 2008.

Contractual Obligations and Commitments

A summary of our contractual obligations as of December 31, 2006 is as follows:

	Payments Due by Period (in thousands)
	2007	2008	2009	2010	Thereafter

Long-Term Debt Obligations	$8,291	$0	$0	$0	$0
Capital Lease Obligations	77	62	0	0	0
Operating Lease Obligations	308	308	231	0	0
Samsung Purchase Commitment	27,000	-	-	-	-

Total	$35,676	$370	$231	$0	$0

Off-Balance Sheet Arrangements

We do not have any off-balance sheet transactions, arrangements or obligations (including contingent obligations) that would have a material effect on our financial results.

Quantitative and Qualitative Disclosures about Market Risk

Foreign Currency Exchange Risk

Our results of operations and cash flows are not subject in any material respect to fluctuations due to changes in foreign currency exchange rates. We do not currently have any foreign currency hedging contracts in place, nor did we enter into any such contracts during 2004, 2005 or 2006. To date, exchange rate fluctuations have had little impact on our operating results and cash flows.

Interest Rate Sensitivity

Loans under our revolving credit facility with Wells Fargo bear interest at a fluctuating rate of interest related to the “prime” and “LIBOR” rates in effect from time to time. Accordingly, increases in the prime and LIBOR rates will increase our interest expense. We do not use interest rate hedging contracts to manage our exposure to changes in interest rates.

BUSINESS

Overview

We provide video surveillance products and systems for a variety of applications and for use in numerous markets including educational institutions, retail stores and warehouses, gaming establishments, theme parks, public works projects, bank branches and offices, and many other homeland security applications.

Our product line includes cameras designed for specific applications, recording systems, displays, management software and other necessary ancillary products. These products can be configured as a system that is scalable as customer needs expand or become more complex in nature.

We primarily target the middle market where a typical customer’s need is for a system that incorporates from four cameras to sixty-four cameras in any one location. We offer a premium brand and a wide product range with an attractive product feature set that is backed by a strong service and support platform. Our customers include distributors and system integrators that specialize in the supply and/or installation of video surveillance and other physical security products, such as access control and intrusion detection.

We represent Samsung Electronics as the primary distributor of their branded security and surveillance products in the Americas. We also sell a line of complementary products under the GVI brand in those territories. Samsung Electronics has been and continues to be our primary supplier of the video security products that we distribute. In October 2006, we entered into a new agreement with Samsung under which we have been granted the right to distribute Samsung’s complete line of professional video surveillance and security products in North, Central and South America through December 31, 2010. Samsung has agreed to a limited non-compete in these territories.

In order to serve our customers with timely delivery and after sales service, we operate sales and distribution centers in Dallas, Texas, Mexico City, Mexico, Sao Paulo, Brazil and Bogotá, Colombia. We also operate a customer call center in Dallas Texas.

Corporate History

We were incorporated in Delaware in August 1996 as Thinking Tools, Inc. and initially engaged in developing and marketing business simulation software. In April 1999, we eliminated substantially all of our operations and terminated substantially all of our personnel. In March 2000, we acquired the business of an Internet software and service provider. This business did not generate sufficient revenues to support our operations and was discontinued in December 2000.

From December 2000 until February 20, 2004, we had no active business. On February 20, 2004, pursuant to an Agreement and Plan of Merger, GVI Security, Inc., a Delaware corporation, merged with our newly-formed wholly-owned subsidiary, GVI Security Acquisition Corp., becoming our wholly owned subsidiary, and on April 12, 2004, we changed our name to GVI Security Solutions, Inc.

On October 6, 2006, we completed a $5 million private placement, consisting of 100 Units at a price of $50,000 per unit. Each Unit consisted of 1,250,000 shares of Common Stock and a 6% Subordinated Secured Convertible Promissory Note in the principal amount of $45,000, convertible into 11,250,000 shares of Common Stock at a conversion price equal to $.004. On November 27, 2006, we effected a 50-for-1 reverse stock split of the Common Stock, and all of the Convertible Notes (including approximately $40,460 of accrued interest) were converted to Common Stock. After giving effect to the reverse split and the conversion, we had outstanding 26,392,834 shares of Common Stock, of which 25,202,314 were issued to the purchasers of the Units (2,500,000 on the closing of the October 2006 private placement and 22,702,314 upon conversion of the Convertible Notes in November 2006).

Security Systems Markets

According to a recent industry report, the combined market for the world video surveillance market totaled approximately $4.9 billion in 2005, and is estimated to grow to approximately $8.2 billion by the year 2010.  According to this report, the global security market is expected to continue to grow at an average annual rate in excess of 10%, with the primary components of this growth being electronic integrated security systems. We believe that video surveillance products represent the largest components of a typical integrated security system. The industry continues to see significant growth throughout the world fueled by increased fear of terrorism and crime, heightened expectation of safety in public places and institutions, and higher expectations of performance, reliability and architectural appeal.

Video surveillance has undergone significant changes over the last few years, from the introduction of affordable digital cameras to the birth of digital recording. Cost effective digital video recorders (DVR) have enabled a shift from human surveillance to more sophisticated computer-driven surveillance that utilizes archiving, data mining and artificial intelligence with predictive behavior algorithms. A DVR is a computer with special interface cards that accepts camera input and converts video signals to digital data and stores this data on the hard disk drive of the computer. The benefits of the DVR are its capacity to store large volumes of data, the clarity of its pictures, the lack of distortion of images and its capability to perform rapid searches based upon certain pre-defined parameters. We believe that over the next few years we will see a full shift in the video surveillance segment of the electronic security systems industry from analog to digital equipment.

Strategies

Our objective is to provide our customers and partners with a wide range of security products designed to install, operate and service with relative ease while meeting the needs of the end user. Our goal is to provide our customers with excellent service and superior technology at competitive prices.

We believe that by delivering the highest levels of customer service along with effective solutions for the markets that we address, we can strengthen our reputation as a reliable and cost-effective provider in the electronic security systems industry and develop customer loyalty. We strive to anticipate and meet our customers’ needs by increasing the range of products and services we offer, by entering into new business alliances and by pursuing acquisitions of complementary businesses enabling us to offer new products and services. Our goals include further developing our expertise and products in the security video sector, as well as developing other security or ancillary products to supplement and complement our existing product line. However, there can be no assurance that we will consummate any additional acquisitions or that any business we acquire will be successful. In addition, the acquisition of a business through the issuance of our securities will result in dilution to our existing stockholders.

Products and Services

We are committed to setting new standards in quality, performance and value by providing highly functional and competitive integrated security products. We offer a range of video surveillance and security systems to our customers, including products that can be used on a stand-alone basis or that can be integrated into a larger more sophisticated security system. We serve the import, support, marketing, inventory, warranty and distribution needs of our customers.

Products

Our objective is to provide complete security solutions for our customers by providing a suite of fully-integrated products. We sell the following products separately and as part of our fully integrated suite of video surveillance and integrated security solutions:

•	a full line of video surveillance cameras, which include features like motion detection, low light day/night compatibility and high resolution, all with systems integration capabilities

•	a range of vandal proof, water and weather resistant cameras and environmental housings

•	high speed PTZ dome cameras

•	a complete range of lenses

•	a full range of LCD, flat screen and CRT monitors

•	VCR’s and digital video recorders (DVR’s)

•	ATM/point of service transaction verification software

•	video transmission equipment

•	digital processors (quads and multiplexers), switchers

•	video management systems with software to enable intelligent video surveillance

•	digital video recording software

We rely on original equipment manufacturer relationships for a number of our standard products. In some instances, we purchase products that meet our specifications from a manufacturer and distribute these products under the GVITM label. When assembly of our products is required, it is done in our Dallas, Texas facility.

Customer Support

We believe that our ability to establish and maintain long-term relationships with our customers and differentiate ourselves from the competition depends significantly on the strength of our customer support operations and staff. We operate customer support centers in Dallas, Texas, Mexico City, Mexico, Sao Paulo, Brazil and Bogota, Colombia and also utilize a number of independent service providers in the other territories that we service.

Distribution and Marketing

We offer our products and services through local, regional and national system integrators and distributors who resell our products to professional security providers. System integrators utilize our products to develop and install a fully integrated security suite for end users. We also utilize regional sales executives who often support sales across all of our product offerings. We use a combination of our internal sales force and independent representatives to sell our products to our customers.

Competition

The electronic security systems industry is highly competitive and has become more so over the last several years as security issues and concerns have become a primary consideration at both government and private facilities worldwide. Competition is intense among a wide range and fragmented group of product and service providers, including electronic security equipment manufacturers, distributors, providers of integrated security systems, systems integrators, and others that provide competitive systems or individual elements of a system.

We believe that the range of our product and service offerings and our distribution channels enable us to compete favorably in the market for the security products and services that we offer. However, some of our competitors have greater name recognition, longer operational histories and greater financial, marketing and managerial resources than we do.

The key factors which drive competition in the video surveillance and security industry are price, quality, product performance, ease of integration and customer service and support. There are a number of distributors of highly sophisticated, technologically advanced security components. Very few of these distributors, however, offer fully integrated security suites that can be customized to meet the specific needs of the end user. We believe that we have distinguished ourselves in this market by providing our customers with superior levels of customer service. Our main competitors are Pelco, Sony, Panasonic and Speco Technologies, among many others.

In addition, Samsung Techwin, a company distinct from Samsung Electronics but related through common ownership, manufactures electronic security products that are competitive with the Samsung Electronics products we sell. Samsung Techwin distributes its products in the United States through Samsung 360, a competitor of ours.

Strategic Vendor Relationship

Historically, Samsung Electronics has been our primary supplier for the security products that we distribute. For the years ended December 31, 2006, 2005 and 2004, 67%, 50% and 68%, respectively, of our revenues (excluding revenues from discontinued operations), were attributable to products manufactured by Samsung whose products we sold under an agreement that gave us the exclusive right to sell its products in the Professional Channel and the exclusive right to sell its products in the Retail Channel to a major national retailer. Our exclusive right to sell Samsung products to the major national retailer expired on December 31, 2005, and Samsung terminated the remaining portion of its agreement with us in January 2006. Samsung was entitled to terminate the distribution agreement because we did not purchase the minimum amounts required to be purchased thereunder during the 2005 calendar year. Following the termination of our agreement with Samsung, our Board of Directors approved the discontinuation of sales to the Retail Channel.

On October 2, 2006, we entered into a new Distributorship Agreement with Samsung under which we have been granted the right to distribute Samsung’s complete line of professional video surveillance and security products in the “Territory” comprising North, Central and South America through December 31, 2010. Pursuant to the Distributorship Agreement, Samsung has agreed to a limited non-compete in the Territory. The Distributorship Agreement provides for minimum annual purchase amounts of $21 million and $27 million for the years ending December 31, 2006 and 2007, respectively. Samsung may terminate the Distributorship Agreement at any time if we do not purchase those annual amounts, as well as upon a breach of our other obligations thereunder. For the year ended December 31, 2006, we purchased approximately $21.3 million under the Distributorship Agreement with Samsung.

We are also a party to distribution arrangements with other high technology manufacturers who supply us with other products such as digital video recorders, and internet and networking products.

Intellectual Property

We have several registered trademarks for “GVI” in connection with the products we sell.

Employees

As of November 26, 2007, we had approximately 74 full-time employees. None of our employees are represented by a labor union or are subject to collective-bargaining agreements. We believe that we maintain good relationships with our employees.

Properties

We currently lease approximately 58,850 square feet of office and warehouse space in Carrollton, Texas under a lease agreement which expires in September 2009. In the opinion of our management, the leased properties are adequately insured. Our existing properties are in good condition and suitable for the conduct of our business.

Legal Proceedings

We are not party to any material pending legal proceedings.

MANAGEMENT

Directors and Executive Officers

The following table sets forth our directors and executive officers, their ages and the positions they hold:

Name	Age	Position

David Weiner	50	Chairman of the Board of Directors
Steven E. Walin	52	Chief Executive Officer and Director
Joseph Restivo	53	Chief Financial Officer, Chief Operating Officer and Director
Craig Ellins [1,2,3]	55	Director
Gary Freeman [1,2,3]	39	Director
Moshe Zarmi [1,2,3]	69	Director

1 Member of the Audit Committee

2 Member of the Compensation Committee

3 Member of the Governance Committee

DAVID WEINER has served as one of our directors since October 4, 2006, and was previously a director of ours from February 17, 2004 until January 4, 2005. Mr. Weiner is the President of W-Net, Inc., an investment and consulting firm he founded in 1998. From December 2002 to April 2003 Mr. Weiner was Co-President for Trestle Holding Inc., a provider of digital imaging and telemedicine products. In 1993, Mr. Weiner joined K-tel, a music retailer, as Vice President of Corporate Development. He advanced to the position of President in 1996, which he held until he left to form W-Net in 1998.

STEVEN WALIN has been our Chief Executive Officer since March 6, 2006, and has served as a director of ours since March 28, 2006. Mr. Walin has over 20 years of experience in the security industry. Most recently, from April 2003 until his appointment as our Chief Executive Officer, Mr. Walin served as the President of GE Security Enterprise Solutions, a division of General Electric Company that provides security solutions, including video monitoring, intrusion and access control systems. Prior to his employment with GE, from July 2001, Mr. Walin served as the Senior Vice President - North America Security for the Security Systems Division of Siemens Building Technologies. Prior to that, Mr. Walin had been the President and Chief Operating Officer of Securities Technology Group, Inc. until it was acquired by Siemens in July 2001.

JOSEPH RESTIVO has been our Chief Financial Officer since March 2006, our Chief Operating Officer since October 2007, and a director since October 4, 2006. Prior to his employment with us, since January 2003, Mr. Restivo was an independent business consultant providing services in the areas of financial and business planning, turnaround assistance and operational management support. Prior to that time, from January 2000 until January 2002, Mr. Restivo served as the Vice President, North American Services and Business Development, for the Security Systems Division of Siemens Building Technologies. In addition, from 1990 until 1999, Mr. Restivo held numerous positions with Casi-Rusco (subsequently acquired by General Electric), a developer and manufacturer of large-scale access control systems, including Chief Financial Officer and Chief Operating Officer.

GARY FREEMAN has served as one of our directors since October 4, 2006. Mr. Freeman is currently a Partner in Bandari, Beach, Lim & Cleland’s Audit and Accounting services division. In conjunction with various consulting engagements, Mr. Freeman has assumed interim senior level management roles at numerous public and private companies during his career, including as Co-President and Chief Financial Officer of Trestle Holdings Inc., Chief Financial Officer of Silvergraph International and Chief Financial Officer of Galorath Incorporated. Mr. Freeman is currently a member of the Board of Directors of Blue Holdings and serves as its Audit Committee Chairman. Mr. Freeman’s previous experience includes ten years with BDO Seidman, LLP, including two years as an Audit Partner.

CRAIG ELLINS has served as one of our directors since October 4, 2006. Mr. Ellins is the founder, Chairman and Chief Executive Officer of DigitalFX International, Inc. a digital communication company. Mr. Ellins has more than 20 years of experience in television direct marketing and Internet communications and has provided strategic planning services to companies such as K-tel International, Fingerhut Corporation, Guthy-Renker, Simitar Entertainment, and Stamina Products.

MOSHE ZARMI has served as one of our directors since October 4, 2006, and previously served as one of our directors from January 1998 until June 27, 2006. Mr. Zarmi was also our President and Chief Executive Officer from January 1998 until February 2004. Mr. Zarmi has 30 years experience, primarily in high technology industries. From February 1993 to January 1997, Mr. Zarmi was the Chief Executive Officer of Geotest, a leading Automated Test Equipment company based in Southern California. His extensive business experience includes a tenure at Israel Aircraft Industries, where he held various positions in finance and administration, as well as head of US marketing and sales.

Audit Committee Financial Expert

The Board of Directors has determined that Gary Freeman is an “audit committee financial expert,” as such term is defined in Item 401(h) of Regulation S-K, and is independent as defined in rule 4200(a)(15) of the listing standards of the National Association of Securities Dealers.

Compensation Committee Interlocks and Insider Participation

              None of our executive officers serves as a director or member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a director or member of our compensation committee.

Executive Compensation

Compensation Discussion and Analysis

General

Our compensation arrangements with those persons who served as our executive officers for all or part of 2006 reflect the individual circumstances surrounding the applicable executive officer’s hiring or appointment, as reflected in the employment agreements we entered into with those persons, and with respect to the person who previously served as our chief executive officer and chief financial officer, the separation agreement we entered into with him. The foregoing information is intended to provide context for the discussion that follows regarding our existing compensation arrangements with those persons who served as our executive officers for all or part of 2006.

The compensation committee of the board of directors is responsible for implementing and administering our benefit and compensation plans and programs. All of the members of our compensation committee are independent directors who were appointed to our board in October 2006. Our compensation committee consists of Craig Ellins, Gary Freeman and Moshe Zarmi.

Principal Components of Compensation of Our Executive Officers

The principal components of the compensation we have historically paid to our executive officers have consisted of:

•	base salary;

•	signing bonuses, paid in cash; and

•	equity compensation, generally in the form of stock options.

Allocation and Objectives of Compensation

The compensation committee of our board of directors has not established any policies or guidelines with respect to the mix of base salary, bonus, cash incentive compensation and equity awards to be paid or awarded to our executive officers. In general, the compensation committee implements policies and negotiates employment agreements designed to attract, retain and motivate individuals with the skills and experience necessary for us to achieve our business objectives. Compensation is established based on the scope of the executive’s responsibilities, taking into account competitive market compensation paid by other companies for similar positions.

Base Salary

Our Chief Executive Officer

We appointed Steven Walin as our chief executive officer in February 2006 following the negotiation of an employment agreement with him. The terms of Mr. Walin’s employment agreement were negotiated by our former Chairman of the Board, in consultation with our directors at that time, based on prevailing market conditions and available data on the compensation of executives in similar positions with comparable companies.

Mr. Walin’s employment agreement with us provides for an initial base salary of $375,000 per year, with the base salary being subject to an annual increase in the discretion of our board.

Our Chief Financial Officer

Following our hiring of Mr. Walin, in March 2006, we negotiated an employment agreement with Joseph Restivo to serve as our Chief Financial Officer. Mr. Restivo’s agreement is similar in form to our agreement with Mr. Walin, and the negotiations with respect to Mr. Restivo’s agreement were based in part on the final terms of our agreement with Mr. Walin, as well as prevailing market conditions and available data on the compensation of executives in similar positions with comparable companies.

Mr. Restivo’s employment agreement with us provides for an initial base salary of $200,000 per year, with the base salary being subject to an annual increase in the discretion of our board.

Our former Chief Executive Officer and Chief Financial Officer

Nazzareno Paciotti was appointed our Chief Executive Officer and Chief Financial Officer in February 2004 in connection with our reverse merger with GVI Security Inc. In connection with such appointment, Mr. Paciotti entered into a one-year employment agreement with us. In January 2005, we entered into a three-year employment agreement with Mr. Paciotti, similar in form to the original agreement we entered into with him, and reflective of negotiations between Mr. Paciotti and the persons serving on our compensation committee at that time.

During our fiscal year ended December 31, 2006, pursuant to the terms of his employment agreement with us, Mr. Paciotti was paid a base salary of $300,000 per year until the time of his departure in March 2006. In connection with his departure, we negotiated a Mutual Separation Agreement with Mr. Paciotti, the terms of which are described below under “Separation Agreement with Nazzareno Paciotti.”

Bonus Compensation

We have not historically paid any bonuses to our executive officers. However, during 2006 we paid Mr. Walin a signing bonus of $100,000 and a guaranteed bonus of $140,625, both as required by the specific terms of Mr. Walin’s employment agreement with us. Pursuant to their employment agreements, each of Mr. Walin and Mr. Restivo are eligible to receive an annual cash bonus of up to 50% of their respective base salaries based on the achievement of annual performance targets approved by our board. We believe that the establishment of performance criteria will adequately reflect the quantitative performance of our executive officers.

Equity Compensation

Our board of directors’ historical practice has been to grant equity-based awards to attract, retain, motivate and reward our employees, particularly our executive officers, and to encourage their ownership of an equity interest in us and align management’s performance objectives with the interests of our stockholders. Our Amended and Restated 2004 Long Term Incentive Plan, which is administrated by our compensation committee, authorizes us to grant options to purchase shares to our employees, directors and consultants. Stock options are generally granted at the commencement of employment, and as described below, following other circumstances to meet retention or performance objectives. Generally, stock options granted by us have an exercise price equal to the fair market value on the grant date, vest over time based on continued employment, and expire ten years after the grant date.

Pursuant to their employment agreements with us, upon his appointment as our Chief Executive Officer, Mr. Walin was granted an option to purchase 60,000 shares of common stock at exercise prices ranging from $15.00 to $40.00, and Mr. Restivo was granted an option to purchase 15,000 shares of common stock at exercise prices ranging from $6.00 to $39.00. The employment agreements with each of Mr. Walin and Mr. Restivo provided them with the right to be issued additional options based on the number of shares sold by us on our next offering of securities within two-years following the date of their initial employment.

In connection with our October 2006 private placement, we negotiated amendments to the employment agreements with each of Mr. Walin and Mr. Restivo under which each of them were granted an option to purchase 1,881,795 shares of common stock with an exercise price of $0.20 per share (the price per share paid in connection with that private placement). The options granted to Mr. Walin and Mr. Restivo were intended to provide them with beneficial ownership, collectively, of approximately 10% of our common stock after giving effect to the October 2006 private placement. Pursuant to these amendments to their employment agreements, Mr. Walin and Mr. Restivo forfeited the options previously granted to them under their employment agreements as well as the additional options they would have otherwise been entitled to in connection with the sale of our securities.

We do not have any program, plan or practice that requires us to grant equity-based awards on specified dates and we have not made grants of such awards that were timed to precede or follow the release or withholding of material non-public information. It is possible that we will establish programs or policies regarding the timing of equity-based awards in the future. Authority to make equity-based awards to executive officers rests with our compensation committee.

Severance and Change of Control Payments

We believe that companies should provide reasonable severance benefits to employees, recognizing that it may be difficult for them to find comparable employment within a short period of time. We also believe it prudent that we disentangle ourselves from employees whose employment terminates as soon as practicable.  As provided in greater detail below under “Employment Agreement with Chief Executive Officer” and “Employment Agreement with Chief Financial Officer,” the employment agreements with Mr. Walin and Mr. Restivo contain provisions providing for payments following their termination by us without cause or for good reason, with increased payments and acceleration of option vesting in the event such termination follows a change of control.

In addition, in connection with his departure, we negotiated a Mutual Separation Agreement with Mr. Paciotti under which he was entitled to receive severance payments equal to one year of his annual base salary of $300,000, payable in 12 equal monthly installments. In addition, Mr. Paciotti was to continue to receive medical benefits until January 24, 2008. In consideration of such payments, Mr. Paciotti agreed to release us in full from any and all claims and to continue to be bound by the confidentiality and non-solicitation terms of his employment agreement. In September 2006, in consideration of a cash payment of $85,926, Mr. Paciotti agreed to the termination of our remaining obligations under the Mutual Separation Agreement. Prior to such payment, we had approximately $194,000 of remaining cash severance obligations to Mr. Paciotti.

Other Benefits

We believe that establishing competitive benefit packages for our employees is an important factor in attracting and retaining highly qualified personnel. Executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, and our 401(k) plan, in each case on the same basis as other employees. We do not currently provide a matching contribution under our 401(k) plan nor do we offer retirement benefits.

Perquisites

Pursuant to their respective employment agreements, Mr. Walin receives a car allowance of $1,500 per month, and Mr. Restivo receives a car allowance of $1,000 per month. In addition, under the terms of their employment agreements with us, we are obligated to reimburse Mr. Walin and Mr. Restivo for all reasonable travel, entertainment and other expenses incurred by them in connection with the performance of their duties and obligations under their respective agreements.

Summary Compensation Table

The following table shows for the fiscal year ended December 31, 2006, compensation awarded to or paid to, or earned by, Steven Walin, our Chief Executive Officer; Joseph Restivo, our Chief Financial Officer; and Nazzareno Paciotti, who was our Chief Executive Officer and Chief Financial Officer during 2006 and departed from the Company on March 28, 2006 (the “Named Executive Officers”).

Summary Compensation Table for Fiscal 2006

Name and Principal Position	Year	Salary ($)		Bonus ($)		Option Awards (2) ($)		All Other Compensation ($)		Total ($)
Steven Walin Chief Executive Officer	2006	$315,859		$240,625	(1)	$259,445	(3)	$15,231	(6)	$831,160
Joseph Restivo Chief Financial Officer	2006	$159,351		—		$50,684	(4)	$9,692	(6)	$219,727
Nazzareno Paciotti Former Chief Executive Officer and Chief Financial Officer	2006	$259,791	(7)	—		$4,000	(5)	—		$263,791

(1)	Consists of a signing bonus of $100,000 and a guaranteed bonus of $140,625 for the first year of employment, both as required by the specific terms of Mr. Walin’s Employment Agreement.

(2)
The value of option awards granted to the Named Executive Officers has been estimated pursuant to SFAS No. 123(R) based on our expense during 2006 for the options described in the footnotes below, except that for purposes of this table, we have assumed that none of the options will be forfeited. The Named Executive Officers will not realize the estimated value of these awards in cash until these awards are vested and exercised or sold. For information regarding our valuation of option awards, see “Stock-Based Compensation” in Note 1 of our financial statements for the year ended December 31, 2006.

(3)
Represents 2006 expense with respect to options to purchase 60,000 shares of common stock granted March 6, 2006, with exercise prices of $15.00 to $40.00 per share, and options to purchase 1,881,795 shares of common stock granted October 4, 2006, with an exercise price of $0.20 per share, after giving effect to the cancellation of the option granted March 6, 2006, which was forfeited in connection with the grant in October 4, 2006.

(4)
Represents 2006 expense with respect to options to purchase 15,000 shares of common stock granted March 28, 2006, with exercise prices of $8.00 to $39.00 per share, and options to purchase 1,881,795 shares of common stock granted October 4, 2006, with an exercise price of $0.20 per share, after giving effect to the cancellation of the option granted March 28, 2006, which was forfeited in connection with the grant in October 4, 2006.

(5)
Represents 2006 expense with respect to options to purchase 7,500 share of common stock granted January 6, 2005, with an exercise price of $75.00 per share, and options to purchase 5,000 shares of common stock granted February 17, 2004, with an exercise price of $130.00 per share.

(6)	Consists of a car allowance of $1,500 per month for Mr. Walin and $1,000 per month for Mr. Restivo.

(7)	Includes approximately $192,000 of severance payments.

Grants of Plan-Based Awards

The following table shows for the fiscal year ended December 31, 2006, certain information regarding grants of awards under our Amended and Restated 2004 Long Term Incentive Plan to our Named Executive Officers. All share and per share amounts in the table below give effect to the 1-for-50 reverse stock split effected in November 2006.

Grants of Plan-Based Awards in Fiscal 2006

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Closing Price of Common Stock on Grant Date (if lower than Exercise Price) ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Steven Walin	October 4, 2006 (1)	1,881,795	$.20	$1.98	$56,454
	March 6, 2006 (2)	60,000	$15.00 to $40.00	—	$300,000
Joseph Restivo	October 4, 2006 (1)	1,881,795	$.20	$1.98	$56,454
	March 28, 2006 (2)	15,000	$8.00 to $39.00	—	$54,750
Nazzareno Paciotti	—	—	—	—	—

(1)
These options were granted under our 2004 Long-Term Incentive Plan concurrently with our October 2006 private placement, and the exercise price of these options is equal to the price per share paid by investors in that private placement. These options vested immediately as to 25% of the shares subject to the option grant, and become exercisable as to the remaining option shares in equal monthly installments over the 36-month period following the grant date.

(2)
These options were granted pursuant to the employment agreements of Mr. Walin and Mr. Restivo, respectively, and as described above in “Compensation Discussion and Analysis,” these options were forfeited in connection with the October 4, 2006 option grants.

Outstanding Equity Awards at Fiscal Year -End

The following table shows for the fiscal year ended December 31, 2006, certain information regarding outstanding equity awards at fiscal year end for the Named Executive Officers. All share and per share amounts in the table below give effect to the 1-for-50 reverse stock split effected in November 2006.

Outstanding Equity Awards At December 31, 2006

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Steven Walin	548,857	1,332,938	$.20	October 4, 2016
Joseph Restivo	548,857	1,332,938	$.20	October 4, 2016
Nazzareno Paciotti (1)	—	—	—	—

(1)	Pursuant to a Mutual Separation Agreement described below, all options previously held by Mr. Paciotti expired on December 31, 2006.

Option Exercises And Stock Vested

None of our Named Executive Officers exercised stock options or vested with respect to stock awards during our fiscal year ended December 31, 2006.

Pension Benefits

None of our Named Executive Officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our Named Executive Officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Employment Contracts; Termination of Employment and Change-in-Control Arrangements

Employment Agreement with Chief Executive Officer

We have entered into an Employment Agreement, dated as of February 9, 2006, with Steven Walin, our Chief Executive Officer. The Employment Agreement is for a three-year term of employment which commenced March 6, 2006. Pursuant to the Employment Agreement, Mr. Walin received a $100,000 signing bonus and receives an annual base salary of $375,000.

Pursuant to his Employment Agreement, Mr. Walin was also paid a guaranteed bonus equal to 50% of his base salary ($140,625) for the first nine months of his service to us, and is entitled to receive an annual bonus of up to 50% of his base salary based on the achievement of annual performance targets approved of by our board of directors, for subsequent years.

In addition, pursuant to the Employment Agreement, in the event that Mr. Walin’s employment is terminated by us without “Cause” or by Mr. Walin for “Good Reason” (as such terms are defined in the Employment Agreement), Mr. Walin will be entitled to:

•	payment of all accrued but unpaid base salary, his signing bonus (to the extent then unpaid), and unpaid annual bonus with respect to any completed fiscal year;

•
payment of his base salary and continued medical benefits for 12 months; provided, that if such termination occurs after a “Change in Control” Mr. Walin will instead be entitled to a payment equal to 200% of his base salary and continued medical benefits for 24 months;

•	pro-rated bonus for the year in which the termination occurs, payable following such fiscal year to the extent he would have otherwise been entitled to such bonus; and

•
provided at least six months has expired since the last vesting of an option grant, a pro rata vesting of his option shares which are scheduled to vest on the next vesting date; provided, that if such termination occurs after a “Change in Control” or after the first anniversary of Mr. Walin’s employment with us, all of the unvested options will immediately vest.

If Mr. Walin’s employment is terminated as a result of his death or disability, we will pay him his accrued but unpaid base salary, unpaid signing bonus, and unpaid annual bonus with respect to any completed fiscal year, and a pro-rated portion of any bonus he would have otherwise been entitled for the fiscal year in which the termination occurs.

Mr. Walin is prohibited under the Employment Agreement from using or disclosing any of our proprietary information, competing with us, hiring any of our employees or consultants and soliciting any of our customers or suppliers to reduce or cease business with us.

On October 4, 2006, we entered into an amendment to our Employment Agreement with Mr. Walin under which we issued him an option to purchase 1,881,795 shares of our Common Stock at an exercise price of $.20 per share (such number of shares and exercise price after giving effect to our subsequent reverse stock split) vesting over a three-year period. Pursuant to the amendment, Mr. Walin forfeited all stock options previously granted to him under his employment agreement as well as the right to be issued additional stock options upon the closing of a private placement of our securities. In addition, we amended the definition of “Cause” for termination purposes to include our incurrence of a net loss, as defined in the amendment, in the quarter ending June 30, 2007.

Employment Agreement with Chief Financial Officer and Chief Operating Officer

We have entered into an Employment Agreement, dated as of March 28, 2006, with Joseph Restivo, our Chief Financial Officer and Chief Operating Officer. The Employment Agreement is for a three-year term and provides Mr. Restivo with an annual base salary of $200,000, and an annual bonus of up to 50% of his base salary based on the achievement of annual performance targets approved of by our board of directors. Effective October 1, 2007, Mr. Restivo’s annual base salary was increased to $250,000.

In addition, pursuant to the Employment Agreement, in the event that Mr. Restivo’s employment is terminated by us without “Cause” or by Mr. Restivo for “Good Reason” (as such terms are defined in the Employment Agreement), Mr. Restivo will be entitled to:

•	payment of all accrued but unpaid base salary and unpaid annual bonus with respect to any completed fiscal year;

•
payment of his base salary and continued medical benefits for 12 months; provided, that if such termination occurs after a “Change in Control” Mr. Restivo will instead be entitled to a payment equal to 200% of his base salary and continued medical benefits for 24 months;

•	pro-rated bonus for the year in which the termination occurs, payable following such fiscal year to the extent he would have otherwise been entitled to such bonus; and

•
provided at least six months has expired since the last vesting of his option grant, a pro rata vesting of his option shares which are scheduled to vest on the next vesting date; provided, that if such termination occurs after a “Change in Control” or after the first anniversary of Mr. Restivo’s employment with us, all of the unvested options will immediately vest.

If Mr. Restivo’s employment is terminated as a result of his death or disability, we will pay him his accrued but unpaid base salary and unpaid annual bonus with respect to any completed fiscal year, and a pro-rated portion of any bonus he would have otherwise been entitled for the fiscal year in which the termination occurs.

Mr. Restivo is prohibited under the Employment Agreement from using or disclosing any of our proprietary information, competing with us, hiring any of our employees or consultants and soliciting any of our customers or suppliers to reduce or cease business with us.

On October 4, 2006, we entered into an amendment to our Employment Agreement with Mr. Restivo under which we issued him an option to purchase 1,881,795 shares of our Common Stock at an exercise price of $.20 per share (such number of shares and exercise price after giving effect to our subsequent reverse stock split) vesting over a three-year period. Pursuant to the amendment, Mr. Restivo forfeited all stock options previously granted to him under his employment agreement as well as the right to be issued additional stock options upon the closing of a private placement of our securities. In addition, we amended the definition of “Cause” for termination purposes to include our incurrence of a net loss, as defined in the amendment, in the quarter ending June 30, 2007.

Separation Agreement with Nazzareno Paciotti

On March 28, 2006 we entered into a Mutual Separation Agreement with Nazzareno Paciotti, who was our Chief Financial Officer from February 2004 until such date, and who was our Chief Executive Officer from February 2004 until March 6, 2006. Pursuant to the Mutual Separation Agreement, the parties mutually agreed to the termination of Mr. Paciotti’s employment with us and to his resignation as a director and officer of GVI Security Solutions, Inc. and its subsidiaries. Mr. Paciotti was entitled to receive severance payments equal to one year of his annual base salary of $300,000, payable in 12 equal monthly installments. In addition, Mr. Paciotti will continue to receive medical benefits until January 24, 2008. Mr. Paciotti agreed to release us in full from any and all claims and to continue to be bound by the confidentiality and non-solicitation terms of his employment agreement. In September 2006, in consideration of a cash payment of $85,926, Mr. Paciotti agreed to the termination of our remaining obligations under the Mutual Separation Agreement. Prior to such payment, we had approximately $194,000 of remaining cash severance obligations to Mr. Paciotti.

Director Compensation

Non-employee Directors

On December 6, 2006, our Board of Directors approved compensation arrangements for non-employee directors under which each of our non-employee directors are entitled to receive a monthly cash payment of $2,500. David Weiner and Craig Ellins waived their rights to receive these payments through September 2007. In addition, in October 2007 our Board of Directors approved the monthly cash payment of $4,000 to the Chairman of our Board of Directors. Our directors are also reimbursed for actual out-of-pocket expenses incurred by them in connection with their attendance at meetings of the Board of Directors.

From August 2005 through June 2006, our non-employee directors received a monthly payment of $2,000 in cash. In addition, in October 2005, we adopted a Non-Employee Directors’ Stock Plan and authorized 400,000 shares of Common Stock (before giving effect to 1-for-50 reverse stock split) for issuance thereunder. Under the Non-Employee Directors’ Stock Plan, each non-employee director was awarded shares of our Common Stock with an aggregate fair market value of $1,000 as of the 15th day of each month. The shares authorized for issuance under the Non-Employee Directors’ Stock Plan were exhausted in August 2006.

Former Chairman Compensation

Howard Safir was our Chairman of the Board from February 17, 2004 until October 4, 2006. Under an agreement dated as of February 17, 2004 with November Group, Ltd., of which Mr. Safir is a principal, November Group agreed to provide us with advice, consultation and assistance over a term of three years ending February 17, 2007 for a fee of $600,000, payable in equal monthly installments over the term of the agreement. Upon the closing of our October 2006 private placement, which constituted a change in control under the agreement, we paid the remaining fee owed to the November Group in the amount of approximately $108,000.

The following table shows for the fiscal year ended December 31, 2006 certain information with respect to the compensation of all non-employee directors of the Company.

Director Compensation for Fiscal 2006

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (1)		All Other Compensation ($)		Total ($)
Richard Berman (2)	$12,000	$7,903	$1,312	(3)	—		$21,215
Victor DeMarines (2)	$4,000	$3,903	—		—		$7,903
Craig Ellins	—	—	$56	(4)	—		$56
Gary Freeman	—	—	$56	(4)	—		$56
Bruce Galloway (2)	$12,000	$6,000	$1,312	(3)	—		$19,312
John Gutfreund (2)	$12,000	$7,903	—		—		$19,903
Asa Hutchinson (2)	$12,000	$7,903	—		—		$19,903
Kenneth Minihan (2)	$4,000	$3,903	—		—		$7,903
Joseph Rosetti (2)	$12,000	$7,903	$1,162	(5)	—		$21,065
Howard Safir (2)	—	—	$3,883	(6)	$241,673	(8)	$245,556
David Weiner	—	—	—		—		—
Moshe Zarmi	$12,000	$6,000	$701	(7)			$18,701

(1)
The value of option awards granted to directors has been estimated pursuant to SFAS No. 123(R) based on our expense during 2006 for the options described in the footnotes below, except that for purposes of this table, we have assumed that none of the options will be forfeited. The directors will not realize the estimated value of these awards in cash until these awards are vested and exercised or sold. For information regarding our valuation of option awards, see “Stock-Based Compensation” in Note 1 of our financial statements for the year ended December 31, 2006.

(2)	Not currently a director of the Company.

(3)
Represents 2006 expense with respect to options to purchase 950 shares of common stock granted January 6, 2005, with an exercise price of $75.00 per share, and options to purchase 6,000 shares of common stock granted February 17, 2004, with an exercise price of $130.00 per share.

(4)	Represents 2006 expense with respect to options to purchase 10,000 shares of common stock granted October 20, 2006, with an exercise price of $0.20 per share.

(5)
Represents 2006 expense with respect to options to purchase 950 shares of common stock granted January 6, 2005, with an exercise price of $75.00 per share, and options to purchase 5,000 shares of common stock granted February 17, 2004, with an exercise price of $130.00 per share.

(6)
Represents 2006 expense with respect to options to purchase 5,500 shares of common stock granted January 6, 2005, with an exercise price of $75.00 per share, and options to purchase 10,000 shares of common stock granted February 17, 2004, with an exercise price of $130.00 per share.

(7)
Represents 2006 expense with respect to options to purchase 10,000 shares of common stock granted October 20, 2006, with an exercise price of $0.20 per share, options to purchase 450 shares of common stock granted January 6, 2005, with an exercise price of $75.00 per share, and options to purchase 3,000 shares of common stock granted February 17, 2004, with an exercise price of $130.00 per share.

(8)	Paid to November Group, Ltd. pursuant to the agreement dated February 17, 2004, as described above.

Stock Option Plan

In March 2004, our stockholders approved our 2004 Long-Term Incentive Plan, reserving 118,798 (after giving effect to a subsequent one-for-65 reverse split) shares of our Common Stock for issuance thereunder. Pursuant to amendments to the Plan approved by our stockholders, and after giving effect to our recent one-for-50 reverse split, we are authorized to issue up to 5,900,000 shares of Common Stock under the Plan. The Plan provides for the grant of options and other awards to our employees, officers, directors and consultants. The Plan authorizes the Board of Directors to issue incentive stock options (“ISOs”) as defined in Section 422(b) of the Internal Revenue Code of 1986, as amended, stock options that do not conform to the requirements of that Code section (“Non-ISOs”), stock appreciation rights (“SARs”), restricted stock, stock awards and other stock based awards. Directors who are not employees of the Company may only be granted Non-ISOs.

The Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has the authority to select those employees, officers, directors and consultants whose performance it determines significantly promotes the Company’s success to receive discretionary awards under the Plan, grant the awards, interpret and determine all questions of policy with respect thereto and adopt rules, regulations, agreements and instruments deemed necessary for its proper administration.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On October 6, 2006, we completed a $5 million private placement, consisting of 100 Units at a price of $50,000 per unit. Each of Steve Walin, our Chief Executive Officer, and Joseph Restivo, our Chief Financial Officer, purchased one-half of a Unit in the private placement. Each Unit consisted of 25,000 shares of Common Stock and a 6% Subordinated Secured Convertible Promissory Note in the principal amount of $45,000, convertible into 225,000 shares of Common Stock at a conversion price equal to $.20. On November 27, 2006, we effected a 50-for-1 reverse stock split of the Common Stock, and all of the Convertible Notes (including approximately $40,460 of accrued interest) were converted to Common Stock. After giving effect to the reverse split and the conversion, we have outstanding 26,392,834 shares of Common Stock, of which 25,202,314 were issued to the purchasers of the Units (2,500,000 on the closing of the October 2006 private placement and 22,702,314 upon conversion of the Convertible Notes in November 2006).

W-Net, Inc. acted a consultant to us in connection with the private placement and in consideration thereof, we issued to W-Net’s designees warrants to purchase 1,875,000 shares of Common Stock at a price of $.20 per share. David Weiner is the principal of W-Net, and is also the managing member of GVI Investment Company LLC, which was the lead investor in the private placement. In connection with the private placement, Mr. Weiner was appointed to our Board of Directors.

The purchasers in the private placement consisted of a group of accredited investors led by GVI Investment Company, LLC, a Nevada limited liability company formed for the purpose of participating in the private placement. GVI Investment Company, LLC, which purchased $2.5 million of the Units is managed by David Weiner. In January 2007, GVI Investment Company LLC transferred to its members the 12,601,712 shares of Common Stock it acquired in connection with its investment in the private placement. Included in such transfers was the transfer of 2,016,274 shares of Common Stock to Mr. Weiner, who through GVI Investment Company LLC invested $400,000 in the private placement.

In connection with the private placement, and effective immediately following its closing, our existing directors at that time, other than Steven Walin our Chief Executive Officer, resigned, and David Weiner, Craig Ellins, Gary Freeman, Moshe Zarmi and Joseph Restivo, our Chief Financial Officer, were appointed to our Board of Directors.

On January 22, 2007, we completed a private placement of 1,713,334 shares of Common Stock at a price of $0.60 per share for aggregate gross consideration of $1,028,000. The purchasers in the private placement included Craig Ellins, a director of ours who purchased 83,333 shares of Common Stock, and Steve Walin, our Chief Executive Officer, who purchased 16,667 shares of Common Stock.

Director Independence

All members of our Board of Directors, other than our Chairman of the Board, David Weiner, our Chief Executive Officer, Steven Walin, and our Chief Financial Officer, Joseph Restivo, are independent under the standards set forth in Nasdaq Marketplace Rule 4200(a)(15). In addition, each member of our Compensation and Governance Committees is independent under Nasdaq Marketplace Rule 4200(a)(15) and each member of our Audit Committee is independent under the standards set forth in Nasdaq Marketplace Rules 4350(d)(2)(A)(i) and (ii).

PRINCIPAL STOCKHOLDERS

The following table sets forth as of December 17, 2007, certain information known to us with respect to the beneficial ownership of Common Stock by (i) each person who is known by us to own of record or beneficially more than 5% of the outstanding Common Stock, (ii) each of our directors executive officers, and (iii) all of our directors and executive officers as a group. Unless otherwise indicated, each of the stockholders can be reached at the Company’s principal executive offices located at 2801 Trade Center Drive, Suite 120, Carrollton, Texas 75007.

	SHARES BENEFICIALLY OWNED[1]
	Number	Percent (%)
Beneficial Owners of more than 5% of Common Stock (other than directors and executive officers)
Steven Kolow[2] PO Box 5360 Wayland, MA 01778	5,340,623	19.7%
Europa International, Inc. [3]	3,557,303	12.4%
Fred Knoll [4]	3,565,445	12.4%
HG Investments, LLC 7030 Hayvenhurst Ave. Van Nuys, CA 91406	2,770,342	9.8%
Richard Kall [5] 9000 Players Club Drive Las Vegas, NV 89134	2,595,342	9.2%
Directors and Executive Officers
David Weiner [6]	2,911,649	10.1%
Craig Ellins [7]	188,958	*
Gary Freeman [7]	105,625	*
Moshe Zarmi [7]	105,625	*
Joseph Restivo[8]	1,223,730	4.2%
Steven Walin[8]	1,240,397	4.2%
All directors and executive officers as a group (six persons) [9]	6,150,984	19.5%

*  Less than 1%.

1
Gives effect to the shares of Common Stock issuable upon the exercise of all options exercisable within 60 days of January 22, 2007 and other rights beneficially owned by the indicated stockholders on that date. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned. Percentage ownership is calculated based on 28,147,107 shares of the Common Stock outstanding as of December 17, 2007. All information is based upon information furnished by the persons listed, contained in filings made by them with the SEC or otherwise available to the Company.

2
Includes 324,938 shares of Common Stock issuable upon exercise of warrants and 600,000 shares of Common Stock held by The Kolow Charitable Foundation, as to which Mr. Kolow has voting and dispositive powers.

3
Includes 650,063 shares of Common Stock issuable upon exercise of warrants. Europa’s address is P.O. Box 146, Road Town, Tortola, British Virgin Islands. Fred Knoll is the principal of Knoll Capital Management, L.P., which manages Europa’s investments.

4
Includes (i) 3,557,303 shares of Common Stock beneficially owned by Europa; (ii) 1,475 shares of Common Stock beneficially owned by Thinking Technologies, L.P., and (iii) warrants to purchase 6,667 shares of Common Stock held by Knoll Capital Fund II. Fred Knoll is the principal of Knoll Capital Management, L.P., which is the general partner of Thinking Technologies, L.P., and the investment manager of Knoll Capital Fund II and Europa. Mr. Knoll’s address is c/o Knoll Capital Management, L.P. 666 5th Avenue Suite 3702, New York, New York 10102.

5	Includes 75,000 shares of Common Stock issuable upon exercise of a warrant.

6
Includes (i) 20,020 shares of Common Stock owned by Woodman Management Corporation, of which David Weiner is the sole shareholder, (ii) 568,688 shares of Common Stock issuable upon exercise of a warrant, and (iii) warrants to purchase 6,667 shares of Common Stock held by W-Net, Inc., of which Mr. Weiner is the sole shareholder.

7	Includes 105,625 shares of Common Stock issuable upon exercise of options.

8	Includes 1,097,713 shares of Common Stock issuable upon exercise of options.

9	Includes Messrs. Weiner, Ellins, Freeman, Zarmi, Walin, and Restivo.

SELLING STOCKHOLDERS

The following is a list of the selling stockholders who own or who have the right to acquire the 6,932,411 shares of Common Stock covered by this prospectus. As set forth below and elsewhere in this prospectus, some of these selling stockholders hold or within the past three years have held, a position, office or other material relationship with us or our predecessors or affiliates.

With the exception of the shares issuable upon exercise of warrants and the shares being registered on behalf of Wade Thomas and Protect-A-Life, Inc., all of the shares of Common Stock being registered were issued to investors in our October 2006 and January 2007 private placements.

We have also registered 86,136 of the 100,000 shares of Common Stock we issued to Wade Thomas, pursuant to an agreement dated October 20, 2006, in lieu of $20,000 of severance obligations owed to him, and 25,000 shares of Common Stock we issued to Protect-A-Life, Inc. under a consulting agreement dated November 8, 2006.

The following table sets forth information concerning the selling stockholders, including the number of shares currently held and the number of shares offered by each selling shareholder.

	Before Offering			After Offering
Name of Selling Stockholder	Number of Shares Owned(1)	Percentage Owned (2)	Number of Shares Offered(3)	Number of Shares Owned (4)	Percentage Owned (4)
Bruce I. Raben Living Trust	1,078,970	3.8%	294,487	784,483	2.8%
David Weiner (5)	2,661,649	9.3%	727,047	1,934,602	6.7%
Edward Schneider	50,407	*	14,177	36,230	*
Emmanuel Metz	959,673	3.4%	91,337	868,336	3.1%
Europa International Inc. (6)	3,557,303	12.4%	962,024	2,595,279	9.0%
Greg Akselrud	504,068	1.8%	141,774	362,294	1.3%
HG Investments, LLC (7)	2,770,342	9.8%	779,187	1,991,155	7.1%
Joseph Restivo (8)	1,233,730	4.2%	35,444	1,188,286	4.1%
Lars Mapstead	504,068	1.8%	141,774	362,294	1.3%
Mathias Venture Partners LLC (9)	1,260,171	4.4%	354,436	905,735	3.2%

	Before Offering			After Offering
Name of Selling Stockholder	Number of Shares Owned(1)	Percentage Owned (2)	Number of Shares Offered(3)	Number of Shares Owned (4)	Percentage Owned (4)
MER Investment Inc. (10)	483,068	1.7%	120,774	362,294	1.3%
Paul & Beth Guez Living Trust	1,304,736	4.6%	54,822	1,249,914	4.4%
Richard Kall (11)	2,595,342	9.2%	729,966	1,865,376	6.6%
Scott & Sandra Alderton Family Trust	126,017	*	35,444	90,573	*
Steven Kolow (12)	5,340,623	18.8%	1,484,136	3,856,487	13.5%
Steven Walin (13)	1,240,397	4.2%	40,131	1,200,266	4.1%
Strategic Turnaround Equity Partners, L.P. (14)	1,475,792	5.2%	415,082	1,060,710	3.8%
Todd Denkin	50,407	*	14,177	36,230	*
Wade Thomas (15)	220,250	*	136	220,114	*
William H. Bokovoy	1,174,804	4.2%	330,426	844,378	3.0%
Protect-A-Life, Inc. (16)	25,000	*	25,000	0	*
Michael C. Luria	83,333	*	23,438	59,895	*
Schmidt Family, LP (17)	166,667	*	46,877	119,790	*
Craig Ellins (18)	188,958	*	23,438	162,520	*
Charles Weiner (19)	166,667	*	46,877	119,790	*

* Less than 1%.

(1) Includes shares of Common Stock that the selling stockholder has the right to acquire beneficial ownership of within 60 days. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) and includes voting and investment power with respect to shares. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned. All information is as of December 17, 2007 and is based upon information furnished by the persons listed, contained in filings made by them with the SEC or otherwise available to the Company.

(2) Based on 28,147,107 shares of Common Stock issued and outstanding on December 17, 2007.

(3) This table assumes that each selling stockholder will sell all shares offered for sale by it under this registration statement. Stockholders are not required to sell their shares.

(4) Assumes that all shares of Common Stock registered for resale by this prospectus have been sold.

(5)  Includes (i) 20,020 shares of Common Stock owned by Woodman Management Corporation, of which David Weiner is the sole shareholder, (ii) 568,688 shares of Common Stock issuable upon exercise of a warrant, and (iii) warrants to purchase 6,667 shares of Common Stock held by W-Net, Inc., of which Mr. Weiner is the sole shareholder. David Weiner is our Chairman of the Board.

(6)  Includes 650,063 shares of Common Stock issuable upon exercise of warrants. Europa’s address is P.O. Box 146, Road Town, Tortola, British Virgin Islands. Fred Knoll is the principal of Knoll Capital Management, L.P., which is the investment manager for Europa. Prior to February 19, 2004, Mr. Knoll was our Chairman, and he was a director of ours until December 31, 2004.

(7) Gary Hewitt and Doug Gravink, managers, have voting and dispositive powers with respect to these shares.

(8)  Includes 1,097,713 shares of Common Stock issuable upon exercise of options. Joseph Restivo is a director of ours and our Chief Financial Officer and Chief Operating Officer.

(9) Joseph L. Matthias, IV, and Michael J. Matthias, members, have voting and dispositive powers with respect to these shares.

(10) Michael E. Rosen, President has voting and dispositive powers with respect to these shares.

(11) Includes 75,000 shares of Common Stock issuable upon exercise of warrants.

(12) Includes 324,938 shares of Common Stock issuable upon exercise of warrants and 600,000 shares of Common Stock held by The Kolow Charitable Foundation, as to which Mr. Kolow has voting and dispositive powers.

(13) Includes 1,097,713 shares of Common Stock issuable upon exercise of options. Steve Walin is a director of ours and our Chief Executive Officer.

(14) Includes 50,063 shares of Common Stock issuable upon exercise of warrants. Bruce Galloway and Gary Herman have voting and dispositive powers with respect to these shares. Mr. Galloway was formerly a director of ours.

(15)  Includes 206,250 shares of Common Stock issuable upon exercise of warrants. Wade Thomas is a former employee of ours.

(16) J. Paul has voting and dispositive powers with respect to these shares.

(17) Robert Schmidt has voting and dispositive powers with respect to these shares.

(18) Includes 3,750 shares of Common Stock issuable upon exercise of options. Craig Ellins is a director of ours.

(19) Charles Weiner is the father of David Weiner, our Chairman.

PLAN OF DISTRIBUTION

We are registering the shares of Common Stock on behalf of the selling stockholders. As used in this prospectus, “selling stockholders” includes the pledges, donees, transferees or others who may later hold the selling stockholders’ interests. We have agreed to pay the costs and fees of registering the shares, but the selling stockholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the shares, including attorneys’ fees.

The stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	broker-dealers may agree with the stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the stockholders may arrange for other brokers dealers to participate in sales. Broker-dealers may receive commissions or discounts from the stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The stockholders may from time to time pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of stockholders to include the pledgee, transferee or other successors in interest as stockholders under this prospectus.

The stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The Company is required to pay all fees and expenses incident to the registration of the shares. The Company has agreed to indemnify the stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 203,000,000 shares, consisting of 200,000,000 shares of Common Stock, par value $0.001 per share, and 3,000,000 shares of preferred stock, par value $0.001 per share. Our board of directors may designate the rights and preferences of additional series of preferred stock. Preferred stock could be used, under certain circumstances, as a way to discourage, delay or prevent a takeover of the Company. See “Anti-Takeover Provisions.” As of December 17, 2007, we had 28,147,107 shares of Common Stock issued and outstanding.

Common Stock

Under our Certificate of Incorporation, shares of our Common Stock are identical in all respects, and each share entitles the holder to the same rights and privileges as are enjoyed by other holders and is subject to the same qualifications, limitations and restrictions as apply to other shares.

Holders of our Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Holders of our Common Stock do not have cumulative voting rights. Accordingly, subject to voting rights of holders of any preferred stock that may be issued, holders of a plurality of our Common Stock present at a meeting at which a quorum is present are able to elect all of the directors eligible for election. The holders of a majority of the voting power of our issued and outstanding capital stock constitutes a quorum.

The holders of our Common Stock are entitled to dividends when and if declared by our board of directors from legally available funds. The holders of our Common Stock are also entitled to share pro rata in any distribution to stockholders upon the Company’s liquidation or dissolution.

None of the shares of our Common Stock:

•	have preemptive rights;

•	are redeemable;

•	are subject to assessments or further calls;

•	have conversion rights; or

•	have sinking fund provisions.

Preferred Stock

We are currently authorized to issue 3,000,000 shares of preferred stock in one or more series. Our board of directors may determine the terms of additional series of preferred stock at the time of issuance without action by our stockholders. The terms of any issuance of preferred stock may include:

•	voting rights, including the right to vote as a series on particular matters, which could be superior to those of our Common Stock;

•	preferences over our Common Stock as to dividends and distributions in liquidation;

•	conversion and redemption rights, including the right to convert into shares of our Common Stock; and

•	sinking fund provisions.

Anti-Takeover Provisions

Certain anti-takeover provisions in our Certificate of Incorporation may make a change in control of the Company more difficult, even if a change in control would be beneficial to our stockholders. In particular, our board of directors will be able to issue up to 3,000,000 shares of preferred stock with rights and privileges that might be senior to our Common Stock, without the consent of the holders of our Common Stock, and has the authority to determine the price, rights, preferences, privileges and restrictions of the preferred stock. Although the ability to issue preferred stock may provide us with flexibility in connection with possible acquisitions and other corporate purposes, this issuance may make it more difficult for a third party to acquire a majority of our outstanding voting stock.

Transfer Agent

The transfer agent for our Common Stock is Continental Stock Transfer & Trust Company, located at 17 Battery Place, New York, NY 10002. Continental Stock Transfer & Trust Company’s telephone number is (212) 509-4000.

COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our certificate of incorporation provides that we shall indemnify our directors and officers to the fullest extent permitted by Delaware law and that none of our directors will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to the Company or its stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;

•	under section 174 of the Delaware General Corporation Law for the unlawful payment of dividends; or

•	for any transaction from which the director derives an improper personal benefit.

These provisions require the Company to indemnify its directors and officers unless restricted by Delaware law and eliminate the Company’s rights and those of its stockholders to recover monetary damages from a director for breach of his fiduciary duty of care as a director except in the situations described above. The limitations summarized above, however, do not affect the Company’s ability or that of its stockholders to seek non-monetary remedies, such as an injunction or rescission, against a director for breach of his fiduciary duty.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS

The validity of the shares of Common Stock being offered hereby have been passed upon for us by Cooley Godward Kronish LLP, New York, New York.

EXPERTS

The consolidated financial statements as of December 31, 2006 and for the year then ended included in and made a part of this document have been audited by Weinberg & Company, P.A., independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The consolidated financial statements as of December 31, 2005 and December 31, 2004 and for the years then ended included in and made a part of this document have been audited by Mercadien, P.C., Certified Public Accountants, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

We have not had any material disagreements with our independent accountants within the last two fiscal years. On December 28, 2006, following the approval of our Audit Committee, we engaged Weinberg & Company, P.A., as our independent accountants to audit our financial statements for our fiscal year ended December 31, 2006, replacing our prior accountants, Mercadien, P.C., Certified Public Accountants. In addition, since our February 2004 merger was a reverse acquisition and GVI Security, Inc. was the acquirer for accounting purposes, the pre-acquisition financial statements of GVI Security, Inc. are now our historical financial statements, and those financial statements were audited by Weaver and Tidwell, L.L.P.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC’s public reference room at 100 F Street, NE, Washington D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings are also available to the public from commercial document retrieval services and at the Web site maintained by the SEC at http://www.sec.gov. Our Web site address is http://www.gviss.com. The information on our Web site is not incorporated into this prospectus.

We will furnish our stockholders with an annual report before each annual meeting of stockholders. Our annual reports will include financial statements audited by our independent registered public accounting firm.

We have filed a registration statement on Form S-1 under the Securities Act with the SEC covering the Common Stock to be offered by the selling stockholders. As permitted by the rules and regulations of the SEC, this document does not contain all information set forth in the registration statement and exhibits thereto, all of which are available for inspection as set forth above. For further information, please refer to the registration statement, including the exhibits thereto. Statements contained in this document relating to the contents of any contract or other document referred to herein are not necessarily complete, and reference is made to the copy of that contract or other document filed as an exhibit to the registration statement or other document, and each statement of this type is qualified in all respects by that reference.

No person is authorized to give any information or make any representation not contained in this document. You should not rely on any information provided to you that is not contained in this document. This prospectus does not constitute an offer to sell or a solicitation of an offer to purchase the securities described herein in any jurisdiction in which, or to any person to whom, it is unlawful to make the offer or solicitation. Neither the delivery of this document nor any distribution of shares of Common Stock made hereunder shall, under any circumstances, create any implication that there has not been any change in our affairs as of any time subsequent to the date hereof.

FINANCIAL STATEMENTS

Page

Consolidated Balance Sheet at September 30, 2007 (Unaudited)	F-2

Consolidated Statements of Operations for the three and nine month
periods ended September 30, 2007 and 2006 (Unaudited)	F-3

Consolidated Statements of Cash Flows for the three and nine month
periods ended September 30, 2007 and 2006 (Unaudited)	F-4

Notes to Financial Statements (Unaudited)	F-5

Reports of Independent Registered Public Accounting Firms	F-15

Balance Sheet of GVI Security Solutions, Inc.
as of December 31, 2006 and 2005	F-17

Statements of Operations of GVI Security Solutions, Inc.
for the years ended December 31, 2006, 2005 and 2004	F-18

Statement of Changes in Stockholders' Equity of GVI Security
Solutions, Inc. for the years ended December 31, 2006, 2005 and 2004	F-19

Statements of Cash Flows of GVI Security Solutions, Inc.
for the years ended December 31, 2006, 2005 and 2004	F-20

Notes to Financial Statements	F-21

GVI Security Solutions, Inc.
Condensed Consolidated Balance Sheet

(In thousands, except share and per share amounts)

	September 30, 2007	December 31, 2006
	(Unaudited)
ASSETS
Current Assets
Cash	$795	$225
Accounts receivable, net	7,228	7,881
Inventory, net	9,846	6,416
Prepaid and other current assets	744	1,324
Total Current Assets	18,613	15,846

Property and Equipment, net	201	383
Deferred loan origination fee, net	-	209
Other assets	34	34
Total Assets	$18,848	$16,472
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities
Accounts payable	$7,727	$7,059
Accrued expenses	1,867	2,022
Capitalized lease obligations, current	65	77
Senior term note	556	1,925
Revolving credit facility	7,733	6,366
Liabilities of discontinued operations	183	400
Total Current Liabilities	18,131	17,849

Capital lease obligations, net of current portion	18	63
Total Liabilities	18,149	17,912

Commitments and Contingencies
Stockholders' Equity (Deficit)
Preferred stock, undesignated, $.001 par value, 3,000,000 shares authorized, none issued or outstanding	-	-
Common stock, $.001 par value, 200,000,000 shares authorized; 28,147,107 shares issued and outstanding at September 30, 2007 and 26,292,830 shares issued and outstanding at December 31, 2006	28	26
Additional paid-in-capital	34,504	33,309
Accumulated deficit	(33,833)	(34,775)
Total Stockholders' Equity (Deficit)	699	(1,440)
Total Liabilities and Stockholders' Equity (Deficit)	$18,848	$16,472

The Notes to Condensed Consolidated Financial Statements are an integral part of these statements

GVI Security Solutions, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2007	2006	2007	2006

Revenues	$10,761	$10,067	$34,055	$32,920

Cost of Revenues	7,647	9,445	24,587	28,360

Gross Profit	3,114	622	9,468	4,560

Selling, General and Administrative Expenses	2,431	2,794	7,682	9,865
Impairment of goodwill and other intangible assets		977		977

Operating Income (Loss)	683	(3,149)	1,786	(6,282)

Interest Expense	196	399	808	966

Income (loss) from continuing operations before income taxes and loss on discontinued operations	487	(3,548)	978	(7,248)

Income Tax Expense	13	22	36	68
Income (loss) from continuing operations before loss from discontinued operations	474	(3,570)	942	(7,316)

Loss from discontinued operations, net of taxes	-	576	-	(2,674)

Net Income (loss)	$474	$(2,994)	$942	$(9,990)

Basic income (loss) per common share:
Continuing operations income (loss) per common share	$0.02	$(3.35)	$0.03	$(7.08)
Discontinued operations loss per common share	$0.00	$0.54	$0.00	$(2.59)
Net income (loss) per common share	$0.02	$(2.81)	$0.03	$(9.66)
Weighted average common shares outstanding	28,147	1,065	27,997	1,034

Diluted net income (loss) per common share:
Continuing operations income (loss) per common share	$0.01	$(3.35)	$0.03	$(7.08)
Discontinued operations loss per common share	$0.00	$0.54	$0.00	$(2.59)
Net income (loss) per common share	$0.01	$(2.81)	$0.03	$(9.66)
Weighted average common shares outstanding	33,473	1,065	33,592	1,034

The Notes to Condensed Consolidated Financial Statements are an integral part of these statements

GVI Security Solutions, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)

(In thousands)

	Nine Months Ending September 30
	2007	2006
Cash Flows (Used In) Provided by Operating Activities
Net Income (Loss)	$942	$(9,990)
Adjustments to Reconcile Net Income (Loss) to Net Cash Used In Operating Activities
Loss from discontinued operations, net of tax	-	2,674
Loss on retirement of assets	-	50
Impairment of goodwill and intangible assets	-	977
Depreciation and amortization from continuing operations	185	381
Amortization of deferred loan origination fee	209	450
Compensation costs and expenses of vested common stock warrants and options	141	567
Changes in Assets and Liabilities
Accounts receivable	654	1,383
Inventory	(3,430)	4,036
Refundable income tax receivable	-	643
Prepaid and other current assets	580	280
Accounts payable	668	(716)
Accrued expenses	(136)	205
Net cash (used in) provided by operating activities from continuing operations	(187)	941

Net cash (used in) provided by operating activities
of discontinued operations	(218)	506
Net cash (used in) provided by operating activities	(405)	1,447

Cash Flows (Used in) Provided by Investing Activities
Purchase of property and equipment	(2)	(45)
Proceeds from sale of investment	-	50

Net Cash (Used in) Provided by Investing Activities	(2)	5

Cash Flows Provided By (Used In) Financing Activities
Net proceeds from revolving credit facility	1,367	(2,168)
Sale of common stock	1,028	-
Proceeds from exercise of stock options	8
Principal payments of term note	(1,369)	(850)
Principal repayments of capitalized lease obligations	(57)	(99)
Net Cash Provided By (Used In) Financing Activities	977	(3,177)

Net Increase (Decrease) in Cash	570	(1,668)

Cash, Beginning of Period	225	3,284
Cash, End of Period	$795	$1,618
SUPPLEMENTARY CASH FLOW INFORMATION
Cash paid for interest	$618	$691
Cash paid for income taxes	43	2
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Debt principal payment converted to common stock	$-	$300
Accrued obligation converted to common stock	20	-

The Notes to Condensed Consolidated Financial Statements are an integral part of these statements

GVI Security Solutions, Inc.
Notes to Condensed Consolidated Financial Statements

NOTE 1 ~ SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

GVI Security Solutions (“GVI” or “Company”) provides video surveillance products and systems for a variety of applications and for use in numerous markets including educational institutions, retail stores and warehouses, gaming establishments, theme parks, public works projects, bank branches and offices, and many other homeland security applications.

The Company’s product line includes cameras designed for specific applications, recording systems, displays, management software and other necessary ancillary products. These products can be configured as a system that is scalable as customer needs expand or become more complex in nature.

Basis of Presentation

These condensed consolidated financial statements should be read in conjunction with the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2006. All share and per share amounts herein have been given retroactive effect to the 1-for-50 reverse stock split of the Company’s common stock effected in November 2006 (See Note 4).

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles applicable to interim financial information and with the requirements of Form 10-Q of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. Interim results are not necessarily indicative of results for a full year. In the opinion of management, all adjustments considered necessary for a fair presentation of the financial position and the results of operations and cash flows for the interim periods have been included.

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of GVI Security Solutions, Inc., and its wholly-owned subsidiaries GVI Security, Inc. and Rapor, Inc. All Inter-company transactions, balances and profits have been eliminated.

Going Concern and Recent Liquidity Developments

The Company’s financial statements for the year ended December 31, 2005 and 2004 have been presented in accordance with generally accepted accounting principles, which assumes the Company’s continuity as a going concern. During the years ended December 31, 2005 and 2004, the Company suffered net losses of approximately $13.0 million and $7.8 million, respectively. These factors raised substantial doubt about the Company’s ability to continue as a going concern.

During the year ended December 31, 2006, the Company utilized net cash from operations of $4,872,000, and had a working capital deficit of $2,004,000 and a stockholders’ deficiency of $1,440,000 as of December 31, 2006. In October 2006, the Company raised $5 million in gross proceeds in a private placement of common stock and convertible notes. At December 31, 2006, the Company had cash and cash equivalents of approximately $225,000, a working capital deficit of approximately $2.0 million, a stockholders’ deficiency of $1.4 million, an outstanding balance of $1.9 million under the Laurus Term Loan, and an outstanding revolving credit loan balance from Laurus Master Fund of approximately $6.4 million, with an additional $2.2 million available for borrowing under such facility. On January 22, 2007, the Company completed a private placement of 1,713,334 shares of Common Stock at a price of $0.60 per share, raising $1,028,000 in proceeds. In addition, during the nine months ended September 30, 2007, the Company’s operations experienced substantial improvement, resulting in net income of $942,000 for the period. Management continues to implement measures to reduce operating costs, including sales and marketing expenses, support and other general and administrative expenses, and expects to maintain profitability going forward. Furthermore, on November 21, 2007, the Company repaid all of its obligations to Laurus Master Fund in connection with the new credit facility the Company obtained from Wells Fargo, which provides the Company with increased borrowing ability. The credit facility with Wells Fargo also improved the Company’s working capital, as a substantial amount of debt previously classified as current (which had been due to Laurus), has been replaced with long term debt. (See Note 9).

Management believes that cash generated from operations, together with borrowings available under the Credit Agreement with Wells Fargo, will provide the Company with adequate financing to fund operations that will be sufficient to meet the Company’s cash requirements through the end of 2008.

Discontinued Operations

In the first quarter of 2006, the Company’s board approved a plan to discontinue its Retail Channel business. This business is accounted for as discontinued operations and, accordingly, its operations are segregated in the accompanying condensed financial statements. In connection with the discontinuance of the Retail Channel business for the years ended December 31, 2006 and 2005, the Company wrote down assets identified with the retail business by approximately $2.3 million and $2.9 million, respectively, to net realizable value. The write down to net realizable value was based on management’s best estimates of the amounts expected to be realized on the disposition of all related assets and liabilities held for disposition from the discontinued operations. The results of the discontinued operations do not include any allocation of corporate overhead during the periods presented.

On September 13, 2006, the Company entered into an agreement with its former distributor to the retail channel, whereby the Company transferred to this distributor substantially all of its remaining retail inventory in exchange for the termination of the parties’ respective remaining obligations under its previous alliance agreement. The Company has written off all remaining net assets associated with the Retail Channel business, and has accrued a remaining reserve of $182,000 for estimated obligations associated with completing the termination of this business channel.

Revenue Recognition

The Company’s primary source of revenue is from sales of its products. The Company recognizes revenue when the sales process is deemed complete and associated revenue has been earned. The Company’s policy is to recognize revenue in accordance with Security and Exchange Commission Staff Accounting Bulletin (“SAB”) 104, Revenue Recognition, when products have been shipped, risk of loss and title to the product transfers to the customer, the selling price is fixed and determinable and collectibility is reasonably assured. Net sales is comprised of gross revenue less expected returns, trade discounts and customer allowances, which include costs associated with off-invoice mark downs and other price reductions, as well as trade promotions. Related incentive costs are recognized at the later of the date on which the Company recognizes the related revenue or the date on which the Company offers the incentive.

The Company allows customers to return defective products when they meet certain established criteria as outlined in its sales terms and conditions. It is the Company’s practice to regularly review and revise, when deemed necessary, its estimates of sales returns, which are based primarily on actual historical return rates. The Company records estimated sales returns as reductions to sales, cost of sales, and accounts receivable and an increase to inventory. Returned products which are recorded as inventory are valued based upon the amount the Company expects to realize upon its subsequent disposition. The Company considers the physical condition and marketability of the returned products as major factors in estimating realizable value. Actual returns, as well as realized values on returned products, may differ significantly, either favorably or unfavorably, from Company estimates if factors such as customer inventory levels or competitive conditions differ from estimates and expectations and, in the case of actual returns, if economic conditions differ significantly from Company estimates and expectations.

At the time revenue is recognized, the Company also records reductions to revenue for customer incentive programs in accordance with the provisions of Emerging Issue Task Force (EITF) Issue No. 01-09, “Accounting for Consideration Given from a Vendor to a Customer (Including a Reseller of the Vendor’s Products).” Such incentive programs include cash and volume discounts, price protection, promotional, cooperative and other advertising allowances. For those incentives that require the estimation of sales volumes or redemption rates, such as for volume rebates, the Company uses historical experience and internal and customer data to estimate the sales incentive at the time the revenue is recognized. In the event that the actual results of these items differ from the estimates, adjustment to the sales incentive accruals would be recorded.

Inventory

Inventory is stated at the lower of cost (first-in, first-out method) or market and consists of goods held for resale and parts used for repair work. Reserves are recorded for slow-moving, obsolete, nonsaleable or unusable items based upon a product-level review, in order to reflect inventory balances at their net realizable value. Inventory reserve balances at September 30, 2007 and December 31, 2006 were approximately $2,205,000 and $2,541,000, respectively.

Advertising

Advertising costs are expensed as incurred. Certain advertising costs, which include various promotional incentives and trade show participation, for the nine months ended September 30, 2007 and 2006 were reimbursed by Samsung in the form of marketing incentives and partial reimbursement for trade show participation. Advertising costs, net of reimbursements, during the three month periods ended September 30, 2007 and 2006 were $159,000 and $258,000, respectively, and during the nine month periods ended September 30, 2007 and 2006 were $450,000 and $712,000, respectively.

Income Taxes

Income tax expense for the three and nine month periods ending September 30, 2007 and 2006 relate to state and local franchise taxes that are due to various states and municipalities in which the Company is licensed and transacts business. For the three and nine month periods ended September 30, 2007, the Company has not recorded any federal income tax liability, due to the existence and availability of operating loss carry-forwards, and has not accrued a deferred tax asset for the operating loss carry-forward as continued taxable income is uncertain.

Credit Risk Concentration

During the three months ended September 30, 2007, two customers accounted for $2,053,000 (19%) and $1,613,000 (15%), respectively, of the Company’s sales. During the three months ended September 30, 2006, two customers accounted for $1,634,000 (16%) and $1,450,000 (14%), respectively, of the Company’s sales. During the nine months ended September 30, 2007, two customers accounted for $6,443,000 (19%) and $6,018,000 (18%), respectively, of the Company’s sales. During the nine months ended September 30, 2006, three customers accounted for $4,745,000 (14%), $4,633,000 (14%) and $3,171,000 (10%), respectively, of the Company’s sales.

As of September 30, 2007, the two significant customers noted above comprised $2,076,000 (25%) and $1,227,000 (15%), respectively, of the Company’s total outstanding gross accounts receivable balance. As of December 31, 2006, the three significant customers noted above comprised $1,753,000 (19%), $1,682,000 (18%) and $1,098,000 (11%), respectively, of the Company’s total outstanding accounts receivable balance.

International sales accounted for approximately 30%, and 28% of the Company's sales during the three months ended September 30, 2007 and 2006, respectively. Collectively, Mexico, Brazil, and Columbia accounted for approximately 21%, and 17% of the Company's sales during the three months ended September 30, 2007 and 2006, respectively.
International sales accounted for approximately 29%, and 25% of the Company's sales during the nine months ended September 30, 2007 and 2006, respectively. Collectively, Mexico, Brazil, and Columbia accounted for approximately 18%, and 16% of the Company's sales during the nine months ended September 30, 2007 and 2006, respectively.

The Company performs ongoing credit evaluations of its customers and generally requires no collateral from them.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include those that relate to the valuation of inventory, accounts receivable, accrued liabilities and the useful lives of property and equipment.

Earnings per Share

Statement of Financial Accounting Standards No. 128, "Earnings per Share", requires presentation of basic earnings per share ("Basic EPS") and diluted earnings per share ("Diluted EPS"). Basic earnings (loss) per share is computed by dividing earnings (loss) available to common stockholders by the weighted average number of common shares outstanding during the period.

Diluted earnings per share reflects the potential dilution, using the treasury stock method, that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company. In computing diluted earnings per share, the treasury stock method assumes that outstanding options and warrants are exercised and the proceeds are used to purchase common stock at the average market price during the period. Options and warrants will have a dilutive effect under the treasury stock method only when the average market price of the common stock during the period exceeds the exercise price of the options and warrants.

The following is a reconciliation of the calculation of basic and diluted earnings per share for the three and nine months ended September 30, 2007 and 2006 ($ in thousands except for per share amounts).

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Weighted average common shares outstanding	28,147	1,065	27,997	1,034
Effect of dilutive securities:
Warrants	1,403	-	1,486	-
Common stock options	3,923	-	4,109	-
Weighted average common shares and dilutive securities outstanding	33,473	1,065	33,592	1,034

Warrants to purchase approximately 135,000 shares of common stock at various prices exceeding $0.89 per share were outstanding during the three and nine months ended September 30, 2007 but were not included in the computation of diluted earnings per share for those periods because the respective warrant exercise prices were greater than the average market price of the common shares during those periods, and their effect would be anti-dilutive. Options to purchase approximately 299,000 and 149,000 share of common stock at various prices exceeding $0.76 and $0.89 per share were outstanding during the three months and nine months ended September 30, 2007 but were not included in the computation of diluted earnings per share for this period because the respective option exercise prices were greater than the average market price of the common shares during this period, and their effect would be anti-dilutive.

Options and warrants to purchase approximately 7,468,000 and 6,833,000 shares of common stock at various prices were outstanding during the three and nine months ended September 30, 2006 but were not included in the computation of diluted earnings per share for those periods because the Company incurred a loss for those periods, and their effect would be anti-dilutive.

Stock-Based Compensation

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards 123R, “Share-Based Payment” (“SFAS 123R”). This statement requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. This statement establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair-value based measurement method in accounting for share-based payment transactions with employees except for equity instruments held by employee share ownership plans.

Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS 123R, using the modified prospective method. Under this method, the provisions of SFAS 123R apply to all awards granted or modified after the date of adoption and all previously granted awards not yet vested as of the date of adoption.

The Company uses the Black-Scholes option pricing model to estimate the fair value of warrants and option awards with the following weighted average assumptions for the period indicated:

	Nine Months Ended September 30,
	2007	2006

Dividend yield	-	-
Risk-free factors	4%-6%	4.7%
Volatility factors	43%	47%
Option Lives in Years	6.0	6.0

Adoption of New Accounting Policies

In June 2006, the FASB ratified the Emerging Issues Task Force (EITF) consensus on EITF Issue No. 06-3 "How Taxes Collected From Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation)" (EITF 06-3). The scope of EITF 06-3 includes any tax assessed by a governmental authority that is directly imposed on a revenue-producing transaction between a seller and a customer, and provides that a company may adopt a policy of presenting taxes either on a gross basis - that is, including the taxes within revenue - or on a net basis. For any such taxes that are reported on a gross basis, a company should disclose the amounts of those taxes for each period for which an income statement is presented if those amounts are significant. EITF 06-3 is effective for financial reports for interim periods and annual reporting periods beginning after December 15, 2006. The Company adopted EITF 06-3 on January 1, 2007. The Company collects various taxes that fall under the scope of EITF 06-3 on services provided and is accounting for and reporting them on a net basis.

Effective January 1, 2007, the Company adopted Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes (“FIN 48”), an interpretation of FASB Statement No. 109, Accounting for Income Taxes.” The Interpretation addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under FIN 48, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. FIN 48 also provides guidance on derecognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. At the date of adoption, and as of September 30, 2007, the Company does not have a liability for unrecognized tax benefits, and no adjustment was required on the adoption.

The Company files income tax returns in the U.S. federal jurisdiction and various states. The Company is subject to U.S. federal and state income tax examinations by tax authorities for years after 2002. During the periods open to examination, the Company has net operating loss and tax credit carry forwards for U.S. federal and state tax purposes that have attributes from closed periods. Since these NOLs and tax credit carry forwards may be utilized in future periods, they remain subject to examination.

The Company’s policy is to record interest and penalties on uncertain tax provisions as income tax expense. As of September 30, 2007, the Company has not accrued interest or penalties related to uncertain tax positions.

Recent Accounting Pronouncements

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities-Including an amendment of FASB Statement No. 115”, (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other assets and liabilities at fair value on an instrument-by-instrument basis. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company does not believe that the adoption of this pronouncement will have a significant impact on its consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements," which provides enhanced guidance for using fair value to measure assets and liabilities. SFAS No. 157 provides a common definition of fair value and establishes a framework to make the measurement of fair value in generally accepted accounting principles more consistent and comparable. SFAS No. 157 also requires expanded disclosures to provide information about the extent to which fair value is used to measure assets and liabilities, the methods and assumptions used to measure fair value, and the effect of fair value measures on earnings. SFAS No. 157 is effective for financial statements issued in fiscal years beginning after November 15, 2007 and to interim periods within those fiscal years. The Company does not believe the adoption of SFAS No. 157 will have a material impact on its consolidated results of operations, financial position, or cash flows.

NOTE 2 ~ LAURUS CREDIT FACILITY

On May 27, 2004, the Company closed a $15 million convertible debt financing with Laurus Master Funds (“Laurus”) under which the Company was originally provided with a $5 million term loan and a $10 million revolving line of credit. Borrowings under the Laurus credit facility are secured by all assets of the Company. At September 30, 2007 and December 31, 2006, $556,000 and $1.9 million, respectively, in principal was outstanding under the Term Loan and $7.7 million and $6.4 million, respectively, in principal was outstanding under the revolving line of credit. The agreements with Laurus prohibit the payment of dividends on the Company’s Common Stock, and contain other customary affirmative and negative covenants.

The term loan is evidenced by a Secured Term Note (“Term Note”) and bears interest at a rate per annum equal to the prime rate (as reported in the Wall Street Journal), plus two percent (9.75% at September 30, 2007 and 10.25% at December 31, 2006, respectively), subject to a floor of six percent. Interest on the term loan is payable monthly.

Amounts outstanding under the Term Note were initially convertible into Common Stock at Laurus's option at a conversion price initially equal to $135.00 per share. In December 2004 the conversion price was reduced to $95.50 under the terms of the anti-dilution feature of the Term Note. As the market price of the stock at the date of the modification was significantly below the conversion price, there was no financial statement impact of the modification of the conversion price. In addition, subject to (i) having an effective registration statement with respect to the shares of Common Stock underlying the Term Note, and (ii) limitations based on trading volume of the Common Stock, originally scheduled principal and interest payments under the Term Note were to be made in shares of Common Stock valued at the conversion price. In addition, prepayments under the Term Note were subject to a premium in the amount of 20% of the principal being prepaid.

Borrowings under the revolving credit facility bear interest at a rate per annum equal to the prime rate plus two percent (9.75% at September 30, 2007 and 10.25% at December 31, 2006, respectively). The revolving line of credit terminates, and borrowings there under become due, on December 31, 2007.

Amounts outstanding under the revolving credit facility were initially convertible to Common Stock at Laurus's option at a conversion price initially equal to $169.00 per share. In December 2004 the conversion price was reduced to $111.00 under the terms of the anti-dilution feature of the facility. As the market price of the stock at the date of the modification was significantly below the conversion price, there was no financial statement impact of the modification of the conversion price. To the extent the Company repays loans outstanding under the revolving credit facility, the Company may reborrow under the revolving credit facility, provided that aggregate loans outstanding under the revolving credit facility at any time may not exceed the lesser of $10 million or a borrowing base equal to the sum of 83.7% of "eligible accounts" plus 60% of "eligible inventory" (with borrowings based on eligible inventory limited to $3.5 million). Eligible accounts are generally gross accounts receivable less foreign receivables and domestic receivables over 90 days from invoice date. Eligible inventory is substantially all finished goods inventory.

Pursuant to an amendment, dated as of May 26, 2006, between the Company and Laurus, (i) payments of principal due to Laurus for the months of June 2006 through December 2006 under the Term Note were reduced from $190,000 per month to $100,000 per month, (ii) the final payment of principal due to Laurus under the Term Note on May 27, 2007 was correspondingly increased from $435,000 to $1,065,000, and (iii) the exercise price of warrants previously issued to Laurus at the time of loan origination to purchase an aggregate of 26,800 shares of the Company’s Common Stock was reduced from $175.00 to $30.00. Pursuant to a further Amendment, dated as of June 22, 2006, the conversion price of $300,000 of principal under the Term Note was reduced to $7.50 from $95.50, and Laurus converted such amount of principal into 40,000 shares of the Company’s Common Stock. The principal so converted was applied to the payments of principal that would otherwise have been due under the Term Note for the months of July, August and September 2006. As a result of the reduction in the exercise price of the warrants, the Company recorded an interest charge of approximately $76,000 in the second quarter of 2006. In addition, the Company also recorded a charge of approximately $20,000 from the reduction of the conversion price of $300,000 of convertible term debt principal in June 2006.

On October 4, 2006, in connection with the Company’s private placement transaction, the Company entered into an Omnibus Amendment and Consent with Laurus, pursuant to which Laurus consented to the issuance of convertible notes in the private placement. In addition, Laurus agreed to further amendments to the Company’s revolving credit facility and term loan agreements under which (i) the ability of Laurus to convert the Company’s revolving credit facility and term loan into Common Stock was eliminated; (ii) the maturity date of both the revolving credit facility and Term Note was extended from May 24, 2007 until December 31, 2007; (iii) prepayment penalties with respect to both the revolving credit facility and Term Note were eliminated; and (iv) monthly principal payments of $152,000 are due under the Term Note for the months of January 2007 through November 2007, with a final payment due in December 2007 in the amount of $252,000.

NOTE 3 ~ CAPITALIZED LEASES

The Company has entered into separate capital lease obligations in conjunction with the acquisition of warehouse racking and office furniture. These assets have original capitalized values of $519,000, and have payment terms ranging from 48 to 60 months.

Future minimum lease payments under noncancelable capital lease obligations at September 30, 2007 were as follows ($ in thousands):

2007	$21
2008	53
2009	13
Total payments	87
Less amounts relating to interest	4
Total capital lease obligations	83
Less current portion	65
Capital lease obligations, noncurrent	$18

NOTE 4 ~ STOCKHOLDERS’ EQUITY

October 2006 Private Placement

On October 6, 2006, the Company completed a $5 million private placement (excluding closing costs of $100,000), consisting of 100 Units at a price of $50,000 per unit. Each Unit consisted of 25,000 shares of Common Stock and a 6% Subordinated Secured Convertible Promissory Note (“Convertible Notes”) in the principal amount of $45,000, convertible into 225,000 shares of Common Stock at a conversion price equal to $.20. As a result, the Company issued 2,500,000 shares of common stock for $400,000 (net of closing costs of $100,000) and Convertible Notes in the aggregate principal amount of $4,500,000 convertible into 22,500,000 shares of the Company’s common stock. The Company could repay the Convertible Notes at maturity through the issuance of common stock, so long as the market price of the common stock was no less than 150% of the conversion price at maturity. The Convertible Notes could not be converted into common stock until the amendment of the Company’s certification of incorporation effecting a reverse stock split providing for a sufficient number of authorized shares of common stock to permit such conversion. On November 27, 2006, the Company effected a 50-for-1 reverse stock split of the Common Stock, and all of the Convertible Notes (including $40,463 of accrued interest) were converted to Common Stock.

The conversion price of the Convertible Notes was less than the market price of the Company’s common stock on the date of the issuance of the Convertible Notes. In accordance with EITF 98-5 the Company recognized a debt discount of $4.5 million associated with the beneficial conversion feature of the Convertible Notes. The entire debt discount was recognized by the Company on November 27, 2006, the date on which the Company’s 50-for-1 reverse split was effected and the Notes became ultimately convertible.

As part of the transaction, the Company agreed to issue warrants to purchase an aggregate of 1,875,000 shares of Common Stock at a price of $.20 per share to a consultant that became a director. As a result of this agreement, the Company recorded deferred loan origination fees equal to the fair value of the warrant totaling $46,875.

January 2007 Private Placement Transaction

On January 22, 2007, the Company completed a private placement of 1,713,334 shares of Common stock at a price of $0.60 per share, totaling $1,028,000. 100,000 of such shares were purchased by a director of the Company and its Chief Executive Officer.

During the nine months ended September 30, 2007, the company issued 100,000 share of its common stock to settle accounts payable of $20,000.

NOTE 5 ~ COMMITMENTS & CONTINGENCIES

General

Sales to certain consumers of video surveillance and other security products may be subject to sales tax requirements and possible audits by state taxing authorities. The Company has recorded an estimate of its liability for sales taxes and believes any changes would not have a material effect on its financial condition or results of operations.

The Company is also party to other disputes in the normal course of business. Management believes the ultimate resolution of such disputes will not have a material effect on the financial statements.

Vendor Agreement

On October 2, 2006, the Company entered into a new Product Distribution Agreement (“Agreement”) with Samsung, under which the Company was granted the right to distribute Samsung’s complete line of professional video surveillance and security products in North, Central and South America (“Territory”) through December 31, 2010. Pursuant to the Agreement, Samsung agreed to a limited non-compete in the Territory. The Agreement also provides for minimum annual purchase amounts of $21 million and $27 million for the years ending December 31, 2006 and 2007, respectively, and allows Samsung to terminate the Agreement at any time if the Company does not achieve the annual minimum purchase amounts, as well as upon the Company’s breach of any of its other obligations there under. During the nine months ended September 30, 2007, the Company purchased approximately $18.6 million under the Distributorship Agreement with Samsung. The Company anticipates that it will meet the minimum purchase amounts for 2007, although there can be assurance in that regard.

NOTE 6 ~ INCOME TAXES

The reconciliation of the federal statutory rate to the effective income tax rate applicable to income (loss) from continuing operations is as follows:

	Three Months Ended September 30:		Nine Months Ended September 30:
	2007	2006	2007	2006

US Statutory tax rate - provision (benefit)	35.0%	35.0%	35.0%	35.0%
Increases (decreases) resulting from:
State income taxes	0.9	(1.1)	1.3	(1.2)
Changes in A/R & inventory reserves	0.8	-	(9.4)	-
Net operating loss deductions	(36.1)	(35.0)	(30.0)	(35.0)
Depreciation	(0.1)	-	(1.4)	-
Other - net	1.0	-	4.4	-
Effective income tax rate	2.7%	(1.1%)	3.8%	(1.2%)

The Company incurred significant operating losses over the past several fiscal years, which generated net operating loss carry-forwards which may be available for future utilization. Internal Revenue Code Section 382 places a limitation on the utilization of Federal net operating loss and other credit carry-forwards when an ownership change, as defined by the tax law, occurs. Generally, this occurs when a greater than 50 percentage point change in ownership occurs. In October 2006, as a result of the completion of the Company’s private placement transaction, the investors in the private placement as a group became the beneficial owners of approximately 96% of the Company’s outstanding shares, assuming full conversion of convertible promissory notes issued to these investors in conjunction with the transaction.

The Company estimates that net operating losses, generated prior to October 2006, and losses generated subsequently thereafter, available to offset future taxable income generated after December 31, 2006 is approximately $5.2 million, and expire in years beginning 2007 through 2021.

NOTE 7 ~ 2004 STOCK INCENTIVE PLAN

In February 2004, the Company adopted its 2004 Long-Term Stock Plan and reserved up to 118,798 shares of Common Stock for issuance there under. In June 2006 the shares available under this Plan increased from 118,798 to 200,000, and in October 2006 the shares available were increased under this Plan to 5,900,000.

In March 2006, the Company granted to the Chief Executive Officer and Chief Financial Officer options to purchase a total of 75,000 shares of Common Stock exercisable at $8.00 to $40.00 per share. These options were not granted under a plan. In October 2006, the Company entered into amendments to the employment agreements of both the Chief Executive Officer and Chief Financial Officer, by which the Company agreed to issue to each of the two officers an option to purchase 1,881,795 shares of the Company’s Common Stock at an exercise price of $.20 per share vesting over a three-year period. Under the terms of the amendments, the two officers agreed to forfeit options to purchase an aggregate of 75,000 shares of common stock previously issued to them. In addition, options to purchase an aggregate of 1,640,000 shares of common stock were made available for distribution to other key management members at an exercise price of $.20 per share vesting over a three-year period. Additionally, options to purchase an aggregate of 30,000 shares of common stock were granted to directors. The director options provided for an exercise price of $.20 per share over a 10 year life, and vest over a three-year period.

On February 14, 2007, the Company granted to three directors options to purchase an aggregate of 300,000 shares of the Company’s common stock. These options provide for an exercise price of $.60 per share over a 10 year life. 25% of each director’s options vest immediately, with the remaining 75,000 options vesting ratably in 12 installments of 6,250 each on the first day of each fiscal quarter of the Company commencing April 1, 2007.

On May 29, 2007, the Company granted to an employee options to purchase an aggregate of 100,000 shares of the Company’s common stock. These options provide for an exercise price of $.95 per share over a 10 year life, commencing January 1, 2008. 20% of the employee’s options vest January 1, 2008, with the remaining 80,000 options vesting monthly over the following 3 year period beginning thereafter.

On July 13, 2007, the Company granted two separate employee’s options to purchase an aggregate of 150,000 shares of the Company’s common stock. These options provide for an exercise price of $.80 per share over a 10 year life, commencing January 1, 2008. 20% of the employee’s options vest January 1, 2008, with the remaining 120,000 options vesting monthly over the following 3 year period beginning thereafter.

A summary of the status and activity of the Company’s stock options for the nine months ended September 30, 2007 is presented below:

	Nine Months Ended September 30, 2007
	Shares	Weighted Ave Exercise Price

Outstanding at January 1, 2007:	5,498,797	$1.37
Granted	550,000.72
Exercised	(40,830)	.20
Forfeited	(45,749)	33.77
Outstanding at September 30, 2007:	5,962,218	$1.07

Options Exercisable at September 30, 2007:	2,513,448	$2.15

The aggregate intrinsic values of outstanding and exercisable options at September 30, 2007 were approximately $3,394,000 and $1,481,000 respectively.

The weighted average fair value of options issued at date of grant using the fair value based method during the nine months ended September 30, 2007 is estimated at $0.34. The total intrinsic value of options exercised during the nine months ended September 30, 2007 was approximately $30,000.

The following table summarizes information about stock options outstanding as of September 30, 2007:

Outstanding Options			Exercisable Options
Exercise Prices	Shares Outstanding at September 30, 2007	Weighted-average Remaining Contractual Life	Number Outstanding at September 30, 2007
$0.20	5,363,590	9.1 years	2,346,571
.60	300,000	4.4 years	118,749
.95	100,000	10.3 years	-
.80	150,000	10.3 years	-
15.93	4,637	5.8 years	4,637
42.50	2,000	7.5 years	1,500
75.00	13,366	7.3 years	13,366
130.00	28,625	6.4 years	28,625
	5,962,218	8.9 years	2,513,448

There were 40,830 stock options exercised during the nine months ended September 30, 2007 resulting in proceeds to the company of approximately $8,166.

The Company recognized compensation expense from the vesting of issued stock options of approximately $77,384  for the nine months ended September 30, 2007, and had estimated future compensation expense from these stock options of approximately $221,206 at September 30, 2007 which will be recognized over the remaining estimated weighted useful life of 31 months.

NOTE 8 ~ WARRANTS

A summary of the Company’s outstanding warrants at September 30, 2007 is as follows:

Description	Shares	Approx. Remaining Term (Years)	Exercise Price

Laurus Master Fund	26,800	3.8	$30.00
Laurus finder’s fee	1,880	3.7	$175.00
ESI	60,000	4.1	$75.00
Rapor shareholders	27,079	4.2	$152.00
Oct. 2004 bridge financing	15,333	2.1	$75.00
Consultants	3,500	2.1	$175.00 - $250.00
Professional consultants	100,000	4.5	$0.60
Consulting fee paid to director	1,875,000	2.0	$0.20
Other	131	0.2	$390.00
	2,109,723

In April 2007 the Company issued a warrant to purchase 100,000 shares of common stock at a price of $.60 per share to a consultant. The warrant has a term of 5 years commencing from the date of grant. In conjunction with the issuance of the grant, the Company recorded a charge to expense of approximately $63,000 to reflect the fair value of the warrants issued.

NOTE 9 ~ SUBSEQUENT EVENT

On November 20, 2007, the Company, through its wholly-owned subsidiary GVI Security, Inc., entered into a Credit and Security Agreement with Wells Fargo Bank, National Association under which the Company was provided with a $15 million revolving credit facility (the “Credit Facility”). On November 21, 2007, the Company borrowed approximately $10.3 million under the Credit Facility, using approximately $8.6 million of the proceeds to repay in full all of its outstanding indebtedness to Laurus Master Fund. In addition, the Company used $1.7 million of the initial loan proceeds to increase its working capital. Borrowings under the Credit Facility are secured by all of the Company’s assets. Upon closing, the Company paid Wells Fargo an origination fee of $37,500 and will pay Wells Fargo an annual fee equal to .25% of the average daily unused portion of the Facility.

Outstanding loans under the Credit Facility become due on November 20, 2010, and interest accrues on outstanding loans, at the Company’s option, at a per annum rate equal to the prime rate from time to time in effect plus .75% percent, or a LIBOR rate selected by the Company, plus 3.25%. In the event the Company achieves Net Income (as defined in the Credit Agreement), of $1,000,000 in the year ending December 31, 2008, the interest rate under the Credit Facility will be prospectively reduced by .50% per annum.

Aggregate loans (plus the face amount of letters of credit) outstanding under the Credit Facility at any time may not exceed the lesser of $15 million or a borrowing base equal to the sum of 85% of “Eligible Accounts” plus the lesser of (i) 60% of “Eligible Inventory” (valued at the lower of cost or market), (ii) 85% of the “Net Orderly Liquidation Value of Eligible Inventory,” and (iii) $8.5 million.

The Company will be required to pay a prepayment fee to Wells Fargo if the Credit Facility is terminated prior to maturity. Such fee ranges from $300,000 if the Credit Facility is terminated prior to November 20, 2008, to $37,500 if the Credit Facility is terminated after November 20, 2009 but prior to the maturity date.

The Credt Agreement requires the Company to comply with a number of affirmative, negative and financial covenants. Among other things, these covenants restrict the Company’s ability to pay dividends, require the Company to achieve minimum quarterly Net Income as set forth in the Credit Agreement, and require the Company to maintain a minimum Debt Service Coverage Ratio (as defined in the Credit Agreement) as of the last day of each quarter of not less than 1.25 to 1.0.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
GVI Security Solutions, Inc.
Carrollton, Texas

We have audited the consolidated balance sheet of GVI Security Solutions, Inc. and Subsidiaries as of December 31, 2006 and the related consolidated statements of operations, stockholders’ equity deficiency and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of GVI Security Solutions, Inc. and Subsidiaries as of December 31, 2006 and the results of their operations and their cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, effective January 1, 2006 the Company adopted Statement of Financial Accounting Standard ("SFAS"), "Share-Based Payment" ("SFAS 123(R)") which requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model.

Weinberg & Company, P.A.
Los Angeles, California
March 27, 2007, except for Notes 1 and 18,
as to which the date is December 14, 2007

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
GVI Security Solutions, Inc.
Carrollton, Texas

We have audited the balance sheet of GVI Security Solutions, Inc. and Subsidiaries as of December 31, 2005, and the related statements of operations, stockholders’ equity and cash flows for each of the two years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GVI Security Solutions, Inc. and Subsidiaries as of December 31, 2005, and the results of their operations and their cash flows for each of the two years then ended, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses and negative cash flows from operating activities, which have resulted in a significant reduction in cash. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Mercadien, P.C., Certified Public Accountants
Hamilton, New Jersey
March 30, 2006

GVI Security Solutions, Inc.
Consolidated Balance Sheet
December 31, 2006 and 2005
(In thousands, except share and per share amounts)

	2006	2005
ASSETS:
Current Assets
Cash and equivalents	$225	$2,981
Accounts receivable, net of allowances for doubtful accounts of $558 and $317, respectively	7,881	7,688
Inventory, net	6,416	7,127
Refundable income tax receivable	-	643
Prepaid and other current assets	1,324	1,221
Current assets of discontinued operations	-	2,850
Total Current Assets	15,846	22,510

Property and Equipment, net	384	748
Deferred loan origination fee, net	209	809
Goodwill	-	544
Intangibles, net	-	532
Other assets	33	83
Total Assets	$16,472	$25,226

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY):
Current Liabilities
Accounts payable	$7,059	$7,036
Accrued expenses	2,023	1,490
Revolving credit facility, current	6,366	-
Capitalized lease obligations, current	77	118
Senior term note, current	1,925	2,080
Liabilities of discontinued operations	400	70
Total Current Liabilities	17,850	10,794

Capital lease obligations, net of current portion	62	139
Revolving credit facility	-	8,495
Senior term note, net of current portion	-	1,195
Total Liabilities	17,912	20,623

Commitments and Contingencies

Stockholders' Equity (Deficiency)
Preferred stock, undesignated, $.001 par value, 3,000,000 shares authorized, none issued or outstanding	-	-
Common stock, $.001 par value, 200,000,000 shares authorized, 26,292,830 issued and outstanding at December 31, 2006 and 1,005,160 shares issued and outstanding at December 31, 2005	26	1
Additional paid-in capital	33,309	22,886
Accumulated deficit	(34,775)	(18,284)
Total Stockholders' Equity (Deficiency)	(1,440)	4,603
Total Liabilities and Stockholders' Equity (Deficiency)	$16,472	$25,226

The Notes to Consolidated Financial Statements are an integral part of these statements

 GVI Security Solutions, Inc.
Consolidated Statements of Operations
Years Ended December 31, 2006, 2005 and 2004
(In thousands, except per share amounts)

	2006	2005	2004

Revenues	$43,973	$40,782	$35,761

Cost of Revenues	37,389	34,814	30,834

Gross Profit	6,584	5,968	4,927

Selling, General and Administrative Expenses	13,494	15,156	13,602
Impairment of goodwill and other intangible assets	977	-	-
Other	-	200	156

Loss from operations	(7,887)	(9,388)	(8,831)

Interest Expense	5,916	1,266	691
Loss from continuing operations before income taxes and income (loss) from discontinued operations	(13,803)	(10,654)	(9,522)

Income Tax Expense (Benefit)	14	83	(1,108)

Loss from continuing operations before income (loss) from discontinued operations	(13,817)	(10,737)	(8,414)

Income (loss) from discontinued operations, net of taxes	(2,674)	(2,283)	1,236

Net loss	$(16,491)	$(13,020)	$(7,178)

Basic and diluted loss per share
Continuing operations	$(3.74)	$(10.71)	$(13.96)
Discontinued operations	$(0.72)	$(2.28)	$2.05
Net loss per share (basic and diluted)	$(4.46)	$(12.99)	$(11.91)

Shares Used in Calculation of Net Loss per share	3,693,955	1,002541	602,696

The Notes to Condensed Consolidated Financial Statements are an integral part of these statements

GVI Security Solutions, Inc.
Consolidated Statements of Stockholders’ Equity (Deficiency)
For the Years Ended December 31, 2006, 2005 and 2004

	Common Stock		Preferred A		Preferred B		Preferred D		Preferred E		Additional Paid-in-	Retained Earnings
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	(Deficit)	TOTAL

Balance, December 31, 2003 (Predecessor business)									1,000,000	$1	$574	$1,914	$2,489
Thinking Tools Capitalization	3,141	$-	1,148,799	$1	200	-	10,000	$-			20,790	(22,611)	(1,820)
Eliminate Thinking Tools to Recapitalize GVI											(21,094)	22,611	1,517
Conversion to Common Stock	884	-	(1,148,799)	(1)							1		-
Conversion to Common Stock	23,760	-					(10,000)	-			-		-
Conversion to Common Stock	564,292	1							(1,000,000)	(1)	-		-
Warrants Issued											212		212
Shares Issued	13,000	-									156		156
Acquisition of Rapor	56,117	-									673		673
Private Placement	452,399	-									31,477		31,477
Stock Repurchase	(133,333)	-									(10,000)		(10,000)
Net Loss												(7,178)	(7,178)
Balance, December 31, 2004	980,260	1	-	-	200	-	-	-	-	-	22,789	(5,264)	17,526
Laurus Principal Payment Conversion	700	-									67		67
Conversion Series B Preferred to Common	-				(200)
Restricted Stock Issued to Directors	2,644	-									30		30
Stock Options Exercised	39,500	-									629		629
Stock Exchanged for Options	(17,944)	-									(629)		(629)
Net Loss												(13,020)	(13,020)
Balance. December 31, 2005	1,005,160	1	-	-	-	-	-	-	-	-	22,886	(18,284)	4,603
Laurus Principal Payment Conversion	40,000	-									320		320
Fair value of Restricted Stock Issued to Directors	5,356										52		52
Fair value of Shares Issued to Retail Agent under Alliance Agreement	15,000	-									158		158
Beneficial Conversion from Laurus Modification of Warrant Exercise Price											76		76
Private Placement Proceeds, net	2,500,000	3									397		400
Beneficial Conversion Feature resulting from issuance of convertible notes											4,500		4,500
Subordinated Debt Conversion	22,500,000	22									4,478		4,500
Fair value of warrant issued to director											47		47
Issuance of common stock for interest on convertible debt	202,314	-									40		40
Fair value of common stock issued for services	25,000	-									23		23
Fair value of vested options											332		332
Net Loss												(16,491)	(16,491)
Balance, December 31, 2006	26,292,830	$26									$33,309	($34,775)	($1,440)

The Notes to Consolidated Financial Statements are an integral part of these statements

GVI Security Solutions, Inc.
Condensed Consolidated Statements of Cash Flows
Years Ended December 31, 2006, 2005 and 2004
(In thousands, except per share amounts)

	2006	2005	2004
Cash Flows Used In Operating Activities
Net Loss	$(16,491)	$(13,020)	$(7,178)
Adjustments to reconcile Net Loss to Net Cash Used In Operating Activities:
Loss (Income) from discontinued operations, net of tax	2,674	2,283	(1,236)
Depreciation and amortization from continuing operations	455	1,148	846
Deferred tax liability	-	-	213
Loss on retirement of assets	50	-	-
Write-down of investment	-	200	-
Impairment of goodwill and intangible assets	977	-	-
Beneficial conversion discount on convertible debt	4,500	-	-
Amortization of deferred loan origination fee	647	600	312
Fair value of shares issued for interest	40	-	-
Compensation costs and expenses for stock and options issued	661	30	189
Changes in Assets and Liabilities
Accounts receivable, net	(193)	734	(1,894)
Inventory	711	2,419	(2,215)
Refundable income tax receivable	643	-	(1,099)
Prepaids and other current assets	(103)	477	199
Other assets	-	-	(34)
Accounts payable	23	(3,712)	4,964
Accrued expenses	533	(512)	822
Net cash used in operating activities from continuing operations	(4,873)	(9,353)	(6,111)

Net cash provided by (used in) operating activities
of discontinued operations	506	(1,986)	155
Net cash provided by (used in) operating activities	(4,367)	(11,339)	(5,956)

Cash Flows Provided By (Used In) Investing Activities
Purchase of property and equipment	(42)	(430)	(1,420)
Purchase of Rapor assets	-	-	(288)
Purchase of investment	-	-	(250)
Proceeds from sale of investment	50	-	-
Net cash provided by (used in) Investing activities	8	(430)	(1,958)

Cash Flows Provided By (Used In) Financing Activities
Issuance of common stock	400	-	31,476
Issuance of convertible notes	4,500	-	-
Net proceeds from (repayments of) revolving credit facility	(2,129)	2,880	3,465
Principal payments of Senior term note	(1,050)	(1,358)	(908)
Repayment of prior line of credit	-	-	(5,304)
Principal payments of capitalized lease obligations	(118)	(170)	(126)
Restricted cash	-	-	(10,000)
Loan origination costs	-	-	(1,604)
Net Cash Provided by Financing Activities	1,603	1,352	21,243

Net Increase (Decrease) in Cash	(2,756)	(10,417)	13,329
Cash, Beginning of Period	2,981	13,398	69
Cash, End of Period	$225	$2,981	$13,398
SUPPLEMENTARY CASH FLOW INFORMATION
Cash paid for interest	$878	$429	$356
Cash paid for income taxes	14	110	468

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Debt principal payment converted to common stock	$300	$67	$-
Conversion of debt to common stock	4,500	-	-
Liabilities assumed in acquisition and Recapitalization	-	-	1,821
Capital lease equipment acquisitions	-	-	501
Conversion of related party note/loan and interest	-	-	1,517
Loan origination fee compensation cost for warrant issued	47	-	112
Rapor assets, net of liabilities assumed	-	-	741
Restricted cash to satisfy stock repurchase obligation	-	-	10,000

The Notes to Condensed Consolidated Financial Statements are an integral part of these statements

GVI Security Solutions, Inc.
Notes to Consolidated Financial Statements
For the years ended December 31, 2006, 2005 and 2004

NOTE 1 ~ SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

GVI Security Solutions, Inc. (the “Company” and/or “GVI”) was incorporated in August 1996 as Thinking Tools, Inc. and was originally engaged in the software development business. From December 18, 2000 until February 20, 2004, Thinking Tools, Inc. had no active business. On February 20, 2004, pursuant to an Agreement and Plan of Merger, Thinking Tools, Inc. acquired all of the stock of GVI Security, Inc. in a merger, and the business of GVI Security, Inc. became the business of Thinking Tools, Inc. For accounting purposes, because the Company had become a shell company, GVI Security, Inc. was treated as the acquiror in the merger, which was treated as a recapitalization of GVI Security, Inc., and the pre-merger financial statements of GVI Security, Inc. became the Company’s historical financial statements. The 2003 stockholders’ equity of the Company was retroactively restated for the equivalent number of shares of Thinking Tools, Inc. received by GVI Security, Inc. in the reverse merger, with the difference between the par value of Thinking Tools, Inc. preferred stock and GVI Security, Inc.’s common stock recorded as paid in capital. In the merger, 230,000 shares of GVI Security, Inc.’s Common Stock was converted to 1,000,000 shares of Thinking Tools, Inc. Series E Preferred Stock. The Series E Preferred Stock was initially convertible into 36,678,958 shares of Thinking Tools, Inc. common stock, and ultimately converted into 564,292 shares of common stock of the Company as a result of the one-for-65 reverse split effected on April 12, 2004 (on which date Thinking Tools, Inc. changed its name to GVI Security Solutions, Inc.) after giving effect to the one-for-50 reverse split effected on November 28, 2006 as a result of the Company’s 2006 Private Placement transaction. See Note 14 for further discussion of the Company’s 2004 Recapitalization, and Note 8 for 2006 Private Placement transaction.

On December 1, 2004, the Company acquired all of the capital stock of Rapor, Inc. in a merger in which the Company issued to Rapor’s former stockholders an aggregate of 54 shares of common stock and seven-year warrants to purchase an aggregate of 27,079 shares of common stock at an exercise price of $152 per share. In connection with the closing of the merger, the Company also paid approximately $184,000 in cash, and issued 1,960 shares of common stock, in satisfaction of secured obligations of Rapor. Rapor designs and manufactures high security building access portals.

All share and per share amounts herein have been given retroactive effect to the 1-for-65 reverse stock split of the Company’s common stock effected in April 2004, as well as to the 1-for-50 reverse stock split effected November 2006. . See Note 16 for further discussion of the Company’s 2004 Recapitalization, and Note 8 for 2006 Private Placement transaction.

Nature of Business

The Company provides video surveillance security solutions that are deployed in the commercial and homeland security market segments. Products are sold primarily to distributors and system integrators that specialize in providing security products and services to these business segments.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of GVI Security Solutions, Inc., and its wholly-owned subsidiaries GVI Security, Inc. and Rapor, Inc. All material intercompany transactions, balances and profits have been eliminated.

Reclassifications

Certain reclassifications have been made to the 2005 and 2004 financial statements for consistency purposes, including both income statement reclassifications of certain revenue and expense amounts relating to the years ended December 31, 2005 and 2004, as well as balance sheet reclassifications relating to the year ended December 31, 2005. Income statement reclassifications include (1) classification of net freight billed to customers as a reduction of costs of revenue, and (2) classification of certain warehousing, technical support and assembly expenses as costs of revenue. The balance sheet reclassification relates to recharacterization of third party controlled cash lockbox balances as other current assets at December 31, 2006.

Going Concern and Recent Liquidity Developments

The Company’s financial statements for the year ended December 31, 2005 and 2004 have been presented in accordance with generally accepted accounting principles, which assumes the Company’s continuity as a going concern. During the years ended December 31, 2005 and 2004, the Company suffered net losses of approximately $13.0 million and $7.8 million, respectively. These factors raised substantial doubt about the Company’s ability to continue as a going concern.

During the year ended December 31, 2006, the Company utilized net cash from operations of $4,872,000, and had a working capital deficit of $2,004,000 and a stockholders’ deficiency of $1,440,000 as of December 31, 2006. In October 2006, the Company raised $5 million in gross proceeds in a private placement of common stock and convertible notes. At December 31, 2006, the Company had cash and cash equivalents of approximately $225,000, a working capital deficit of approximately $2.0 million, a stockholders’ deficiency of $1.4 million, an outstanding balance of $1.9 million under the Laurus Term Loan, and an outstanding revolving credit loan balance from Laurus Master Fund of approximately $6.4 million, with an additional $2.2 million available for borrowing under such facility. On January 22, 2007, the Company completed a private placement of 1,713,334 shares of Common Stock at a price of $0.60 per share, raising $1,028,000 in proceeds. In addition, during the nine months ended September 30, 2007, the Company’s operations experienced substantial improvement, resulting in net income of $942,000 for the period. Management continues to implement measures to reduce operating costs, including sales and marketing expenses, support and other general and administrative expenses, and expects to maintain profitability going forward. Furthermore, on November 21, 2007, the Company repaid all of its obligations to Laurus Master Fund in connection with the new credit facility the Company obtained from Wells Fargo, which provides the Company with increased borrowing ability. The credit facility with Wells Fargo also improved the Company’s working capital, as a substantial amount of debt previously classified as current (which had been due to Laurus), has been replaced with long term debt. (See Note 18).

Management believes that cash generated from operations, together with borrowings available under the Credit Agreement with Wells Fargo, will provide the Company with adequate financing to fund operations that will be sufficient to meet the Company’s cash requirements through the end of 2008.

Discontinued Operations

In the first quarter of 2006, the Company’s board approved a plan to discontinue its Retail Channel business. This business is accounted for as discontinued operations and, accordingly, its operations are segregated in the accompanying financial statements. In connection with the discontinuance of the Retail Channel business for the years ended December 31, 2006 and 2005, the Company wrote down assets identified with the retail business by approximately $2.3 million and $2.9 million, respectively, to net realizable value. The write down to net realizable value was based on management’s best estimates of the amounts expected to be realized on the disposition of all related assets and liabilities held for disposition from the discontinued operations. The results of the discontinued operations do not include any allocation of corporate overhead during the periods presented.

On September 13, 2006, the Company entered into an agreement with its former distributor to the retail channel, whereby the Company transferred to this distributor substantially all of its remaining retail inventory in exchange for the termination of the parties’ respective remaining obligations under its previous alliance agreement. The Company has written off all remaining net assets associated with the Retail Channel business, and has accrued a reserve of $400,000 for estimated remaining obligations associated with completing the termination of this business channel.

Revenue Recognition

The Company’s primary source of revenue is from sales of its products. The Company recognizes revenue when the sales process is deemed complete and associated revenue has been earned. The Company’s policy is to recognize revenue when products have been shipped, risk of loss and title to the product transfers to the customer, the selling price is fixed and determinable and collectibility is reasonably assured. Net sales is comprised of gross revenue less expected returns, trade discounts and customer allowances, which include costs associated with off-invoice mark downs and other price reductions, as well as trade promotions. Related incentive costs are recognized at the later of the date on which the Company recognizes the related revenue or the date on which the Company offers the incentive.

The Company allows customers to return defective products when they meet certain established criteria as outlined in its sales terms and conditions. It is the Company’s practice to regularly review and revise, when deemed necessary, its estimates of sales returns, which are based primarily on actual historical return rates. The Company records estimated sales returns as reductions to sales, cost of sales, and accounts receivable and an increase to inventory. Returned products which are recorded as inventory are valued based upon the amount the Company expects to realize upon its subsequent disposition. The Company considers the physical condition and marketability of the returned products as major factors in estimating realizable value. Actual returns, as well as realized values on returned products, may differ significantly, either favorably or unfavorably, from Company estimates if factors such as customer inventory levels or competitive conditions differ from estimates and expectations and, in the case of actual returns, if economic conditions differ significantly from Company estimates and expectations.

At the time revenue is recognized, the Company also records reductions to revenue for customer incentive programs in accordance with the provisions of Emerging Issue Task Force (EITF) Issue No. 01-09, “Accounting for Consideration Given from a Vendor to a Customer (Including a Reseller of the Vendor’s Products).” Such incentive programs include cash and volume discounts, price protection, promotional, cooperative and other advertising allowances. For those incentives that require the estimation of sales volumes or redemption rates, such as for volume rebates, the Company uses historical experience and internal and customer data to estimate the sales incentive at the time the revenue is recognized. In the event that the actual results of these items differ from the estimates, adjustment to the sales incentive accruals would be recorded.

Accounts Receivable

Trade receivables are presented on the balance sheet as outstanding principal adjusted for any charge offs. The Company maintains an allowance for doubtful receivables based primarily on historical loss experience. Additional amounts are provided through charges to income, as management feels necessary, after evaluation of receivables and current economic conditions. Amounts which are considered to be uncollectible are charged off and recoveries of amounts previously charged off are credited to the allowance upon recovery.

Inventory

Inventory is stated at the lower of cost (first-in, first-out method) or market and consists of goods held for resale and parts used for repair work. Reserves are recorded for slow-moving, obsolete, nonsaleable or unusable items based upon a product-level review, in order to reflect inventory balances at their net realizable value. Inventory reserve balances at December 31, 2006 and 2005 were approximately $2,541,000 and $1,300,000, respectively.

Long-Lived Assets

The Company adopted the provisions of FASB Statement No. 144, “Accounting for the Impairment or Disposal of Long Lived Assets “ effective January 1, 2005.  When impairment indicators are present, the Company reviews the carrying value of its assets in determining the ultimate recoverability of their unamortized values using analyses of future undiscounted cash flows expected to be generated by the assets.  If such assets are considered impaired, the impairment recognized is measured by the amount by which the carrying amount of the asset exceeded its fair value.  Assets to be disposed of are reported at the lower of the carrying amount or fair value, less cost to sell.

Goodwill and Intangible Assets

The Company adopted the provisions of FASB Statement No. 142, “Goodwill and Other Intangible Assets,” (SFAS 142) effective January 1, 2005. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment using the guidance for measuring impairment set forth in this statement.

During the year ended December 31, 2006, management concluded that the Rapor product line no longer fit the Company’s existing distribution channels and market strategy and, accordingly, recorded impairment costs of approximately $977,000 resulting from the write-off of goodwill of approximately $544,000, and the write-off of the remaining net book value of the trademark and technology associated with Rapor products totaling approximately $433,000, as prescribed under SFAS 142. No such impairment expense was recorded for the years ending December 31, 2005 and 2004.

Property and Equipment

Property and equipment is stated at cost net of depreciation and amortization. Depreciation and amortization are provided for on the straight-line method over the estimated useful lives of the respective assets. Maintenance and repairs are charged to expense as incurred; major renewals and betterments are capitalized. When assets are fully depreciated, or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and any gain or loss on disposition is credited or charged to income.

Shipping and Handling Costs

Shipping and handling costs related to product sales and fulfillment are expensed as incurred and included in cost of goods sold. Shipping and handling costs related to purchases are included in the cost of inventory, and charged to cost of goods sold when sold to customers.

Advertising

Advertising costs are expensed as incurred. Certain advertising costs, which included various promotional incentives and trade show participation, for the years ended December 31, 2006, 2005 and 2004 were reimbursed by Samsung in the form of marketing incentives and partial reimbursement for trade show participation. Advertising costs during the years ended December 31, 2006, 2005 and 2004 were $815,000, $1,495,000 and $893,000, respectively.

Income Taxes

Income taxes consist of taxes currently payable plus deferred taxes related primarily to differences between the basis of property and equipment, inventory, and accounts receivable for financial and income tax reporting. Deferred taxes represent the future tax return consequences of those differences, which will be taxable or deductible when the assets and liabilities are recovered or settled.

Deferred tax liabilities and assets are classified as current or noncurrent based on the classification of the related asset or liability for financial reporting, or according to the expected reversal date of temporary differences not related to an asset or liability for financial reporting. Also, a valuation allowance is used, if necessary, to reduce deferred tax assets by the amount of any tax benefits that are not expected to be realized in the future based on available evidence.

Income tax expense for the years ended December 31, 2006 and 2005 primarily relate to state and local franchise taxes that are due to various states and municipalities in which the Company is licensed and transacts business.

Stock-Based Compensation

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards 123R, “Share-Based Payment” (“SFAS 123R”). This statement requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. This statement establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair-value based measurement method in accounting for share-based payment transactions with employees except for equity instruments held by employee share ownership plans. Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS 123R, using the modified prospective method. Under this method, the provisions of SFAS 123R apply to all awards granted or modified after the date of adoption and all previously granted awards not yet vested as of the date of adoption. Prior periods have not been restated.

Prior to the January 1, 2006 adoption of SFAS 123R, the Company accounted for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25 (“APB 25”), “Accounting for Stock Issued to Employees” and related interpretations. Accordingly, no compensation expense had been recognized for stock options since all options granted had an exercise price equal to the market price on the date of grant. As permitted by SFAS 123, “Accounting for Stock-Based Compensation,” stock-based compensation was included as a pro forma disclosure in the notes to the consolidated financial statements.

The following table illustrates the effect on operating results and per share information had the Company accounted for share-based compensation in accordance with SFAS 123 for the years ended December 31, 2005 and 2004:

	2005	2004
	($ in thousands except per share amounts) ($ in thousands
Net Income (Loss), as reported	$(13,020)	$(7,178)
Stock-based employee compensation expense, net of related tax effects	(188)	(104)

Net Income (Loss), pro forma	$(13,208)	$(7,282)

Net income (loss) per share:
Basic as Reported	$(12.99)	$(11.91)
Basic pro forma	$(13.17)	$(12.08)
Diluted as reported	$(12.99)	$(11.91)
Diluted pro forma	$(13.17)	$(12.08)

The weighted average fair value of options granted during 2006, 2005 and 2004 was $0.09, $1.75 and $2.94, respectively. The fair value of each option on the date of grant was estimated using the Black-Scholes option pricing model with the following weighted average assumptions:

	2005	2004
Risk free rate of return	3.5%	3.5%
Option lives in years	3.0	3.0
Annual volatility of stock price	74%	74%
Dividend yield	—%	—%

Net Income (Loss) Per Share

Statement of Financial Accounting Standards (SFAS) No. 128 "Earnings Per Share" requires presentation of basic earnings per share (“Basic EPS”) and diluted earnings per share (“Diluted EPS”). Basic earnings (loss) per share is computed by dividing income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share gives effect to all dilutive potential common shares outstanding during the period. These potentially dilutive securities are not included in the calculation of loss per share for the years ended December 31, 2006, 2005 and 2004 because the company incurred a loss during such periods and thus their effect would have been anti-dilutive. Accordingly, basic and diluted loss per share is the same for years ended December 31, 2006, 2005 and 2004. At December 31, 2006, 2005 and 2004 potentially dilutive securities consisted of outstanding warrants and stock options to acquire an aggregate of 7,508,519, 251,161 and 237,411 shares, respectively.

Credit Risk Concentration

At December 31, 2006, 2005 and 2004, three customers accounted for $17.7 million (40%), $17.3 million (42%) and $16.8 million (47%), respectively, of the Company’s continuing sales, and these customers’ receivable balances for the years ended December 31, 2006, 2005 and 2004 totaled approximately $4,663,000 (50%), $3,982,000 (39%) and $4,861,000 (46%), respectively, of accounts receivable.

International sales accounted for approximately 38%, 33% and 22% of the Company's sales during the years ended December 31, 2006, 2005 and 2004, respectively. Geographically, Mexico has become one of our major growth areas. During the year ended December 31, 2006, Mexico accounted for 10.4% of our total sales.

The Company performs ongoing credit evaluations of its customers and generally requires no collateral from them.

Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

•	Cash, accounts receivable, accounts payable and accrued expenses - The carrying amount approximates fair value because of the short maturity of those instruments.

•
Notes payable and capitalized lease obligations - Based on the borrowing rates currently available to the Corporation for bank loans with similar terms and average maturities, the fair value of long-term debt approximates the carrying value shown on our balance sheet.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include those that relate to the valuation of inventory, accounts receivable, certain accruals and liabilities and the useful lives of property and equipment.

Recent Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FIN 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109," which seeks to reduce the diversity in practice associated with the accounting and reporting for uncertainty in income tax positions. This Interpretation prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in an income tax return. FIN 48 presents a two-step process for evaluating a tax position. The first step is to determine whether it is more-likely-than-not that a tax position will be sustained upon examination, based on the technical merits of the position. The second step is to measure the benefit to be recorded from tax positions that meet the more-likely-than-not recognition threshold, by determining the largest amount of tax benefit that is greater than 50 percent likely of being realized upon ultimate settlement, and recognizing that amount in the financial statements. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company does not believe the adoption of FIN 48 will have a material on its consolidated results of operations, financial position, or cash flows.

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements," which provides enhanced guidance for using fair value to measure assets and liabilities. SFAS No. 157 provides a common definition of fair value and establishes a framework to make the measurement of fair value in generally accepted accounting principles more consistent and comparable. SFAS No. 157 also requires expanded disclosures to provide information about the extent to which fair value is used to measure assets and liabilities, the methods and assumptions used to measure fair value, and the effect of fair value measures on earnings. SFAS No. 157 is effective for financial statements issued in fiscal years beginning after November 15, 2007 and to interim periods within those fiscal years. The Company does not believe the adoption of SFAS No. 157 will have a material on its consolidated results of operations, financial position, or cash flows

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements". SAB No. 108 was issued in order to eliminate the diversity in practice surrounding how public companies quantify financial statement misstatements. SAB No. 108 requires that registrants quantify errors using both a balance sheet (iron curtain) approach and an income statement (rollover) approach then evaluate whether either approach results in a misstated amount that, when all relevant quantitative and qualitative factors are considered, is material. SAB No. 108 is effective for fiscal years ending after November 15, 2006. The Company has adopted the bulletin during 2006. The adoption did not have a material effect on its consolidated results of operations, financial position, or cash flows.

NOTE 2 ~ ACCOUNTS RECEIVABLE

Accounts receivable, net, at December 31, 2006 and 2005 consists of trade receivables from customers, less allowances for doubtful accounts, estimated future returns and customer rebates and credits.

The Company maintains an allowance for doubtful accounts receivables based primarily on historical loss experience. Additional amounts are provided through charges to income, as management feels necessary, after evaluation of receivables and current economic conditions. Amounts which are considered to be uncollectible are charged off and recoveries of amounts previously charged off are credited to the allowance upon recovery.

Allowance for doubtful accounts activity during the years ended December 31, 2006 and 2005 was as follows:

	2006	2005

Beginning balance	$317	$250
Bad debt provisions	817	186
Account write-offs	(635)	(119)
Recoveries	59	-
Ending Balance	$558	$317

NOTE 3 ~ PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2006 and 2005 consists of the following:

	Useful Lives in Years	2006	2005

Furniture and fixtures	5-7	$483	$517
Office and warehouse equipment	2-7	201	245
Leasehold improvements	2-7	168	163
Computer equipment and software	3-5	676	662
Demo and sample equipment	1-2	-	970
		1,528	2,557
Accumulated Depreciation		(1,144)	(970)
		$384	$748

NOTE 4 ~ LAURUS CREDIT FACILITY

On May 27, 2004, the Company closed a $15 million convertible debt financing with Laurus under which the Company was provided with a $5 million term loan and a $10 million revolving credit facility. At closing, the Company borrowed $5 million under the term loan and $10 million under the revolving credit facility, and used $10,016,000 of the proceeds to repay in full the indebtedness outstanding under the prior revolving credit agreement with Comerica Bank. Additional proceeds of the financing were used to increase working capital, pay closing fees to Laurus in the aggregate amount of $617,500, and pay a finder's fee in the amount of $800,000. As part of the transaction, Laurus was also issued a seven-year warrant to purchase 18,800 shares of Common Stock at a price of $175 per share The Company also issued a similar warrant to purchase 1,880 shares of Common Stock to the finder. These warrants were valued at $112,000 using a Black-Scholes pricing model. The assumptions used in the model were (i) risk free interest rate of 6%, (ii) expected life of 7 years, (iii) expected volatility of 70% and (iv) no anticipated dividends. Borrowings under the Laurus financing are secured by all assets of the Company. At December 31, 2006, $1.9 million in principal was outstanding under the Term Loan and $6.4 million in principal was outstanding under the revolving credit facility. The agreements with Laurus prohibit the payment of dividends on the Company’s Common Stock, and contain other customary affirmative and negative covenants.

The loan documents with Laurus required the Company’s Common Stock to be quoted on the NASD Over the Counter Bulletin Board by July 27, 2004, which date was extended to September 27, 2004 and further extended to December 31, 2004. In consideration for extending the deadlines, the Company issued Laurus additional seven-year warrants to purchase an aggregate of 8,000 shares of Common Stock at a price of $175 per share. The fair value of these warrants at date of issue was determined to be approximately $20,000 using a Black-Scholes pricing model, and were charged to expense during the year ended December 31, 2004. The assumptions used in the model were (i) risk free interest rate of 6%, (ii) expected life of 7 years, (iii) expected volatility of 70% and (iv) no anticipated dividends. The Company’s Common Stock began being quoted on the NASD Over the Counter Bulletin Board on December 13, 2004.

The term loan is evidenced by a Secured Convertible Term Note (“Term Note”) and bears interest at a rate per annum equal to the prime rate (as reported in the Wall Street Journal), plus two percent, subject to a floor of six percent. Interest on the term loan is payable monthly.

Prior to the October 2006 amendment described below, the interest rate under the Term Note was subject to downward adjustment at the end of each month so that if at the end of the applicable month the Company had registered the shares of Common Stock underlying the Term Note with the SEC, interest payable on the Term Note would be adjusted downward by 200 basis points (two percent) for each incremental 25 percent increase in the market price of the Common Stock, at the end of the month, in excess of the conversion price under the Term Note.

Amounts outstanding under the Term Note were initially convertible into Common Stock at Laurus's option at a conversion price initially equal to $135.00 per share. As the market price of the stock at the date of the modification was significantly below the conversion price, there was no financial statement impact of the modification of the conversion price. In December 2004 the conversion price was reduced to $95.50 under the terms of the anti-dilution feature of the Term Note. In addition, subject to (i) having an effective registration statement with respect to the shares of Common Stock underlying the Term Note, and (ii) limitations based on trading volume of the Common Stock, originally scheduled principal and interest payments under the Term Note were made in shares of Common Stock valued at the conversion price. In addition, prepayments under the Term Note were subject to a premium in the amount of 20% of the principal being prepaid.

Borrowings under the revolving credit facility bear interest at a rate per annum equal to the prime rate plus two percent. In addition, prior to the October 2006 amendment described below, the interest rate under the revolving credit facility was previously subject to downward adjustment at the end of each month in the same manner as provided for under the Term Note. The revolving credit facility terminates, and borrowings thereunder become due, on December 31, 2007.

Amounts outstanding under the revolving credit facility were initially convertible to Common Stock at Laurus's option at a conversion price initially equal to $169.00 per share. In December 2004 the conversion price was reduced to $111.00 under the terms of the anti-dilution feature of the facility. As the market price of the stock at the date of the modification was significantly below the conversion price, there was no financial statement impact of the modification of the conversion price. To the extent the Company repays loans outstanding under the revolving credit facility and/or Laurus converts loans under the revolving credit facility into Common Stock, the Company could reborrow or make additional borrowings under the revolving credit facility, provided that aggregate loans outstanding under the revolving credit facility at any time may not exceed the lesser of $10 million or a borrowing base equal to the sum of 83.7% of "eligible accounts" plus 60% of "eligible inventory" (with borrowings based on eligible inventory limited to $3.5 million). Eligible accounts are generally gross accounts receivable less foreign receivables and domestic receivables over 90 days from invoice date. Eligible inventory is substantially all finished goods inventory.

Pursuant to an amendment, dated as of May 26, 2006, between the Company and Laurus, (i) payments of principal due to Laurus for the months of June 2006 through December 2006 under the Term Note were reduced from $190,000 per month to $100,000 per month, (ii) the final payment of principal due to Laurus under the Term Note on May 27, 2007 was correspondingly increased from $435,000 to $1,065,000, and (iii) the exercise price of warrants previously issued to Laurus to purchase an aggregate of 26,800 shares of the Company’s Common Stock was reduced from $175.00 to $30.00. Pursuant to a further Amendment, dated as of June 22, 2006, the conversion price of $300,000 of principal under the Term Note was reduced to $7.50 from $95.50, and Laurus converted such amount of principal into 40,000 shares of the Company’s Common Stock. The principal so converted was applied to the payments of principal that would otherwise have been due under the Term Note for the months of July, August and September 2006. As a result of the reduction in the exercise price of the warrants, the Company recorded an interest charge of approximately $76,000 in the second quarter of 2006. In addition, the Company also recorded a charge of approximately $20,000 from the reduction of the conversion price of $300,000 of convertible term debt principal in June 2006.

On October 4, 2006, in connection with the private placement referred to in Note 8, the Company entered into an Omnibus Amendment and Consent with Laurus, pursuant to which Laurus consented to the issuance of the Convertible Notes in the private placement. In addition, Laurus agreed to further amendments to the Company’s revolving credit facility and term loan agreements under which (i) the ability of Laurus to convert the Company’s revolving credit facility and term loan into Common Stock was eliminated; (ii) the maturity date of both the revolving credit facility and Term Note was extended from May 24, 2007 until December 31, 2007; (iii) prepayment penalties with respect to both the revolving credit facility and Term Note were eliminated; and (iv) monthly principal payments of $152,000 are due under the Term Note for the months of January 2007 through November 2007, with the final payment in December 2007 of $252,000.

Accordingly, after giving effect to the amendments above, the remaining amortizing payments of principal on the Term Note are $152,083 per month January 2007 through November 2007 and a final payment of $252,083 on December 2007.

NOTE 5 ~ LOAN ORIGINATION FEES

The Company incurred and capitalized origination and finders fees associated with the Laurus credit facility of approximately $1.8 million. These fees are amortized into interest expense using the effective interest method over the initial term of the loan of three years. Included in the capitalized origination fees is compensation of approximately $112,000 relating to the issuance of warrants to purchase 20,680 shares of the Company’s Common Stock. These fees will be fully amortized in May 2007.

As noted in Note 8, in conjunction with its private placement transaction in October 2006 the Company recorded loan origination fees of approximately $47,000 to reflect the fair value of a warrant to purchase 1,875,000 shares of Common Stock issued to a shareholder for consulting services in connection with the private placement transaction. These non-cash expenses were initially amortized into interest expense using the effective interest method over the term of the underlying subordinated convertible notes of three years. In November 2006, the private placement investors exercised the conversion feature of the subordinated convertible notes, at which time the remaining unamortized balance of the related loan origination fees were immediately charged to income.

NOTE 6 ~ CAPITALIZED LEASES

The Company has entered into separate capital lease obligations in conjunction with the acquisition of warehouse racking and office furniture. These assets have original capitalized values of $519,000, and have payment terms ranging from 48 to 60 months.

Future minimum lease payments under noncancelable capital lease obligations at December 31, 2006 were as follows:

2007	$83
2008	53
2009	12
Total payments	148
Less amounts relating to interest	8
Total capital lease obligations	140
Less current portion	77
Capital lease obligations, noncurrent	$63

NOTE 7 ~ INCOME TAXES

The Company’s provision for income taxes consists of the following:

	2006	2005	2004

Current
Federal	$-	$-	$(647)
State	14	83	22
	14	83	(625)

Deferred
Federal	-	-	212
State	-	-	-
	-	-	212
Total	$14	$83	$(413)

The 2004 provision includes a benefit of $1.1 million relating to continuing operations, which is partially offset by $695,000 expense charge relating to discontinued operations.

Deferred taxes are provided for the differences in the tax and accounting basis of assets and liabilities as follows ($ in thousands):

	2006	2005
Current deferred taxes
Accounts receivable allowances	$546	$352
Other	0	28
Inventory reserve	864	979
Uniform capitalization of inventory costs	74	98
Net operating loss carry-forward	7,943	5,169
	9,427	6,626
Noncurrent deferred tax liabilities
Property and equipment	(121)	(84)
Non Cash compensation	46	33
	(75)	(51)
Less: Deferred tax valuation allowance	(9,352)	6,575
Net	$-	$-

The Company's effective tax rate differs from the expected federal income tax rate as follows ($ in thousands):

	2006	2005	2004

Income tax at statutory rates (34%)	$(5,612)	$(4,397)	$(2,581)
State income tax expense - net of federal benefit	14	55	15
Change in deferred tax valuation allowance	5,612	4,425	2,150
Other	-	-	3

Income tax (benefit) provision	$14	$83	$(413)

The Company records income taxes using the asset and liability approach, whereby deferred tax assets, net of valuation allowances, and liabilities are recorded for the future tax consequences of temporary differences between financial statement and tax bases of assets and liabilities and for the benefit of net operating loss carry forwards.

The Company has incurred significant operating losses over the past several fiscal years, which has generated net operating loss carry-forwards which may be available for future utilization. Internal Revenue Code Section 382 places a limitation on the utilization of Federal net operating loss and other credit carry-forwards when an ownership change, as defined by the tax law, occurs. Generally, this occurs when a greater than 50 percentage point change in ownership occurs. In October 2006, as a result of the completion of the Company’s private placement transaction, the investors in the private placement as a group became the beneficial owners of approximately 96% of the Company’s outstanding shares, after consideration of the conversion of convertible promissory notes issued to those investors in conjunction with the transaction. Accordingly, the actual utilization of net operating loss carry-forwards and other deferred tax assets for tax purposes may be limited annually under Code Section 382 to a percentage of the fair market value of the Company at the date of this ownership change. As a result, at December 31, 2006, the Company has a net operating loss carry-forward of approximately $27.5 million expiring 2025. A full valuation allowance has been provided against the deferred tax assets. The valuation allowance reflects management’s assessment of the uncertainty of the Company’s ability to utilize the deferred tax benefits in the future.

NOTE 8 ~ STOCKHOLDERS’ EQUITY

October 2006 Private Placement

On October 6, 2006, the Company completed a $5 million private placement (excluding closing costs of $100,000), consisting of 100 Units at a price of $50,000 per unit. Each Unit consisted of 25,000 shares of Common Stock and a 6% Subordinated Secured Convertible Promissory Note (“Convertible Notes”) in the principal amount of $45,000, convertible into 225,000 shares of Common Stock at a conversion price equal to $.20. As a result, the Company issued 2,500,000 shares of common stock for $400,000 (net of closing costs of $100,000) and Convertible Notes in the aggregate principle amount of $4,500,000 convertible into 22,500,000 shares of the Company’s common stock. The Company could repay the Convertible Notes at maturity through the issuance of common stock, so long as the market price of the common stock was no less than 150% of the conversion price at maturity. The Convertible Notes could not be converted into common stock until the Company could amend its certification of incorporation effecting a reverse stock split providing for a sufficient number of authorized shares of common stock to permit such conversion. On November 27, 2006, the Company effected a 50-for-1 reverse stock split of the Common Stock, and all of the Convertible Notes (including $40,463 of accrued interest) were converted to Common Stock.

The conversion price of the Convertible Notes was less than the market price of the Company’s common stock on the date of the issuance of the Convertible Notes. In accordance with EITF 98-5 the Company recognized a debt discount of $4.5 million associated with the beneficial conversion feature of the Convertible Notes. The entire debt discount was recognized by the Company on November 27, 2006, the date on which the Company’s 50-for-1 reverse split was effected and the Notes became ultimately convertible.

As part of the transaction, the Company agreed to issue warrants to purchase an aggregate of 1,875,000 shares of Common Stock at a price of $.20 per share to a consultant that became a director. As a result of this agreement, the Company recorded deferred loan origination fees equal to the fair value of the warrant totaling $46,875.

 Other Equity Transactions

During the year ended December 31, 2006, the Company issued 40,000 shares of common stock to directors valued at $52,000. The shares were valued at the market price at the date of issuance.

During the year ended December 31, 2006, the Company issued 15,000 shares of common stock to its former distributor to the retail channel upon achievement of a contractual sales milestone. The shares were valued at $157,500, the market price at the date of issuance.

During the year ended December 31, 2006, the Company issued 25,000 shares of common stock for services valued at $23,250. The shares were valued at the market price at the date of issuance.

NOTE 9 ~ SIGNIFICANT VENDOR AGREEMENT

The Company was party to a product distribution agreement with Samsung Electronics Co. Ltd. (“Samsung”) that gave the Company the exclusive right to sell Samsung products in the professional channel, as well as the exclusive right to sell Samsung products in the retail channel to a major national retailer. The exclusive right to sell Samsung products to the major national retailer expired on December 31, 2005. In January 2006 Samsung also terminated the remaining exclusivity associated with the professional market as a result of the Company’s failure to achieve minimum purchase requirements in accordance with the distribution agreement. In the first quarter of 2006, Company management elected to discontinue its retail business, and no longer sells Samsung retail products.

On October 2, 2006, the Company entered into a new Product Distribution Agreement (“Agreement”) with Samsung, under which the Company was granted the right to distribute Samsung’s complete line of professional video surveillance and security products in North, Central and South America (“Territory”) through December 31, 2010. Pursuant to the Agreement, Samsung has agreed to a limited non-compete in the Territory. The Agreement also provides for minimum annual purchase amounts of $21 million and $27 million for the years ending December 31, 2006 and 2007, respectively, and allows Samsung to terminate the Agreement at any time if the Company does not achieve the annual minimum purchase amounts, as well as upon the Company’s breach of any of its other obligations thereunder. For the year ended December 31, 2006, the Company exceeded its minimum purchasing commitment under the agreement. For the year ended December 31, 2006, we purchased approximately $21.3 million under the Distributorship Agreement with Samsung.

NOTE 10 ~ 401(K) PLAN

The Company has a 401(k) profit-sharing plan covering all of its eligible employees. The Plan provides for annual discretionary employer and employee contributions. For the years ended December 31, 2006, 2005 and 2004, no annual discretionary employer contributions were approved and funded.

NOTE 11 ~ COMMITMENTS & CONTINGENCIES

General

Sales to certain consumers of video surveillance and other security products may be subject to sales tax requirements and possible audits by state taxing authorities. The Company estimates its sales tax liability and includes that amount as an accrued obligation until paid.

The Company is also party to other disputes in the normal course of business. Management believes the ultimate resolution of such disputes will not have a material effect on the financial statements.

Lease and Rents

The Company leases warehouse and office space under an operating lease agreement which expires on September 30, 2009. Under the terms of the lease, the Company paid no rent for six months, and then pays monthly rent of $25,704 for the remainder of the sixty-six month lease. The Company records rent on a straight-line basis over the life of the lease and records the difference between amounts paid and expense recorded as a deferred lease liability.

The minimum annual rentals under the non-cancelable lease for the periods subsequent to December 31, 2006 are as follows ($ in thousands):

Years Ending December 31:	Amount

2007	$308
2008	308
2009	231
$847

Termination Agreement with Nazzareno E. Paciotti

On March 28, 2006, the Company and Nazzareno E. Paciotti, entered into a Mutual Separation Agreement whereby the parties mutually agreed to the termination of Mr. Paciotti’s employment with the Company and to his resignation as a director and officer of the Company and its subsidiaries. Under the terms of the Mutual Separation Agreement, Mr. Paciotti was entitled to receive severance payments equal to one year of his annual base salary of $300,000 payable over 12 months. In addition, under the separation agreement, Mr. Paciotti was entitled to continue to receive medical benefits through January 24, 2008. The Company also agreed that Mr. Paciotti’s options to purchase 12,500 shares of Common Stock would vest in full and be exercisable in full until December 31, 2006. Mr. Paciotti agreed to release the Company in full from any and all claims and to continue to be bound by the confidentiality and non-solicitation terms of his employment agreement.

In September 2006 the Company entered into an agreement with Mr. Paciotti whereby the Company paid Mr. Paciotti a one-time payment of $85,925 in satisfaction of all remaining obligations under the Mutual Separation Agreement, which resulted in total payments under the Mutual Separation Agreement to Mr. Paciotti of $206,112. .

Employment Agreements

The Company entered into an Employment Agreement, dated as of February 9, 2006, with Steven Walin, the Company’s Chief Executive Officer. The Employment Agreement is for a three-year term of employment which commenced March 6, 2006. Pursuant to the Employment Agreement, Mr. Walin received a $100,000 signing bonus and receives an annual base salary of $375,000.

Pursuant to his Employment Agreement, Mr. Walin was also paid a guaranteed bonus equal to 50% of his base salary ($140,625) for the first nine months of his service, and is entitled to receive an annual bonus of up to 50% of his base salary based on the achievement of annual performance targets approved of by the Company’s board of directors, for subsequent years.

In addition, pursuant to the Employment Agreement, in the event that Mr. Walin’s employment is terminated without “Cause” or by Mr. Walin for “Good Reason” (as such terms are defined in the Employment Agreement), Mr. Walin will be entitled to:

•	payment of all accrued but unpaid base salary, his signing bonus (to the extent then unpaid), and unpaid annual bonus with respect to any completed fiscal year;

•
payment of his base salary and continued medical benefits for 12 months; provided, that if such termination occurs after a “Change in Control” Mr. Walin will instead be entitled to a payment equal to 200% of his base salary and continued medical benefits for 24 months;

•	pro-rated bonus for the year in which the termination occurs, payable following such fiscal year to the extent he would have otherwise been entitled to such bonus; and

•
provided at least six months has expired since the last vesting of an option grant, a pro rata vesting of his option shares which are scheduled to vest on the next vesting date; provided, that if such termination occurs after a “Change in Control” or after the first anniversary of Mr. Walin’s employment, all of the unvested options will immediately vest.

If Mr. Walin’s employment is terminated as a result of his death or disability, the Company will pay him his accrued but unpaid base salary, unpaid signing bonus, and unpaid annual bonus with respect to any completed fiscal year, and a pro-rated portion of any bonus he would have otherwise been entitled for the fiscal year in which the termination occurs.

Mr. Walin is prohibited under the Employment Agreement from using or disclosing any of the Company’s proprietary information, competing with the Company, hiring any of the Company’s employees or consultants and soliciting any of the Company’s customers or suppliers to reduce or cease business with the Company.

In addition, the Company also entered into an Employment Agreement, dated as of March 28, 2006, with Joseph Restivo, the Company’s Chief Financial Officer. The Employment Agreement is for a three-year term and provides Mr. Restivo with an annual base salary of $200,000, and an annual bonus of up to 50% of his base salary based on the achievement of annual performance targets approved of by the Company’s board of directors.

In addition, pursuant to the Employment Agreement, in the event that Mr. Restivo’s employment is terminated without “Cause” or by Mr. Restivo for “Good Reason” (as such terms are defined in the Employment Agreement), Mr. Restivo will be entitled to:

•	payment of all accrued but unpaid base salary and unpaid annual bonus with respect to any completed fiscal year;

•
payment of his base salary and continued medical benefits for 12 months; provided, that if such termination occurs after a “Change in Control” Mr. Restivo will instead be entitled to a payment equal to 200% of his base salary and continued medical benefits for 24 months;

•	pro-rated bonus for the year in which the termination occurs, payable following such fiscal year to the extent he would have otherwise been entitled to such bonus; and

•
provided at least six months has expired since the last vesting of his option grant, a pro rata vesting of his option shares which are scheduled to vest on the next vesting date; provided, that if such termination occurs after a “Change in Control” or after the first anniversary of Mr. Restivo’s employment, all of the unvested options will immediately vest.

If Mr. Restivo’s employment is terminated as a result of his death or disability, the Company will pay him his accrued but unpaid base salary and unpaid annual bonus with respect to any completed fiscal year, and a pro-rated portion of any bonus he would have otherwise been entitled for the fiscal year in which the termination occurs.

Mr. Restivo is prohibited under the Employment Agreement from using or disclosing any of the Company’s proprietary information, competing with the Company, hiring any of the Company’s employees or consultants and soliciting any of our customers or suppliers to reduce or cease business with the Company.

On October 4, 2006, in connection with the private placement noted earlier, the Company entered into amendments to the employment agreements of both the Chief Executive Officer and Chief Financial Officer, by which the Company agreed to issue to each of the two officers an option to purchase 1,881,795 shares of the Company’s Common Stock at an exercise price of $.020 per share vesting over a three-year period, and have amended the definition of “Cause” for termination purposes under each of the employment agreements to include the Company’s incurrence of a net loss, as defined in the amendments, in the quarter ending June 30, 2007. The new options may not be exercised until such time as the Company has available for issuance a sufficient number of unissued shares of authorized Common Stock so as to permit such exercise. Pursuant to the amendments, the two officers agreed to forfeit all stock options previously granted to them under their employment agreements as well as the right to be issued additional stock options upon the closing of a private placement of the Company’s securities.

NOTE 12 ~ 2004 STOCK INCENTIVE PLAN

In February 2004, the Company adopted its 2004 Long-Term Stock Plan and reserved up to 118,798 shares of Common Stock for issuance thereunder. In June 2006 the shares available under this Plan increased from 118,798 to 200,000, and in October 2006 the shares available were increased under this Plan to 5,900,000.

In March 2006, the Company granted to the Chief Executive Officer and Chief Financial Officer options to purchase a total of 75,000 shares of Common Stock exercisable at $8.00 to $40.00 per share. These options were not granted under a plan. In October 2006, the Company entered into amendments to the employment agreements of both the Chief Executive Officer and Chief Financial Officer, by which the Company agreed to issue to each of the two officers an option to purchase 1,881,795 shares of the Company’s Common Stock at an exercise price of $.20 per share vesting over a three-year period. Under the terms of the amendment, the two officers agreed to forfeit options to purchase an aggregate of 75,000 shares of common stock previously issued to them. In addition, options to purchase an aggregate of 1,640,000 shares of common stock were made available for distribution to other key management members at an exercise price of $.20 per share vesting over a three-year period. Additionally, options to purchase an aggregate of 30,000 shares of common stock were granted to directors. The director options provided for an exercise price of $.20 per share over a 10 year life, and vests over a three-year period.

A summary of the status and activity of the Company’s stock options is presented below:

	Years Ended December 31:
	2006		2005		2004
	Shares	Weighted Ave Exercise Price	Shares	Weighted Ave Exercise Price	Shares	Weighted Ave Exercise Price

Outstanding at January 1:	84,435	$89.89	110,411	$80.97	482	$2,245.54
Granted	5,508,591	$0.56	28,350	$61.70	109,929	$71.48
Exercised	-	-	(39,500)	$16.00	-	-
Forfeited	(94,229)	$33.42	(14,826)	$166.43	-	-
Outstanding at December 31:	5,498,797	$1.37	84,435	$89.89	110,411	$80.97

Options Exercisable at December 31:	1,411,795	$3.80	29,786	$92.75	41,072	$76.54

The aggregate intrinsic values of outstanding and exercisable shares at December 31, 2006 were $0 and $0, respectively.

The weighted average fair value of options issued at date of grant using the fair value based method during 2006 is estimated at $0.09. The total intrinsic value of options exercised during 2006 was $0.

The following table summarizes information about stock options outstanding as of December 31, 2006:

Outstanding Options			Exercisable Options
Exercise Prices	Shares Outstanding at December 31, 2006	Weighted-average Remaining Contractual Life	Number Outstanding at December 31, 2006
$0.20	5,433,591	9.8 years	1,358,398
15.93	10,280	6.6 years	10,280
42.50	2,000	8.3 years	1,000
75.00	16,300	8.0 years	13,366
130.00	36,500	7.1 years	28,625
> $130.00	126	2.9 years	126
	5,498,797	9.8 years	1,411,795

There were no stock options exercised during the year ended December 31, 2006. The Company recognized compensation expense from the vesting of issued stock options of approximately $332,000 for the year ended December 31, 2006, and had estimated future compensation expense from these stock options of approximately $128,000 at December 31, 2006 which will be recognized over the remaining estimated weighted useful life of 34 months.

NOTE 13 ~ WARRANTS

A summary of the status and activity of the Company’s outstanding warrants is presented below:

	Years Ended December 31:
	2006		2005		2004
	Shares	Weighted Ave Exercise Price	Shares	Weighted Ave Exercise Price	Shares	Weighted Ave Exercise Price

Outstanding at January 1:	134,867	$88.07	136,193	$100.30	1,602	$1,291.05
Issued	1,875,000	$0.20	-	$-	134,592-	$86.13
Exercised	-	$-	-	$-	-	$-
Expired	144	$1,625.00	1,327	$1,343,61	-	$-
Outstanding at December 31:	2,009,723	$5.98	134,867	$88.07	136,193	$100.30

Summary of the Company’s outstanding warrants at December 31, 2006 and 2005 are as follows:

	December 31, 2006			December 31, 2005
Description	Shares	Approx. Remaining Term (Years)	Exercise Price	Shares

Laurus Master Fund	26,800	4.5	$30.00	26,800
Laurus finder’s fee	1,880	4.4	$175.00	1,880
ESI	60,000	4.8	$75.00	60,000
Rapor shareholders	27,079	4.9	$152.00	27,079
Oct. 2004 bridge financing	15,333	2.8	$75.00	15,333
Consultant	3,500	2.8	$175.00 - $ 250.00	-
Consulting fee paid to director	1,875,000	4.8	$0.20	-
Other	131	0.9	$390.00	275
	2,009,723			131,367

NOTE 14 ~ RELATED PARTY TRANSACTIONS

Settlement Agreement with William Teitelbaum

In October 2004 the Company entered into a Settlement Agreement and General Release with William A. Teitelbaum, a founder and principal stockholder of the GVI Security, Inc., under which Mr. Teitelbaum was issued 13,000 shares of common stock and Mr. Teitelbaum released the Company from claims with respect to a warrant he alleged had been issued to him by GVI Security, Inc. The value of the common stock issued under the agreement is recorded as an other operating expense of $156,000 for the year ended December 31, 2004. The Settlement Agreement required the Company to use a portion of the proceeds it would receive in a placement of its securities to repurchase up to $10 million of shares of common stock held by Mr. Teitelbaum at the purchase price of the securities sold in the placement. On January 4, 2005 the Company completed the purchase of 133,333 shares from William A. Teitelbaum for $10 million.

Termination Agreement with Thomas Wade

On October 19, 2004, the Company, GVI Security Inc. and Thomas Wade, at that time the beneficial holder of approximately 14% of Common Stock and the President of the Company’s subsidiary, entered into a Mutual Separation Agreement whereby the parties mutually agreed to the termination of Mr. Wade’s employment with the subsidiary. In accordance with Mr. Wade’s employment agreement, Mr. Wade received severance payments equal to one year of his annual base salary of $350,000. In addition, under the separation agreement, Mr. Wade was entitled to continue to receive a car allowance of $800 per month, an unconditional expense reimbursement of $1,200 per month, and medical benefits, for a period of one year. At December 31, 2004, approximately $281,000 for the remaining obligation was included in accrued expenses. The Company also agreed that Mr. Wade’s options to purchase 39,500 shares of the Company’s Common Stock would vest in full. There was no effect on earnings for this acceleration. Mr. Wade agreed to release the Company in full from any and all claims and to continue to be bound by all the terms of his employment agreement.

In the normal course of business, the Company previously conducted certain transactions with a company owned by William Teitelbaum, a principal stockholder. During the years ended December 31, 2005 and 2004, the Company made sales of $0 and $3,587, respectively, to this company. At December 31, 2005, no amounts were due from this company.

On March 31, 2004, the Company issued three subordinated convertible notes totaling $159,000. Each note bore interest at 10% per annum and was convertible into common stock at a price of $255.00 per share. The notes were paid in full with accumulated interest on June 29, 2004.

On October 29, 2004, in a private placement exempt from registration under the Securities Act, the Company sold 23 “Units” for an aggregate purchase price of $1,150,000, to a group of five purchasers, all of whom were affiliates of the Company. Each Unit consisted of $50,000 principal amount of 12% Subordinated Secured Promissory Notes, and the right to be issued warrants to purchase shares of common stock. The Notes were repaid in full in accordance with their terms in December 2004 upon the closing of the private placement. Warrants to purchase 15,333 shares of common stock were issued to these purchasers in December 2004 in accordance with the terms of the October 2004 private placement.

Joseph Rosetti, one of the Company’s directors, was a director of Rapor prior to the merger (See Note 1). Mr. Rosetti was also the direct holder of approximately 12% of Rapor’s outstanding common stock, and a principal partner in a partnership, established for the benefit of members of his family, that held approximately 7.5% of Rapor’s outstanding common stock. In accordance with the terms of the merger, as former stockholders of Rapor, Mr. Rosetti was issued 6,921 shares of common stock and warrants to purchase 2,716 shares of common stock, and the partnership was issued 4,180 shares of common stock and warrants to purchase 2,090 shares of common stock.

NOTE 15 ~ INVESTMENT IN DIGITAL HORIZONS SOLUTIONS, LLC (formerly Bio-AccessID, LLC)

On January 20, 2004, pursuant to a Membership Purchase Agreement by and among John Carter, Ronald DeBerry, GVI Security Solutions, Inc., and Digital Horizons Solutions, LLC (formerly Bio-AccessID, LLC) ("Digital Horizons"), the Company purchased a 5% membership interest in Bio-Access for $250,000. In December 2005 the Company determined the value of this investment had been significantly impaired and wrote down the carrying value to $50,000, recording a charge to other operating expenses of $200,000 for the year ended December 31, 2005. As part of the agreement, the Company had the right to acquire up to an additional 21% of Bio-Access over a three-year period after certain agreed-upon purchase goals have been attained for a purchase price of up to an additional $750,030.  As a result of the amount of the Company’s purchases from Digital Horizons, the Company’s option to acquire additional interest has decreased from 21% to 19%.

In June 2006, the Company sold its rights and interest in Digital Horizons for $50,000.

NOTE 16 ~ COMPANY RECAPITALIZATION

On February 16, 2004, the Board of Directors and Stockholders of the Company authorized new Series D and E Convertible Preferred Stock, each for par value of $.001 per share. On February 20, 2004, pursuant to an Agreement and Plan of Merger (the "Merger Agreement") dated as of February 19, 2004, by and among the Company (then “Thinking Tools, Inc.”), GVI Security, Inc., and GVI Security Acquisition Corp., a newly formed wholly-owned subsidiary of the Company, GVI Security, Inc. merged (the “Merger”) with GVI Security Acquisition Corp., becoming the Company's wholly-owned subsidiary, and the stockholders of GVI became stockholders of the Company as described below. For accounting purposes, because Thinking Tools, Inc. had become a shell company, the Merger was treated as a recapitalization of GVI Security, Inc.

In the Merger, the Company issued to the former stockholders of GVI an aggregate of 1,000,000 shares of the Series E Convertible Preferred Stock ("Series E Stock"). The shares of Series E Stock were convertible into an aggregate of 564,292 shares of the Company's common stock, constituting approximately 95.3% of the outstanding shares of the Company's common stock outstanding following the Merger, assuming the conversion of all other outstanding shares of the Company's preferred stock. The shares of Series E Stock were automatically converted into shares of the Company's common stock when the Company filed the Charter Amendment (defined below).

The two largest stockholders of GVI prior to the Merger were William Teitelbaum, who owned approximately 47.8% of GVI's common stock, and GVI Acquisition LLC ("Acquisition LLC"), which owned approximately 38.3% of GVI's common stock. Acquisition LLC is a California limited liability company, whose sole managers, Fred Knoll and David Weiner, were directors of the Company until December 31, 2004 and January 4, 2005, respectively. The sole members of Acquisition LLC are (i) a corporation which is wholly-owned by David Weiner, and (ii) Europa International, Inc. (“Europa”) an equity fund managed by Knoll Capital Management, L.P., of which Mr. Knoll is the principal.

In addition, pursuant to the Merger Agreement, certain employees and directors of GVI were issued options to purchase an aggregate of approximately 56,429 shares of the Company's common stock under the 2004 Long-Term Incentive Plan in exchange for the cancellation of options to purchase shares of GVI's common stock held by such persons prior to the Merger. All of these options have an exercise price of $15.93 per share.

Immediately prior to the Merger, and as a condition thereto, Europa exchanged a Convertible Demand Grid Note issued by the Company in the principal amount of $1,000,000, and all other indebtedness of the Company to Europa for 10,000 shares of the Series D Convertible Preferred Stock ("Series D Stock") of the Company, which shares were convertible into an aggregate of 23,760 shares of common stock. The shares of Series D Stock automatically converted into shares of the Company's common stock when the Company filed the Charter Amendment. Pursuant to its obligations under the Merger Agreement, following the Merger, the Company obtained the approval of its stockholders to (i) amend the Company's certificate of incorporation increasing the authorized shares of the Company's common stock to 75,000,000 and effecting a one-for-65 reverse stock split of the common stock so that the Company would have sufficient shares of unissued common stock to permit the conversion of all of the Series D Stock, Series E Stock and all other convertible securities of the Company (the "Charter Amendment"), (ii) the adoption of the Stock Option Plan, and (iii) the change of the Company’s name to GVI Security Solutions, Inc. The Company filed a Certificate of Amendment to its Certificate of Incorporation with the Secretary of State in Delaware giving effect to these amendments in April 2004, whereupon all outstanding shares of Series A Preferred Stock, Series D Preferred Stock and Series E Preferred Stock automatically converted into shares of the Company's common stock.

In addition, pursuant to amendments to the terms of the Series A Preferred Stock approved in January 2004, upon the filing of the Charter Amendment the outstanding shares of Series A Preferred Stock converted into an aggregate of 884 shares of the Company’s common stock.

NOTE 17 ~ QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

The tables below list the quarterly financial information for the years ended December 31, 2006 and 2005:

	QUARTERS ENDING:
	March 31	June 30	September 30	December 31:
DECEMBER 31, 2006:
Net sales	$11,696	$11,156	$10,067	$11,055
Gross Profit	2,534	2,441	591	1,017
Loss from continuing operations before income (loss) from discontinued operations	(1,547)	(2,198)	(3,570)	(a)(6,501)
(Loss) income from discontinued operations, net of taxes	(962)	(2,289)	576	-
Net income (loss)	$(2,509)	$(4,487)	$(2,994)	$(6,501)

Continuing operations	$(0.42)	$(0.59)	$(0.97)	$(1.76)
Discontinued operations	$(0.26)	$(0.62)	$0.16	$—
Net income (loss) per share (basic and diluted)	$(0.68)	$(1.21)	$(0.81)	$(1.76)

DECEMBER 31, 2005:
Net sales	$10,308	$9,900	$10,936	$9,638
Gross Profit	1,700	1,260	1,546	1,462
Loss from continuing operations before income (loss) from discontinued operations	(670)	(2,807)	(2,535)	(4,725)
Income (loss) from discontinued operations, net of taxes	1,180	(43)	(53)	(b)(3,367)
Net income (loss)	$510	$(2,850)	$(2,588)	$(8,092)

Continuing operations	$(1.07)	$(2.81)	$(2.53)	$(4.71)
Discontinued operations	$1.59	$(0.04)	$(0.05)	$(3.36)
Net income (loss) per share (basic and diluted)	$0.52	$(2.85)	$(2.58)	$(8.08)

(a)	The 2006 fourth quarter loss from continuing operations includes a $4.5 million charge to reflect the beneficial conversion feature discount from convertible notes issued in October 2006

(b)	The 2005 fourth quarter loss from discontinued operations includes write-off of retail inventory and other assets of approximately $2.9 million.

NOTE 18 ~ SUBSEQUENT EVENTS

January 2007 Private Placement

On January 22, 2007, the Company completed an additional private placement of 1,713,334 shares of Common Stock at a price of $0.60 per share for aggregate gross consideration of $1,028,000. The proceeds from the January private placement were used for working capital and general corporate purposes.

Director Stock Option Grants

On February 14, 2007, the Company granted to three directors options to purchase an aggregate of 100,000 shares of the Company’s common stock. These options provide for an exercise price of $.60 per share over a 10 year life. 25% of each director’s options vest immediately, with the remaining 75,000 options vesting ratably in 12 installments of 6,250 each on the first day of each fiscal quarter of the Corporation commencing April 1, 2007.

Wells Fargo Credit Facility

On November 20, 2007, the Company, through its wholly-owned subsidiary GVI Security, Inc., entered into a Credit and Security Agreement with Wells Fargo Bank, National Association under which the Company was provided with a $15 million revolving credit facility (the “Credit Facility”). On November 21, 2007, the Company borrowed approximately $10.3 million under the Credit Facility, using approximately $8.6 million of the proceeds to repay in full all of its outstanding indebtedness to Laurus Master Fund. In addition, the Company used $1.7 million of the initial loan proceeds to increase its working capital. Borrowings under the Credit Facility are secured by all of the Company’s assets. Upon closing, the Company paid Wells Fargo an origination fee of $37,500 and will pay Wells Fargo an annual fee equal to .25% of the average daily unused portion of the Facility.

Outstanding loans under the Credit Facility become due on November 20, 2010, and interest accrues on outstanding loans, at the Company’s option, at a per annum rate equal to the prime rate from time to time in effect plus .75% percent, or a LIBOR rate selected by the Company, plus 3.25%. In the event the Company achieves Net Income (as defined in the Credit Agreement), of $1,000,000 in the year ending December 31, 2008, the interest rate under the Credit Facility will be prospectively reduced by .50% per annum.

Aggregate loans (plus the face amount of letters of credit) outstanding under the Credit Facility at any time may not exceed the lesser of $15 million or a borrowing base equal to the sum of 85% of “Eligible Accounts” plus the lesser of (i) 60% of “Eligible Inventory” (valued at the lower of cost or market), (ii) 85% of the “Net Orderly Liquidation Value of Eligible Inventory,” and (iii) $8.5 million.

The Company will be required to pay a prepayment fee to Wells Fargo if the Credit Facility is terminated prior to maturity. Such fee ranges from $300,000 if the Credit Facility is terminated prior to November 20, 2008, to $37,500 if the Credit Facility is terminated after November 20, 2009 but prior to the maturity date.

The Credt Agreement requires the Company to comply with a number of affirmative, negative and financial covenants. Among other things, these covenants restrict the Company’s ability to pay dividends, require the Company to achieve minimum quarterly Net Income as set forth in the Credit Agreement, and require the Company to maintain a minimum Debt Service Coverage Ratio (as defined in the Credit Agreement) as of the last day of each quarter of not less than 1.25 to 1.0.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13 - Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses of the Company in connection with the offering described in this registration statement. None of these costs and expenses will be paid by any of the selling stockholders.

Securities and Exchange Commission Registration Fee	$815.45
Legal Fees and Expenses	$35,000
Accounting Fees and Expenses	$15,000
Other Expenses	$5,000

Total Costs and Expenses	$55,815.45

Item 14 - Indemnification of Directors and Officers.

Under our certificate of incorporation and bylaws, our directors and officers are entitled to be indemnified by us to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law. Additionally, under our certificate of incorporation and bylaws, our directors are not subject to personal liability to us or our stockholders for monetary damages resulting from a breach of fiduciary duty or failure to exercise any applicable standard of care, except that our directors may be subject to personal liability for monetary damages in circumstances involving:

•	a breach of the duty of loyalty;

•	acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends, stock purchases or redemptions under the Delaware General Corporation Law; or

•	transactions from which the director derives an improper personal benefit.

Item 15 - Recent Sales of Unregistered Securities.

On October 1, 2007, we issued a warrant to purchase 150,000 shares of Common Stock at a price of $.82 per share to Vanquish Capital Management, Inc. in consideration of financial advisory services. The issuance was exempt from registration under Section 4(2) of the Securities Act.

On April 1, 2007, we issued a warrant to purchase 100,000 shares of Common Stock at a price of $.60 per share to CCG Investor Relations in consideration of investor relations services. The issuance was exempt from registration under Section 4(2) of the Securities Act.

On January 22, 2007, we completed a private placement of 1,713,334 shares of Common Stock at a price of $0.60 per share for aggregate gross consideration of $1,028,000. The purchasers in the private placement consisted of a group of twelve “accredited investors”, including a director of ours who purchased 83,333 shares of Common Stock, and our Chief Executive Officer, who purchased 16,667 shares of Common Stock. The proceeds from the private placement will be used for working capital and general corporate purposes. Because the shares were sold directly by us to the purchasers in the placement, we did not pay any placement agent fees or commissions in connection with the private placement.

The purchasers in the private placement were provided with “piggy-back” registration rights with respect to the shares purchased by them. Pursuant to those rights, we have the discretion to determine the portion of the shares purchased by them that we will include in the next registration statement we file under the Securities Act.

The securities issued in the private placement were sold to persons reasonably believed to be accredited investors, without public solicitation or advertising, and the certificates evidencing the Common Stock issued in the private placement will be endorsed with appropriate restrictive legends. Accordingly, the sale of the securities in the private placement was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended and/or Rule 506 of Regulation D promulgated thereunder.

Pursuant to a consulting agreement dated November 8, 2006, we issued 25,000 shares of Common Stock (post 1-for-50 reverse split) to Protect-A-Life Inc., in consideration of investor relations services provided to us by Protect-A-Life Inc. The issuance was exempt from registration under Section 4(2) of the Securities Act.

Pursuant to an agreement dated October 20, 2006, we issued 100,000 shares of Common Stock (post 1-for-50 reverse split) to Wade Thomas in lieu of $20,000 of severance obligations owed to him. The issuance was exempt from registration under Section 4(2) of the Securities Act.

On October 6, 2006, we completed a $5 million private placement, consisting of 100 Units at a price of $50,000 per unit. Each Unit consisted of 1,250,000 shares of Common Stock (pre 1-for-50 reverse split) and a 6% Subordinated Secured Convertible Promissory Note in the principal amount of $45,000, convertible into 11,250,000 shares of Common Stock (pre 1-for-50 reverse split) at a conversion price equal to $.004. On November 27, 2006, we effected a 50-for-1 reverse stock split of the Common Stock, and all of the Convertible Notes (including approximately $40,460 of accrued interest) were converted into an aggregate of 22,702,314 shares of Common Stock (post 1-for-50 reverse split)

As part of the transaction, we agreed to issue a warrant to purchase 93,750,000 shares of Common Stock (1,875,000 after giving effect to the reverse split) at a price of $.004 per share ($.20 after giving effect to the split) to a consultant as a consulting fee.

The purchasers in the private placement consisted of a group of accredited investors led by GVI Investment Company, LLC, a Nevada limited liability company formed for the purpose of participating in the private placement. GVI Investment Company, LLC, which purchased $2.5 million of the Units is managed by David Weiner.

The securities issued in the October 2006 private placement were sold to persons reasonably believed to be accredited investors, without public solicitation or advertising, and the Convertible Notes and certificates evidencing the Common Stock issued in the private placement have been endorsed with appropriate restrictive legends. Accordingly, the sale of the securities in the private placement was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended and/or Rule 506 of Regulation D promulgated thereunder.

Pursuant to our Non-employee Directors Stock Plan adopted by our board of Directors in October 2005, we issued 400,000 shares of our Common Stock (pre 1-for-50 reverse split) to our non-employee directors as set forth in the table below. These issuances were exempt from registration under Section 4(2) of the Securities Act.

Date of Issuance	Number of Shares Issued to each Non-Employee Director	Total Number of Shares Issued to Non-Employee Directors
October 20, 2005	9,375	56,250
November 15, 2005	6,410	38,460
December 15, 2005	6,250	37,500
January 15, 2006	3,448	20,688
February 15, 2006	3,030	18,180
March 15, 2006	3,704	22,224
April 15, 2006	3,448	20,688
May 15, 2006	3,846	30,768
June 15, 2006	5,000	40,000
July 15, 2006	6,667	40,002
August 15, 2006	12,540	75,240

Under Employment Agreements we entered into in January 2006 and March 2006, respectively, with Steven Walin, our Chief Executive Officer, and Joseph Restivo, our Chief Financial Officer, we issued Mr. Walin an option to purchase 3,000,000 shares of our Common Stock, and Mr. Restivo an option to purchase 750,000 shares of our Common Stock (in each case, pre 1-for-50 reverse split), in transactions exempt from registration under Section 4(2) of the Securities Act. The terms of these options are described in the Prospectus under “Employment Contracts; Termination of Employment and Change-in-Control Arrangements.”

On July 21, 2005, in a transaction exempt from registration under Section 4(2) of the Securities Act, we issued to four employees and a consultant of to ours options to purchase an aggregate of 580,000 shares of Common Stock (pre 1-for-50 reverse split) at an exercise price of $.85 (the fair market value of our Common Stock on such date). None of these options have been exercised.

On December 27, 2004, we completed a private placement of approximately 22,620,000 shares of Common Stock (pre 1-for-50 reverse split) at a price of $1.50 per share, for aggregate gross consideration of $33.9 million. The transactions was exempt from registration under the Securities Act pursuant to Rule 506 of Regulation D promulgated thereunder. C.E. Unterberg, Towbin LLC acted as the financial advisor for the Company in the private placement and was paid a cash fee equal to seven percent of the gross proceeds from the private placement, plus its legal costs and expenses. Net cash proceeds were approximately $31.5 million, after compensation to the financial advisor and payment of the financial advisor’s expenses in the placement. The common stock issued in the private placement was sold to persons we reasonably believe are accredited investors, without public solicitation or advertising, and the certificates issued for the common stock issued in the private placement were endorsed with an appropriate restrictive legend. As a result of the closing of the private placement, we issued warrants to purchase an aggregate of 766,666 shares of Common Stock (pre 1-for-50 reverse split) at a price of $1.50 per share to the investors in the October 2004 bridge financing (as described below), in accordance with the Company’s obligations under such financing.

On December 1, 2004, in connection with a merger of Rapor Inc. with a wholly-owned subsidiary of ours, we issued to the former stockholders of Rapor, all of whom we reasonably believe to be accredited investors, 2,707,852 shares of Common Stock (pre 1-for-50 reverse split), and seven-year warrants to purchase an aggregate of 1,353,925 shares (pre 1-for-50 reverse split) at an exercise price of $3.04 per share, and issued 90,007 shares of Common Stock (pre 1-for-50 reverse split) to a former creditor of Rapor. The issuance were exempt from registration under the Securities Act pursuant to Rule 506 of Regulation D promulgated thereunder.

Item 16 - Exhibits.

The following exhibits are filed with this document:

Exhibit Number	Exhibit Title
2.1	Agreement and Plan of Merger, dated as of February 19, 2004, by and among Thinking Tools, Inc., GVI Security, Inc., and GVI Security Acquisition Corp. *

2.2	Agreement and Plan of Merger, dated as of June 30, 2004, by and among GVI Security Solutions, Inc., Rapor, Inc., and Rapor Acquisition Corp.####

3.1	Certificate of Incorporation and Amendments of GVI Security Solutions, Inc.**

3.2	Amended and Restated By-Laws of GVI Security Solutions, Inc. Inc. ****

4.1‡	2004 Long-Term Stock Incentive Plan #

4.2	Form of Subscription Agreement for Units purchased by investors in October 2004 Bridge Financing##

4.3	Form of Warrant issued to investors in October 2004 Bridge Financing##

4.4	Form of Warrant to purchase Common Stock issued to designees of W-Net, Inc. dated October __, 2006 ####

4.5	Registration Rights Agreement, dated May 27, 2004, by and between GVI Security Solutions, Inc. and Laurus Master Fund, Ltd. ##

4.6
Form of Subscription Agreement to purchase Common Stock in connection with the January 2007 Private Placement (Incorporated by reference to the exhibit to Registrant’s Current Report on Form 8-K, as filed with the SEC on June 23, 2007.)

5.1	Opinion of Cooley Godward Kronish LLP (previously filed)

10.1	Distributorship Agreement dated as of October 2, 2006 between GVI Security Inc. and Samsung Electronics Co., Ltd. ####

10.2‡
Executive Employment Agreement, dated as of January 24, 2005, by and between the Registrant and Nazzareno E. Paciotti (Incorporated by reference to the similarly described exhibit previously filed as an exhibit to Registration Statement on Form SB-2 (Registration No. 33-122314))

10.3‡	Consulting Agreement, dated as of February 17, 2004, by and between the Registrant and November Group, Ltd. #

10.4	Commercial Industrial Lease Agreement, effective as of April 1, 2004, between, CSHV Texas Industrial, L.P., as Landlord, and GVI Security, Inc., as Tenant ***
10.5‡	Employment Agreement, dated as of January 31, 2006, between GVI Security Solutions, Inc. and Steven E. Walin ###

10.6‡	Employment Agreement, dated as of March 28, 2006, between GVI Security Solutions, Inc. and Joseph Restivo. ****

10.7‡	Mutual Separation Agreement, dated as of March 28, 2006, between GVI Security Solutions, Inc. and Nazzareno Paciotti.****

10.8	Omnibus Amendment and Consent between GVI Security Solutions, Inc., and Laurus Master Fund Ltd. dated October 3, 2006####

10.9	Amended and Restated Securities Purchase Agreement, by and between GVI Security Solutions, Inc. and Laurus Master Fund, Ltd., dated May 27, 2004, and amended and restated as of October 4, 2006####

10.10	Amended and Restated Secured Term Note, made by GVI Security Solutions, Inc. to Laurus Master Fund, Ltd. dated May 27, 2004, and amended and restated as of October 4, 2006####

10.11	Common Stock Purchase Warrant, dated May 27, 2004, issued to Laurus Master Fund, Ltd. ##

10.12	Amended and Restated Security Agreement, by and between GVI Security Solutions, Inc. and Laurus Master Fund, Ltd., dated May 27, 2004, and amended and restated as of October 4, 2006####

10.13	Amended and Restated Secured Minimum Borrowing Note, made by GVI Security Solutions, Inc. to Laurus Master Fund, Ltd. dated May 27, 2004, and amended and restated as of October 4, 2006####

10.14	Amended and Restated Revolving Note, made by GVI Security Solutions, Inc. to Laurus Master Fund, Ltd. dated May 27, 2004, and amended and restated as of October 4, 2006####

10.15	Subsidiary Guarantee, dated May 27, 2004, by GVI Security, Inc. in favor of Laurus Master Fund, Ltd. #

10.16	Stock Pledge Agreement, dated May 27, 2004, by and among GVI Security Solutions, Inc. and Laurus Master Fund, Ltd. #

10.17‡	Amendment to Employment Agreement between GVI Security Solutions, Inc. and Steven Walin dated as of October 4, 2006####

10.18‡	Amendment to Employment Agreement between GVI Security Solutions, Inc. and Joseph Restivo dated as of October 4, 2006####

10.19
Amendment, dated as of June 22, 2006, between GVI Security Solutions, Inc. and Laurus Master Fund, Ltd. (Incorporated by reference to the similarly described exhibit previously filed as an exhibit to Registrant’s Current Report on Form 8-K, as filed with the SEC on June 22, 2006.)

10.20
Amendment, dated as of May 26, 2006, between GVI Security Solutions, Inc. and Laurus Master Fund, Ltd. (Incorporated by reference to the similarly described exhibit previously filed as an exhibit to Registrant’s Current Report on Form 8-K, as filed with the SEC on June 5, 2006.)

21	Subsidiaries of the Registrant (Incorporated by reference to the similarly described exhibit previously filed as an exhibit to Registration Statement on Form SB-2 (Registration No. 33-122314).

23.1	Consent of Cooley Godward Kronish LLP (included in Exhibit 5.1).

23.2	Consent of Weinberg & Company, P.A. (filed herewith).

23.3	Consent of Mercadien, P.C. (filed herewith).

*	Incorporated by reference to the similarly described exhibit previously filed as an exhibit to Registrant’s Current Report on Form 8-K, as filed with the SEC on February 27, 2004.

**	Incorporated by reference to the similarly described exhibit previously filed as an exhibit to Registrant’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2004, filed with the Securities and Exchange Commission on May 24, 2004.

***	Incorporated by reference to the similarly described exhibit previously filed as an exhibit to our Registration Statement on Form SB-2 (Registration No. 33-11321).

****	Incorporated by reference to the similarly described exhibit previously filed as an exhibit to Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2005, filed with the Securities and Exchange Commission on March 31, 2006.

#	Incorporated by reference to the similarly described exhibit previously filed as an exhibit to Registrant’s Current Report on Form 8-K, as filed with the SEC on June 7, 2004.

##	Incorporated by reference to the similarly described exhibit previously filed as an exhibit to Registrant’s Current Report on Form 8-K, as filed with the SEC on December 13, 2004.

###	Incorporated by reference to the similarly described exhibit previously filed as an exhibit to Registrant’s Current Report on Form 8-K, as filed with the SEC on January 21, 2006.

####	Incorporated by reference to the similarly described exhibit previously filed as an exhibit to Registrant’s Current Report on Form 8-K, as filed with the SEC on October 5, 2006.

‡	Indicates a management contract or compensatory plan or arrangement.

Item 17 - Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of the securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any additional or changed material information on the plan of distribution;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the end of the offering.

Insofar as indemnification arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Carrolton, State of Texas, on December 17, 2007.

GVI SECURITY SOLUTIONS, INC. (Registrant)

By:	/s/ Steven Walin
Steven Walin
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Steven Walin	Chief Executive Officer (Principal Executive	December 17, 2007
Steven Walin	Officer) and Director

/s/ Joseph Restivo	Chief Financial Officer (Principal Accounting	December 17, 2007
Joseph Restivo	and Financial Officer) and Director

/s/ David Weiner	Chairman of the Board of Directors	December 17, 2007
David Weiner

/s/ Craig Ellins	Director	December 17, 2007
Craig Ellins

/s/ Gary Freeman	Director	December 17, 2007
Gary Freeman

/s/ Moshe Zarmi	Director	December 17, 2007
Moshe Zarmi